                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-35955
PROSPECTUS

                               OFFER TO EXCHANGE
              9 5/8% SENIOR SECURED NOTES DUE 2007 FOR OUTSTANDING
                      9 5/8% SENIOR SECURED NOTES DUE 2007

                                       OF
KEYSTONE LOGO        KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                             ---------------------

                   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM
             NEW YORK CITY TIME ON MARCH 20, 1998, UNLESS EXTENDED.
                             ---------------------

      Keystone Consolidated Industries, Inc., a Delaware corporation (the "Company"), hereby offers to exchange (the "Exchange Offer") $100,000,000 in aggregate principal amount of its 9 5/8% Senior Secured Notes Due 2007 (the "Exchange Notes") for $100,000,000 in aggregate principal amount of its outstanding 9 5/8% Senior Secured Notes due 2007 that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Senior Notes" and, together with the Exchange Notes, the "Notes").

     The terms of the Exchange Notes are substantially similar (including principal amount, interest rate, maturity and ranking) to the terms of the Senior Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes (i) are freely transferable by holders thereof (except as provided below) and (ii) are issued without any covenant regarding their registration. The Exchange Notes will be, and the Senior Notes are, secured by a second priority lien on substantially all of the existing, and, subject to the terms of the Indenture (as defined), future assets of the Company and its Subsidiaries (as defined), including equipment acquired and improvements made pursuant to the Company's capital improvements plan. The lien on the fixed assets of the Company and its Subsidiaries will become a first priority lien upon the termination of the first priority lien in favor of the Master Trust (as defined) securing the Company's contingent pension contribution obligations of approximately $4.5 million, which decline in annual increments to $0 by January 1, 2001. The Senior Notes are, and the Exchange Notes will be, senior secured obligations of the Company ranking pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to any future subordinated indebtedness of the Company. As of September 30, 1997, the Company had approximately $101.5 million of senior indebtedness. Subject to certain restrictions, the Indenture permits the Company and its Subsidiaries to incur additional debt, including debt that may be secured. See "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." There will be no cash proceeds to the Company from the Exchange Offer. None of the Subsidiaries have guaranteed the Notes.

     The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Senior Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Senior Notes accrued after the issuance of the Exchange Notes.

     The Senior Notes were originally issued and sold on August 7, 1997 in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A and Regulation S of the Securities Act (the "Offering"). Accordingly, the Senior Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon its view of interpretations provided to third parties by the Staff (the "Staff") of the Securities and Exchange Commission (the "Commission"), the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act (an "Affiliate"), (ii) a broker-dealer who acquired Senior Notes directly from the Company or (iii) a broker-dealer who acquired Senior Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of business of such holders, and such holders are not engaged in, and do not intend to engage in, a distribution of such Exchange Notes. Each broker-dealer who acquired Senior Notes directly from the Company and is participating in the Exchange Offer must comply with the registration and prospectus delivery provisions of the Securities

Act. Broker-dealers who acquired Senior Notes as a result of market making or other trading activities may use this Prospectus, as supplemented or amended, in connection with resales of the Exchange Notes. The Company has agreed that, for a period of 120 days after this Registration Statement is declared effective by the Commission, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. Each broker-dealer who receives Exchange Notes pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal that is filed as an exhibit to the Registration Statement of which this Prospectus is a part (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     The Senior Notes and the Exchange Notes constitute new issues of securities with no established public trading market. Any Senior Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Senior Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Senior Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Senior Notes except under certain limited circumstances. See "Description of Notes -- Registration Rights." No assurance can be given as to the liquidity of the trading market for either the Senior Notes or the Exchange Notes.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered or accepted for exchange. The Exchange Offer will expire at 5:00 p.m., New York City time, on March 20, 1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, the Company will not extend the Expiration Date beyond April 20, 1998. The date of acceptance for exchange of the Senior Notes (the "Exchange Date") will be the first business day following the Expiration Date, upon surrender of the Senior Notes. Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.
                             ---------------------

     SEE "RISK FACTORS" ON PAGE 8 HEREOF FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               The date of this Prospectus is February 10, 1998.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent the Company's expectations or beliefs concerning future events that involve risks and uncertainties. All statements other than statements of historical facts included in this Prospectus, including, without limitation, the statements under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere herein are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under the heading "Risk Factors," beginning on page 8 of this Prospectus, and prospective investors are urged to consider carefully such factors.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the periodic reporting and other informational requirements of the Exchange Act of 1934. Periodic reports, proxy and information statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Company upon request. The Company's common stock is listed on the New York Stock Exchange. Periodic reports, proxy statements and other information filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, such material can also be obtained from the Commission's Website at http://www.sec.gov.

     The Company is required by the terms of the Indenture under which the Notes were issued to furnish the holders of the Notes with annual reports containing consolidated financial statements audited by its independent accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY

CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and (3) the Company's Current Reports on Form 8-K filed September 4, 1997 and January 16, 1998.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Exchange Offer made herein shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, FROM THE COMPANY. WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO KEYSTONE CONSOLIDATED INDUSTRIES, INC., THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, SUITE 1740, DALLAS, TEXAS 75240-2697 ATTENTION: SANDRA K. MYERS, CORPORATE SECRETARY (TELEPHONE 972-458-0028). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY MARCH 13, 1998.

                               TABLE OF CONTENTS

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
FORWARD LOOKING STATEMENTS..................................    i
AVAILABLE INFORMATION.......................................    i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............   ii
PROSPECTUS SUMMARY..........................................    1
  The Company...............................................    1
  The Exchange Offer........................................    3
  Terms of the Notes........................................    4
  Risk Factors..............................................    5
  Summary Financial Data....................................    6
RISK FACTORS................................................    8
  High Level of Indebtedness; Ability to Service
     Indebtedness...........................................    8
  Restrictive Covenants and Asset Encumbrances..............    8
  Security..................................................    9
  Cyclicality, Competition and Other Market Factors.........    9
  Substantial Employee Postretirement Obligations...........    9
  Environmental Matters.....................................   10
  Risks in Implementing Capital Improvements Plan...........   11
  Scrap Steel and Other Material Costs......................   11
  Operating Results and Liquidity...........................   12
  Liabilities Associated with DeSoto........................   12
  Plant Utilization and Capacity............................   12
  Labor Relations...........................................   12
  Control Person and Potential Conflicts of Interest........   12
  Absence of a Public Market................................   13
  Consequences of Failure to Exchange.......................   13
USE OF PROCEEDS.............................................   13
THE EXCHANGE OFFER..........................................   14
  Purpose of the Exchange Offer.............................   14
  Terms of the Exchange.....................................   14
  Expiration Date; Extensions; Termination; Amendments......   15
  How to Tender.............................................   16
  Terms and Conditions of the Letter of Transmittal.........   17
  Withdrawal Rights.........................................   18
  Acceptance of Senior Notes for Exchange; Delivery of
     Exchange Notes.........................................   18
  Conditions to the Exchange Offer..........................   19
  Exchange Agent............................................   19
  Solicitation of Tenders; Expenses.........................   19
  Appraisal Rights..........................................   20
  Federal Income Tax Consequences...........................   20
  Other.....................................................   20
CAPITALIZATION..............................................   21
SELECTED CONSOLIDATED FINANCIAL DATA........................   22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   24
BUSINESS....................................................   32
MANAGEMENT..................................................   42

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                                                              PAGE
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
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   47
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL
  OWNERS....................................................   49
DESCRIPTION OF REVOLVING CREDIT FACILITY AND RELATED
  MATTERS...................................................   51
DESCRIPTION OF NOTES........................................   53
  General...................................................   53
  Principal, Maturity and Interest..........................   54
  Optional Redemption.......................................   54
  Mandatory Redemption......................................   54
  Repurchase at the Option of Holders.......................   54
  Security..................................................   58
  Certain Bankruptcy Limitations............................   60
  Certain Covenants.........................................   60
  Events of Default and Remedies............................   66
  No Personal Liability of Directors, Officers, Employees
     and Stockholders.......................................   67
  Legal Defeasance and Covenant Defeasance..................   67
  Possession, Use and Release of Collateral.................   68
  Use of Trust Moneys.......................................   69
  Transfer and Exchange.....................................   69
  Amendment, Supplement and Waiver..........................   70
  Concerning the Trustee....................................   70
  Additional Information....................................   71
  Book-Entry, Delivery and Form.............................   71
  Registration Rights; Liquidated Damages...................   72
  Certain Definitions.......................................   73
PLAN OF DISTRIBUTION........................................   84
LEGAL MATTERS...............................................   84
EXPERTS.....................................................   85
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, of Keystone Consolidated Industries, Inc. (together with its subsidiaries, "Keystone" or the "Company") appearing elsewhere herein. Certain statements contained in this Prospectus under "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual future results or trends to differ materially from future results or trends expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under the heading "Risk Factors," beginning on page 8 of this Prospectus, and prospective investors are urged to consider carefully such factors.

                                  THE COMPANY

     The Company believes that it is a leading manufacturer of steel fabricated wire products, industrial wire and carbon steel rod for the agricultural, industrial, construction, original equipment manufacturer and retail consumer markets and that it is the second largest manufacturer of fabricated wire products and industrial wire in the United States based on tons produced (381,000 in 1996). The Company is vertically integrated, converting substantially all of its fabricated wire products and industrial wire from carbon steel rod produced in its steel mini-mill. During 1996, approximately 71% of the Company's net sales were generated from sales of fabricated wire products and industrial wire with the balance generated primarily from sales of rod not used in the Company's downstream operations. The Company's vertical integration allows it to benefit from the higher and more stable margins associated with fabricated wire products as compared to carbon steel rod, as well as from lower production costs of carbon steel rod as compared to wire fabricators which purchase rod in the open market. Moreover, management believes that Keystone's downstream fabricated wire products and industrial wire businesses better insulate it from the effects of rod imports and increases in domestic rod production capacity as compared to non-integrated rod producers. For the twelve months ended September 30, 1997, the Company had net sales of $355.8 million. See "Summary Financial Data."

     The Company's fabricated wire products, which comprised 48% of its 1996 net sales, include fencing, barbed wire, welded and woven hardware cloth and nails. These products are sold to agricultural, construction, industrial, consumer do-it-yourself and other end-user markets. The Company serves these markets through distributors, merchandisers and consumer do-it-yourself chains such as Home Depot U.S.A., Inc., Lowe's Companies, Inc. and McCoy's Building Supply Center. A significant proportion of these products are sold to agricultural, consumer do-it-yourself and other end-user markets which in management's opinion are typically less cyclical than many steel consuming end-use markets such as the automotive, construction, appliance and machinery manufacturing industries. Management believes the Company's ability to service these customers with a wide range of fabricated wire products through multiple production and distribution locations provides it a competitive advantage in accessing important channels to these rapidly growing and less cyclical markets. Approximately 75% of the Company's fabricated wire products net sales are generated by sales under the RED BRAND trademark, a widely recognized brand name in the agricultural and construction fencing marketplaces for more than 50 years.

     The Company also sells industrial wire, an intermediate product used in the manufacture of fabricated wire products, to third parties who are generally not in competition with the Company. The Company's industrial wire customers include manufacturers of nails, coat hangers, barbecue grills, air conditioners, tools, refrigerators and other appliances. In 1996, net sales of industrial wire accounted for 23% of Company net sales. The Company also sells into the open market carbon steel rod which it is not able to consume in its downstream fabricated wire products and industrial wire operations. In 1996, open market sales of rod accounted for 28% of Company net sales. Of these rod sales, approximately 11% were to Engineered Wire Products, Inc. ("EWP"), a fabricated wire products company with 1996 net sales of $24.5 million. Prior to December 23, 1997, Keystone owned a 20% equity interest in EWP and had rights under certain circumstances to acquire the remaining 80%. On December 23, 1997, Keystone purchased the 80% of EWP not already owned by the Company for a total of $11.2 million in cash, using available funds on hand, and the assumption of EWP's liabilities. See
"Business -- Products, Markets and Distribution."

     The Company's operating strategy is to enhance profitability by: (i) establishing a leading position as a supplier of choice among its fabricated wire products and industrial wire customers by offering a broad product line and by satisfying growing customer quality and service requirements; (ii) shifting its product mix towards higher margin, value-added fabricated wire products;
(iii) achieving manufacturing cost savings and production efficiencies through capital improvements and investment in new and upgraded wire and steel production equipment; and (iv) increasing vertical integration through internal growth and selective acquisitions of fabricated wire products manufacturing facilities.

     The Company has commenced a three year, $75 million capital improvements plan to upgrade certain of its plant and equipment and eliminate production capacity bottlenecks in order to reduce costs and improve production efficiency. The principal components of the Company's capital improvements plan include reconfiguring its electric arc furnace, replacing the caster and upgrading its wire and rod mills. The Company has recently hired a new operating management team with experience in implementing similar capital improvements. Upon the completion of these capital improvements in 1999, the Company expects to increase its annual steel casting production capacity to 800,000 tons from 655,000. Based upon expected levels of capacity utilization and current product mix, the Company currently expects to realize savings of approximately $15 million annually in manufacturing and production costs following completion of the capital improvements plan in 1999.

     Prior to September 1996, Keystone's cash flow available for capital investment was constrained due to large required annual contributions to the Company's underfunded defined benefit pension plans. The Company made pension contributions of $20.1 million, $18.7 million and $9.7 million in 1994, 1995, and 1996, respectively. Keystone's financial flexibility was further constrained by the uncertainty of future pension funding requirements. To address the constraints placed upon the Company by its pension plan obligations, the Company acquired DeSoto, Inc. ("DeSoto") in September 1996 for $29.3 million (plus the assumption, through a subsidiary, of DeSoto's liabilities) in a stock-for-stock merger transaction which included the concurrent merger of the Keystone defined benefit pension plans with and into the DeSoto defined benefit pension plan. DeSoto manufactures household cleaning products which generated 1996 pro forma revenues of $14.1 million; however, its principal asset was a pension plan that was overfunded for financial reporting purposes by approximately $91.2 million. As a result of the merger of the pension plans, the Company's resulting pension plan was overfunded for financial reporting purposes by $46.9 million at December 31, 1996. Management does not expect Keystone to be required to make contributions to its pension plan in 1997. Moreover, the Company's pension expense, which was $8.9 million, $8.7 million and $3.7 million in 1994, 1995, and 1996, respectively, will be a credit for financial reporting purposes of approximately $6.3 million in 1997. See "Risk Factors -- Substantial Employee Postretirement Obligations" and Note 7 to the Consolidated Financial Statements (as defined).

     The Company is the successor to Keystone Steel & Wire Company, which was founded in 1889. In 1981, Contran Corporation ("Contran") acquired an interest in the Company and subsequently acquired a majority of the Company's outstanding capital stock. Substantially all of the outstanding voting stock of Contran is held by trusts established for the benefit of the children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Contran beneficially owns approximately 45% of the Company. The Company may be deemed to be controlled by Contran and Mr. Simmons. The Company's principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697, and its telephone number at that address is (972) 458-0028.

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange up to
                             $100,000,000 aggregate principal amount of 9 5/8% Senior Secured Notes due 2007 (the "Exchange Notes"), which have been registered under the Securities Act, for up to $100,000,000 aggregate principal amount of outstanding 9 5/8% Senior Secured Notes due 2007 (the "Senior Notes"). Upon consummation of the Exchange Offer, the terms of the Exchange Notes will be substantially identical in all respects (including principal amount, interest rate, maturity and ranking) to the terms of the Senior Notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the Exchange Notes will be freely transferable by holders thereof except as provided herein (see "The Exchange Offer -- Terms of the Exchange" and
                             "-- Terms and Conditions of the Letter of Transmittal") and (ii) the Exchange Notes will be issued without any covenant regarding registration under the Securities Act. Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Senior Notes directly from the Company or (iii) broker-dealers who acquired Senior Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes.

Minimum Condition..........  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange.

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on March 20, 1998 unless extended by the Company in its sole discretion (the "Expiration Date"). Notwithstanding the foregoing, the Company will not extend the Expiration Date to beyond April 20, 1998.

Exchange Date..............  The first date of acceptance for exchange for the
                             Senior Notes will be the first business day following the Expiration Date.

Conditions to the Exchange
Offer......................  The obligation of the Company to consummate the
                             Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Conditions to the Exchange Offer." The Company reserves the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any such condition.

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to the
                             Expiration Date. Any Senior Notes not accepted for any reason will be returned without expense to the tendering holders thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Procedures for Tendering
Senior Notes...............  See "The Exchange Offer -- How to Tender."

Federal Income Tax
  Consequences.............  The exchange of Senior Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

Effect on Holders of Senior
  Notes....................  As a result of the making of this Exchange Offer, and upon acceptance for exchange of all validly tendered Senior Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Senior Notes and the Registration Rights Agreements (the "Registration Rights Agreements") dated as of August 7, 1997 among the Company and the Initial Purchasers and, accordingly, the holders of the Senior Notes will have no further registration or other rights under the Registration Rights Agreement, except under certain limited circumstances. See "Description of
                             Notes -- Registration Rights." Holders of the Senior Notes who do not tender their Senior Notes in the Exchange Offer will continue to hold such Senior Notes and will be entitled to all the rights and limitations applicable thereto under the indenture, dated as of August 7, 1997, among the Company and The Bank of New York, as Trustee (the "Trustee"), relating to the Senior Notes and Exchange Notes (the "Indenture"). All untendered, and tendered but unaccepted, Senior Notes will continue to be subject to the restrictions on transfer provided for in such Senior Notes and the Indenture. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Notes could be adversely affected. See "Risk
                             Factors -- Consequences of Failure to Exchange."

                               TERMS OF THE NOTES

Interest Payment Dates.....  February 1 and August 1 of each year, commencing
                             February 1, 1998.

Maturity...................  August 1, 2007

Sinking Fund Provisions....  None.

Optional Redemption........  The Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after August 1, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. In addition, prior to August 1, 2000, the Company may redeem up to 25% of the original aggregate principal amount of the Notes at a redemption price equal to 109 5/8% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net proceeds of one or more public offerings of Qualified Capital Stock (as defined); provided that at least $75.0 million in aggregate principal amount of the Notes remains outstanding immediately after such redemption. See "Description of Notes -- Optional Redemption."

Change of Control..........  In the event of a Change of Control (as defined), holders of the Notes will have the right to require the Company to purchase their Notes, in whole or in part, at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have sufficient funds available, or will be permitted by covenants contained in its then-existing credit agreements, to repurchase the Notes. In addition, a Change of Control constitutes an event of default under the Revolving Credit Facility, which may, under certain circumstances, constitute an Event of Default (as defined) under the Indenture. See "Description of Notes -- Events of Default and Remedies."

Asset Sale Proceeds........  The Company is obligated in certain instances to make an offer to repurchase the Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase with the net cash proceeds of certain asset sales. In the event of an Asset Sale, there can be no assurance that covenants contained in the Company's then-existing credit agreements will permit the Company to repurchase the Notes.

Security...................  The Company's obligations are secured by a second priority lien on substantially all of the existing and, subject to the terms of the Indenture, future fixed assets of the Company and its Subsidiaries, including equipment acquired and improvements made pursuant to the Company's capital improvements plan. The lien on the fixed assets of the Company and its Subsidiaries will become a first priority lien upon the termination of the first priority lien in favor of the Master Trust, for the benefit of the Company's defined benefit pension plan (the "Plan"), securing the Company's contingent pension contribution obligations of approximately $4.5 million, which decline in annual increments to $0 by January 1, 2001.

Ranking....................  The Notes are senior secured obligations of the
                             Company ranking pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to any future subordinated indebtedness of the Company. As of September 30, 1997, the Company had approximately $101.5 million of senior indebtedness. See "Capitalization" and "Description of Notes."

Certain Covenants..........  The Indenture contains covenants that, among other things, limit the ability of the Company and its Subsidiaries to: (i) incur additional indebtedness;
                             (ii) pay dividends or make certain other restricted payments; (iii) enter into transactions with affiliates; (iv) create certain liens; (v) engage in certain sale and leaseback transactions; (vi) make certain asset dispositions; (vii) impair security interests; and (viii) merge or consolidate with, or transfer all or substantially all of their assets to, another person. See "Description of Notes -- Certain Covenants."

                                  RISK FACTORS

     Holders of Notes should carefully consider the risk factors set forth under the caption "Risk Factors" beginning on page 8, which include factors relating to: (i) the Company's high level of indebtedness and ability to service indebtedness; (ii) restrictive covenants and asset encumbrances to which the Company is subject; (iii) the security for the Notes; (iv) cyclicality, competition and market factors affecting the Company; (v) the Company's substantial employee postretirement obligations; (vi) environmental matters relating to the Company; (vii) risks in implementing the Company's capital improvements plan; (viii) scrap steel and other material costs; (ix) the Company's operating results and liquidity; (x) liabilities associated with DeSoto; (xi) plant utilization and capacity; (xii) labor relations; (xiii) control person and potential conflicts of interest; (xiv) absence of a public market for the Notes; and (xv) consequences of failure to exchange.

                             SUMMARY FINANCIAL DATA

     The consolidated statement of operations data for each of the years in the five year period ended December 31, 1996 and the balance sheet data as of December 31 for each of the years in the five year period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company and the notes thereto (the "Consolidated Financial Statements"). This financial data set forth below should be read in conjunction with the Consolidated Financial Statements, the "Unaudited Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations data for the nine month periods ended September 30, 1996 and 1997 and the balance sheet data as of September 30, 1997 have been derived from the Company's unaudited consolidated financial statements covering such periods. Results for the interim periods are not necessarily indicative of results for a full year.

                                                                                                     NINE MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                             ----------------------------------------------------   -------------------
                                               1992       1993       1994       1995       1996       1996       1997
                                             --------   --------   --------   --------   --------   --------   --------
                                              (IN THOUSANDS, EXCEPT RATIOS AND PER TON AMOUNTS)

STATEMENT OF OPERATIONS DATA:
  Net sales................................  $316,251   $345,186   $364,435   $345,657   $331,175   $252,821   $277,427
  Gross profit.............................    37,443     32,521     36,982     32,748     34,026     20,615     29,946
  Operating income.........................    16,049     13,077     12,908     11,298     10,730      5,527     20,562
  Interest expense (credit)(1).............     3,036      6,575     (1,165)     3,385      3,741      2,677      5,119
  Income before income taxes...............     8,340      1,130     12,389      8,078      4,240        784     15,151
  Net income (loss)........................   (64,803)       749      7,561      4,887      2,584        465      9,670
OTHER FINANCIAL DATA:
  Cash contributions to defined benefit
    pension plans..........................  $ 19,933   $ 14,955   $ 20,069   $ 18,702   $  9,664   $  9,664   $     --
  Capital expenditures.....................     7,459      7,349     12,742     18,208     18,992     10,423     17,400
  Depreciation and amortization............    10,525     11,084     11,585     11,961     12,425     10,530      9,692

  Ratio of earnings to fixed charges(2)....      3.7x       1.2x         --       3.0x       1.9x       1.1x       3.6x
  Pro forma ratio of earnings to fixed
    charges(2).............................                                                    --         --       2.5x
OTHER OPERATING DATA:
  Product shipments (in tons):
    Fabricated wire products...............       262        257        267        242        222        172        181
    Industrial wire........................       121        149        168        164        159        122        132
    Carbon steel rod.......................       302        337        316        287        307        232        230
                                             --------   --------   --------   --------   --------   --------   --------
        Total..............................       685        743        751        693        688        526        543
                                             ========   ========   ========   ========   ========   ========   ========
  Average selling prices per ton:
    Fabricated wire products...............  $    681   $    685   $    690   $    707   $    716   $    722   $    712
    Industrial wire........................       456        455        479        492        478        478        476
    Carbon steel rod.......................       272        296        313        322        298        298        315
  Average total production cost per ton....       406        420        437        452        428        441        438
  Average scrap purchase cost per ton......        85        110        125        128        125        127        122

                                                             AS OF SEPTEMBER 30, 1997
                                                             ------------------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital(3)........................................         $ 67,439
  Property, plant and equipment, net........................           96,103
  Total assets..............................................          366,394
  Total debt................................................          101,477
  Redeemable preferred stock................................            3,500
  Stockholders' equity......................................           41,556

---------------

(1) During 1993, the Company accrued approximately $4.0 million for the estimated cost of interest as a result of an unfavorable U.S. Supreme Court decision related to the Company's 1983 and 1984 contributions of certain real property to its pension plans. In 1994, pursuant to the terms of an agreement with the Internal Revenue Service, the interest due was reduced to approximately $100,000 and, as such, the Company recorded a reduction of approximately $3.9 million in the previously accrued interest.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (excluding capitalized interest) and adjustments for undistributed equity in earnings. Fixed charges consist of interest expense and capitalized interest. The Company's fixed charges in 1994 amounted to a net credit of $1.0 million. On a pro forma basis, the Company's earnings were insufficient to cover total fixed charges in 1996 and the nine months ended September 30, 1996. The pro forma coverage deficiency in 1996 and the nine months ended September 30, 1996, was $2.3 million and $4.2 million, respectively.

(3) Working capital represents current assets minus current liabilities.

                                  RISK FACTORS

     Holders of the Senior Notes should carefully consider the risk factors set forth below, as well as the other information set forth in this Prospectus, in evaluating whether to tender their Senior Notes for the Exchange Notes offered hereby.

     HIGH LEVEL OF INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS. The Company is highly leveraged. At September 30, 1997, the aggregate total outstanding senior indebtedness of the Company was approximately $101.5 million. See "Capitalization." The Company expects its total debt service requirements through the end of 1999, including both principal and interest payments, will approximate $2.5 million per quarter or $10.0 million per year based on its level of indebtedness at September 30, 1997. In addition, the Revolving Credit Facility (as defined) provides, among other things, for the incurrence by Keystone of secured debt of up to $55 million, provided that such borrowings are subject to certain limitations set forth in the Indenture. See "Description of Revolving Credit Facility and Related Matters." The Company's ability to make scheduled payments of interest on, or to refinance, or pay when due the principal on the Notes and the Revolving Credit Facility depends on its future operating performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control.

     The obligations of the Company under the Revolving Credit Facility are collateralized by all of the assets of the Company and its Subsidiaries with the exception of their respective fixed assets. In the event of default under the Revolving Credit Facility, the lender thereunder would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, the lender under the Revolving Credit Facility will have prior claim on such assets of the Company and its Subsidiaries over other creditors, including the holders of the Notes. In addition, a Change of Control constitutes an event of default under the Revolving Credit Facility, which may, under certain circumstances, constitute an Event of Default under the Indenture. If the lender under the Revolving Credit Facility accelerates the maturity thereunder there can be no assurance that the Company and its Subsidiaries will have sufficient assets to satisfy its obligations under the Notes.

     The degree to which the Company is indebted could have significant consequences to the holders of the Notes, including: (i) the Company's increased vulnerability to adverse general economic and industry conditions; (ii) the Company's ability to obtain additional financing for future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be limited; (iii) the dedication of a substantial portion of the Company's cash flow from operations to the payment of interest on the Notes and principal of and interest on the borrowings under the Revolving Credit Facility, if any, and other Company indebtedness, thereby reducing the funds available for operations and future business opportunities; (iv) the Company's increased vulnerability to higher interest rates as a result of the fact that any borrowings under the Revolving Credit Facility will be at variable rates of interest; and (v) the Company may be at a competitive disadvantage because some of the Company's competitors are less leveraged, resulting in greater operational and financial flexibility. In addition, any indebtedness incurred in connection with the Revolving Credit Facility, which expires in December 1999 absent future renewals, will mature prior to the maturity of the Notes. See "Description of Revolving Credit Facility and Related Matters."

     RESTRICTIVE COVENANTS AND ASSET ENCUMBRANCES. The Revolving Credit Facility contains certain financial and other covenants, including covenants requiring the Company to maintain certain financial ratios and restricting the ability of the Company and its subsidiaries from incurring additional indebtedness or from creating or suffering to exist certain liens. The ability of the Company to comply with such provisions may be affected by events beyond its control, including, for example, an increase in the price of scrap steel and other materials used by the Company or a decrease in the demand for, or market price of, the Company's products. Should the Company be unable to comply with the financial or other restrictive covenants under the Revolving Credit Facility at any time in the future, there can be no assurance that the lender would agree to any necessary amendments or waivers. In such a case, the failure to obtain amendments or waivers could have a material adverse effect upon the Company and its ability to meet its obligations, including obligations with respect to the Notes. A failure to make any required payment under the Revolving Credit Facility or any other Company indebtedness or to comply with any of the financial and operating covenants included therein could result in an event of default thereunder, permitting the lender to accelerate the maturity of the indebtedness under the Revolving Credit Facility and to foreclose upon the lender's collateral, and, depending upon the action taken by such lender, delaying or precluding payment of principal of, premium, if any, or interest on the Notes. See "Description of Revolving Credit Facility and Related Matters." The Indenture also has certain covenants which, if not complied with, would result in an event of default thereunder, permitting the acceleration of the Notes. Any such event of default or acceleration of the Notes could also result in an event of default or acceleration of the Revolving Credit Facility or other indebtedness of the Company. See "Description of Notes -- Certain Covenants."

     SECURITY. The Company's obligations under the Notes are secured by a second priority lien on substantially all of the existing and, subject to the terms of the Indenture, future fixed assets of the Company and its Subsidiaries, including equipment acquired and improvements made pursuant to the Company's capital improvements plan. The lien on the fixed assets of the Company and its Subsidiaries will become a first priority lien upon the termination of the first priority lien in favor of the Master Trust, for the benefit of the Plan, securing the Company's contingent pension contribution obligations of approximately $4.5 million, which contingent liability will decline in annual increments to $0 by January 1, 2001. If and to the extent that the contingent liabilities secured by such prior lien become due, or if the Master Trust becomes entitled to exercise its lien, the Master Trust would have a prior claim upon the Collateral (as defined). See "-- Substantial Employee Postretirement Obligations."

     The net book value of the Collateral on September 30, 1997 was approximately $93.5 million. In addition, over the next three years, the Company expects to expend approximately $75 million on capital improvements. See "Business -- Capital Improvements." No appraisals of any of the Collateral have been prepared in connection with the Offering. There can be no assurance that the proceeds of the sale of any Collateral pursuant to the Indenture and the related Security Documents (as defined) following a declaration of acceleration of the Notes will be sufficient to satisfy payment of the then outstanding Notes. In addition, the ability of the holders of the Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy of the Company. See "Description of Notes -- Certain Bankruptcy Limitations."

     The Indenture permits the release of Collateral without substitution of collateral of equal value under certain circumstances. See "Description of Notes -- Possession, Use and Release of Collateral."

     CYCLICALITY, COMPETITION AND OTHER MARKET FACTORS. The steel and wire business and the markets served by the Company are highly cyclical and competitive and include both domestic and foreign competitors. The economic recession during the early 1990s significantly reduced industry profitability. Most domestic integrated steel producers suffered substantial losses as a result of the economic recession, high levels of steel imports, worldwide production overcapacity, a strong U.S. dollar and increased domestic and international competition. Worldwide overcapacity in the steel industry continues to exist and since the expiration of certain voluntary restraint agreements with certain foreign governments in 1992, imports of rod and certain wire products have increased. The Company believes that certain competitors may increase their rod production capacity in the next few years, which could adversely affect rod pricing generally and increase competition among rod manufacturers.

     Certain of the Company's competitors have significantly greater financial and other resources than the Company, which could affect the Company's ability to compete effectively. In addition, changes in currency exchange rates may result in increased competition from foreign manufacturers. Accordingly, any significant economic downturn in the domestic or worldwide economy, increase in steel imports, increase in production, increase in the strength of the U.S. dollar or increase in domestic or international competition would likely have an adverse effect on the results of operations and financial condition of the Company. See "Business -- Competition."

     SUBSTANTIAL EMPLOYEE POSTRETIREMENT OBLIGATIONS. The Company has substantial financial obligations related to its employee postretirement medical and life insurance benefits plans. Most employees of the Company and certain retired employees of currently owned, sold or discontinued businesses are currently entitled to certain postretirement medical and life insurance benefits. Statement of Financial Accounting Standards No. 106, "Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") requires accrual of estimated future retiree medical and life insurance benefits rather than recognition of costs as claims are paid. In accordance with SFAS 106, a liability has been established for the present value of the estimated future medical and life insurance benefit obligations based on various assumptions, such as the discount rate and the rate of increase of future health care costs. Changes in such assumptions or termination of the employee postretirement plans for medical and life insurance benefits could result in a material change in the Company's postretirement medical and life insurance benefit obligation and the associated expense ("OPEB expense"). As of September 30, 1997, the Company had an accumulated postretirement health care and life insurance benefit liability of $110.0 million. The OPEB expense for financial reporting purposes and cash payments for actual postretirement health care and life insurance claims were approximately $7.8 million and $7.5 million, respectively, during 1996. During the first nine months of 1997, OPEB expense and cash payments amounted to $6.2 million and $5.4 million respectively. As medical costs rise, the Company expects its employee postretirement cash payments to increase.

     The Company also maintains the Plan pursuant to which current and former employees of the Company and certain of the Company's predecessors are entitled to pension benefits. The Company's acquisition of DeSoto in September 1996 included the concurrent merger of the Company's three underfunded defined benefit pension plans with and into DeSoto's single overfunded defined benefit pension plan resulting in a plan that was overfunded for financial reporting purposes by $46.9 million at December 31, 1996. The Company will continue to be subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). As the actuarial assumptions under ERISA differ from those utilized by the Company for financial reporting purposes, the Company may be obligated in the future under ERISA to make further contributions to the Plan even though there is an overfunding for financial reporting purposes. Although the Company will not be obligated to make any payments to the Plan in 1997, future Plan funding obligations will be contingent upon various factors, including the performance of the Plan's investments and changes in the Company's actuarial assumptions, including the Plan participants' mortality rates, length of service and salary amount prior to retirement.

     At September 30, 1997, approximately 94% of the Plan assets were invested in a collective investment trust (the "Collective Trust") formed by Valhi, Inc. ("Valhi"), a majority owned subsidiary of Contran, to permit the collective investment by trusts which implement employee benefit plans maintained by Contran, Valhi and related companies, including the Company. The remainder of the Plan and the Collective Trust's assets at September 30, 1997 were invested in United States Treasury Notes, corporate bonds and notes, investment partnerships, time deposits, commercial paper, foreign currency, certain real estate leased by the Company, various mutual funds invested in bonds, equity and real estate, mortgages and other short-term investments. Harold C. Simmons is the sole trustee and the sole member of the Trust Investment Committee for the Collective Trust. See "Certain Relationships and Related Transactions" and Note 7 to the Consolidated Financial Statements.

     ENVIRONMENTAL MATTERS. The Company generates hazardous materials, wastewater and air emissions in the ordinary course of its business. The Company is subject to federal, state and local environmental laws and regulations governing, among other things, wastewater, air emissions, toxic use reduction and hazardous materials disposal. The Company is currently involved in a six phase closure of several inactive hazardous waste surface impoundments at its Peoria facility. The Company is also subject to federal and state "Superfund" and other legislation that impose cleanup and remediation liability upon present and former owners and operators of, and persons that generated hazardous waste deposited in, sites determined by federal and state regulators to contain hazardous waste. The Company has been notified by the United States Environmental Protection Agency ("EPA") that it is a potentially responsible party under the federal Superfund statute for the alleged release or threat of release of hazardous waste into the environment in several instances. Most of these instances involve the cleanup of landfills and disposal facilities which allegedly received hazardous waste generated by the Company, DeSoto or their respective predecessors. The Company incurred expenses associated with environmental matters of $6.1 million, $3.6 million and $6.7 million in 1994, 1995 and 1996, respectively and $1.1 million during the first nine months of 1997. At September 30, 1997, the Company's financial statements reflected total accrued liabilities of $17.4 million to cover estimated remediation costs arising from environmental issues relating to these matters. Although the Company has established an accrual for estimated future required environmental remediation, there is no assurance as to the ultimate cost of remedial measures that might eventually be required by environmental authorities or that additional environmental hazards, requiring additional remedial expenditures, might not be asserted by such authorities or private parties. Accordingly, the costs of remedial measures may exceed the amounts accrued.

     Environmental legislation and regulations and related administrative policies have changed rapidly and significantly in recent years. It is likely that the Company will be subject to increasingly stringent environmental standards in the future (including those under the Clean Air Act Amendments of 1990, the Clean Water Act Amendments of 1990, stormwater permit programs and toxic use reduction programs) and will be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis. Accordingly, the Company's actual future expenditures for installation of, and improvements to, environmental control facilities and other similar matters cannot be conclusively determined.

     The Company is subject to (and may in the future be subject to) legal proceedings brought by private parties or governmental agencies with respect to environmental matters. There is no assurance that expenditures or proceedings of the nature described above, or other expenditures or liabilities resulting from hazardous substances located on the Company's property or used or generated in the conduct of its business, or resulting from circumstances, actions, proceedings or claims relating to environmental matters, will not have a material adverse effect on the Company. See "Business -- Environmental Matters."

     RISKS IN IMPLEMENTING CAPITAL IMPROVEMENTS PLAN. A key element of the Company's business strategy is to achieve cost savings and production efficiencies through major capital improvements. Timely completion of the several components of the capital improvements plan are subject to a number of uncertainties, including the need to complete the engineering, design and construction of the improvements and the task of bringing the new production facilities up to production capacity while minimizing production interruptions. There is no assurance that the Company will not experience delays and difficulties with respect to such efforts, which may include construction delays, production interruptions and the diversion of resources from the Company's other operations. Furthermore, there can be no assurance that the capital improvements plan will be completed within the time frames or for the amounts budgeted therefor. The failure to complete, or a substantial disruption or delay in completing, these projects, or a substantial increase in the cost of such projects, could have a material adverse effect on the Company. In addition, the ability of the Company to achieve, within budgeted time frames, the anticipated cost savings, operating efficiencies, yield improvements and other benefits from the capital improvements plan is subject to significant uncertainties, certain of which are beyond the control of the Company. There is no assurance that such anticipated cost savings or yield improvements or other benefits will be realized within budgeted time frames or that sufficient demand will exist for the products that can be produced by the Company as a result of such improvements, any of which could have a material adverse effect on the Company. See "Business -- Business Strategy."

     SCRAP STEEL AND OTHER MATERIAL COSTS. The principal raw material used by the Company and other mini-mill producers in steel rod production is scrap steel. The purchase of scrap steel is highly competitive and its price volatility is influenced by periodic shortages, freight costs, weather and other conditions beyond the control of the Company. The cost of scrap steel has fluctuated significantly in the past, and may fluctuate significantly in the future, and the Company cannot predict accurately the future price of scrap and is not always able to pass on higher scrap costs by increasing the selling prices of its products. The Company has not entered into any long-term contracts for the purchase or supply of scrap steel and it is, therefore, subject to the price fluctuation of scrap steel. In addition to scrap steel, the Company's production is dependent upon the availability of certain other materials and adequate energy supplies. The Company's manufacturing processes consume large amounts of energy in the form of electricity and natural gas. The Company purchases electrical energy from a regulated utility under an interruptible service contract which provides for more economical electricity rates but allows the utility to refuse or interrupt power to the Company's manufacturing facilities during periods of peak demand. Such interruptions in energy supply have adversely affected the Company's rod production in the past. A significant increase in the cost, or interruption in the supply, of scrap steel, other raw materials or energy supplies could adversely affect the Company's liquidity, financial condition and results of operations.

     OPERATING RESULTS AND LIQUIDITY. Although the Company has reported net income in recent years, in order to meet its financial obligations during such years the Company has relied to a significant extent upon borrowed funds. In 1996, the Company increased its net borrowings by $22 million in part to fund $11 million of payments associated with completing the DeSoto acquisition, to fund capital expenditures and to finance operating activities, including pension contributions. The Company incurs significant ongoing costs for plant and equipment, environmental matters and employee welfare benefits for current and retired employees, which leave the Company vulnerable to business downturns. Any significant decline in the Company's sales, inability to maintain satisfactory production levels, additional liabilities under environmental laws and regulations with respect to conducting its operations or the disposal and cleanup of wastes beyond those amounts already accrued, significant increases in pension and welfare benefits expense or funding requirements, significant increases in interest rates, other factors mentioned herein, or other unanticipated costs, if significant, could materially and adversely affect the Company's results of operations and liquidity. See "-- High Level of Indebtedness; Ability to Service Indebtedness" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     LIABILITIES ASSOCIATED WITH DESOTO. DeSoto, a wholly owned subsidiary of Keystone, is subject to certain contingent liabilities, including contingent liabilities associated with environmental matters discussed above. The Company believes DeSoto has established appropriate accruals for these contingencies. However, the Company acquired DeSoto in September 1996 and, accordingly, has been managing the resolution of these contingencies for only a limited time. There is no assurance that the ultimate cost of these contingencies will not exceed the current accruals.

     PLANT UTILIZATION AND CAPACITY. In order to operate profitably, the Company must effectively utilize its production capacity and successfully market its products in highly competitive markets. Due to significant costs associated with idling a steel mill, it is critical that the Company fully utilize its steel manufacturing capacity. As a part of its capital improvements plan, the Company intends to expand its billet producing capacity by approximately 22%. There is no assurance, however, that the Company will be able to utilize fully its expanded billet capacity. Furthermore, an economic downturn, the Company's failure to compete effectively in its major markets, a failure of plant or equipment requiring significant capital expenditures or time to repair, or the other factors mentioned herein could result in operating the steel and rod mills and its industrial wire and wire products facilities at lower, less than optimal, capacity levels.

     LABOR RELATIONS. A majority of the Company's workforce is represented by various labor organizations, including the Independent Steel Workers Alliance, the International Association of Machinists and Aerospace Workers (Local 2082), the United Paperworkers International Union, AFL-CIO and its Local 903 and the District No. 55 of the International Association of Machinists, and Aerospace Workers, AFL-CIO (collectively, the "Unions"). The Company currently has collective bargaining agreements with all of the Unions, which expire at various times between March 1998 and March 2000. There can be no assurance, however, as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions or the possible impact of future collective bargaining agreements, or the negotiation thereof, on the Company's financial condition and results of operations.

     CONTROL PERSON AND POTENTIAL CONFLICTS OF INTEREST. Contran beneficially owns, directly and indirectly, approximately 45% of the outstanding Keystone common stock, and thereby may be deemed to control the Company. The election of directors and taking of other corporate actions, including mergers, requiring the approval of the Company's stockholders, may be controlled by Contran. Therefore, Contran could participate in a transaction which could precipitate a Change of Control which could require the Company to repurchase the Notes at 101% of the principal amount then outstanding plus accrued and unpaid interest, if any. There can be no assurance that the Company will be able to complete such a repurchase. In addition, a Change of Control constitutes an event of default under the Revolving Credit Facility, which may, under certain circumstances, constitute an Event of Default under the Indenture. See "Description of Notes -- Events of Default and Remedies." Substantially all of the outstanding voting stock of Contran is held by trusts established for the benefit of the children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee. Accordingly, each of Contran and the Company may be deemed to be controlled by Harold C. Simmons.

     Certain of the officers and directors of the Company are also officers and directors of Contran or of entities that may be deemed to be controlled by or affiliated with Contran and/or Harold C. Simmons. In addition, from time to time, corporations that may be deemed to be controlled by or affiliated with Harold C. Simmons, including the Company, engage in (i) intercorporate transactions with related companies, including guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (ii) common acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases, purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions may involve both related and unrelated parties and may include transactions which result in the acquisition by one related party of a publicly-held minority equity interest in another related party. Depending upon the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more such transactions in the future. The foregoing relationships, transactions and agreements may create potential conflicts of interest. It is, however, the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties. See "Certain Relationships and Related Transactions."

     ABSENCE OF A PUBLIC MARKET. There is no existing market for the Exchange Notes and there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell such securities or the price at which holders would be able to sell such securities. If such a market were to exist, the Exchange Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and the financial performance of the Company and its Subsidiaries. The Company has been advised by Wasserstein Perella Securities, Inc. and PaineWebber Incorporated that they presently intend to make a market in the Exchange Notes. However, they are not obligated to do so, and any market-making activity with respect to the Exchange Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Exchange Act. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange.

     CONSEQUENCES OF FAILURE TO EXCHANGE. Holders of Senior Notes who do not exchange their Senior Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Senior Notes as set forth in the legend thereon as a consequence of the issuance of the Senior Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Senior Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. Except under certain limited circumstances, the Company does not intend to register the Senior Notes under the Securities Act. In addition, any holder of Senior Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Notes not tendered could be adversely affected. See "The Exchange Offer" and "Description of Notes -- Registration Rights."

                                USE OF PROCEEDS

     There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The net proceeds to the Company from the issuance of the Senior Notes was approximately $96.3 million. The Company used $52.4 million of the net proceeds from the issuance of the Senior Notes to repay borrowings under the Company's Revolving Credit Facility and to retire amounts outstanding under the Company's term loan (the "Term Loan"). Both the Company's Revolving Credit Facility and Term Loan bore interest at 1% over the prime rate (effective rate of 9.5% on August 7, 1997) and had an original maturity date of December 31, 1999. The Company intends to use the balance of the net proceeds for general corporate purposes, primarily financing capital expenditures. See
"Business -- Capital Improvements." Until used, the net proceeds of the Offering will be invested in short-term investment grade securities or money market funds.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Senior Notes were originally issued and sold on August 7, 1997 in a transaction not registered under the Securities Act in reliance upon the exemptions provided by Section 4(2), Rule 144A and Regulation S of the Securities Act. In connection with the sale of the Senior Notes, the Company agreed to use its best efforts to file with the Commission a registration statement relating to an exchange offer (the "Exchange Offer Registration Statement") pursuant to which another series of notes of the Company, the Exchange Notes, covered by such registration statement and containing substantially the same terms as the Senior Notes, except as set forth in this Prospectus, would be offered in exchange for Senior Notes tendered at the option of the holders thereof. In the event that either (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) the Company fails to consummate the Exchange Offer within 150 days of the Issue Date, or (iv) the Shelf Registration Statement (as herein defined) or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Company will pay liquidated damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder ("Liquidated Damages"). For any portion of a week that the Registration Default continues, such Liquidated Damages shall be calculated on a pro-rata basis. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Global Note Holder, as herein defined, by wire transfer of same day funds and to Holders of Certificated Securities, as herein defined, by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     The sole purpose of the Exchange Offer is to fulfill the obligations of the Company with respect to the Registration Rights Agreements.

TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus (the "Letter of Transmittal"), $1,000 in principal amount of 9 5/8% Exchange Notes for each $1,000 in principal amount of 9 5/8% Senior Notes. The terms of the Exchange Notes are identical in all respects to the terms of the Senior Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof, and the holders of the Exchange Notes (as well as remaining holders of any Senior Notes) will not be entitled to registration rights under the Registration Rights Agreement. See "Description of Notes -- Registration Rights." The Exchange Notes will evidence the same debt as the Senior Notes and will be entitled to the benefits of the Indenture pursuant to which such Notes were issued. See "Description of Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Senior Notes being tendered for exchange.

     Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Senior Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Senior Notes directly from the Company or (iii) broker-dealers who acquired Senior Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Senior Notes, where such Senior Notes were acquired by such broker-dealer as a result of market-making activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period not to exceed 120 days after the Expiration Date, they will make this Prospectus available to any broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     Tendering holders of Senior Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Senior Notes pursuant to the Exchange Offer.

     The Exchange Notes will bear interest from and including their respective dates of issuance. Holders whose Senior Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Senior Notes accrued after the issuance of the Exchange Notes.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

     The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on March 20, 1998, unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Exchange Offer, as so extended by the Company, expires. The Company reserves the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to The Bank of New York (the "Exchange Agent") and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Senior Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer. Notwithstanding the foregoing, the Company will not extend the Expiration Date to beyond April 20, 1998.

     The initial Exchange Date will be the first business day following the Expiration Date. The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Senior Notes for any reason, including if any of the events set forth below under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Senior Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Senior Notes as promptly as practicable. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will exchange the Exchange Notes for the Senior Notes on the Exchange Date.

     If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Senior Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

     This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Senior Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Senior Notes.

HOW TO TENDER

     The tender of the Senior Notes to the Company by a holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     General Procedures. A holder of a Senior Note may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Senior Notes being tendered and any required signature guarantees (or a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") pursuant to the procedure described below), to the Exchange Agent at its address set forth on the back cover of this Prospectus on or prior to the Expiration Date or (ii) complying with the guaranteed delivery procedures described below.

     If tendered Senior Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Senior Notes are to be reissued) in the name of the registered holder, the signature of such signer need not be guaranteed. In any other case, the tendered Senior Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program (an "Eligible Program") within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Senior Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Senior Notes, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution.

     Any beneficial owner whose Senior Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Senior Notes should contact such holder promptly and instruct such holder to tender Senior Notes on such beneficial owner's behalf. If such beneficial owner wishes to tender such Senior Notes himself, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Senior Notes, either make appropriate arrangements to register ownership of the Senior Notes in such beneficial owner's name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

     Book-Entry Transfer. The Exchange Agent will establish the Exchange Offer with The Depository Trust Company (the "Book Entry Transfer Facility") as eligible for the Book Entry Transfer Facility's Automated Tender Offer Program ("ATOP") within two business days after receipt of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Senior Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer under ATOP. If delivery of the Senior Notes is effected through book-entry transfer, Book Entry Confirmation and an Agent's Message is necessary to tender validly such Senior Notes. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility and forming a part of the Book-Entry Confirmation that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility described in such Agent's Message, stating the aggregate principal amount of the Senior Notes that have been tendered by such participant pursuant to the Exchange Offer and that such participant has received this Prospectus and the Letter of Transmittal and agrees to be bound by their terms and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SENIOR NOTES AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, PROPER INSURANCE BE OBTAINED, AND THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION DATE.

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide its taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Senior Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if the Exchange Agent has received at the address specified on the back cover hereof on or prior to the Expiration Date a letter or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Senior Notes are registered and, if possible, the certificate numbers of the Senior Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of such letter or facsimile transmission by the Eligible Institution, the Senior Notes, in proper form for transfer, will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Senior Notes being tendered by the above-described method (or a timely Book-Entry Confirmation) are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are being delivered with this Prospectus and the related Letter of Transmittal.

     A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Senior Notes (or a timely Book-Entry Confirmation) is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Senior Notes tendered pursuant to a Notice of Guaranteed Delivery or letter or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Senior Notes (or a timely Book-Entry Confirmation).

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Senior Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Senior Notes for exchange (the "Transferor") exchanges, assigns and transfers the Senior Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Senior Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Senior Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Senior Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Senior Notes. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     By tendering Senior Notes, the Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Senior Notes acquired directly from the Company or an affiliate of the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes.

WITHDRAWAL RIGHTS

     Senior Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Prospectus. Any such notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered Senior Notes to be withdrawn, the certificate numbers of Senior Notes to be withdrawn, the principal amount of Senior Notes to be withdrawn (which must be an authorized denomination), that such holder is withdrawing his election to have such Senior Notes exchanged, and the name of the registered holder of such Senior Notes. Additionally, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Senior Notes tendered for the account of an Eligible Institution). The Exchange Agent will return the properly withdrawn Senior Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF SENIOR NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Senior Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the Exchange Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Senior Notes when, as and if the Company has given written notice thereof to the Exchange Agent.

     The Exchange Agent will act as agent for the tendering holders of Senior Notes for the purposes of receiving Exchange Notes from the Company and causing the Senior Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Senior Notes will be made by the Exchange Agent promptly after acceptance of the tendered Senior Notes. Senior Notes not accepted for exchange by the Company will be returned without expense to the tendering holders (or in the case of Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the procedures of the Book-Entry transfer facility promptly following the Expiration Date or, if the Company terminates the Exchange Offer prior to the Expiration Date, promptly after the Exchange Offer is so terminated.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue Exchange Notes in respect of any properly tendered Senior Notes not previously accepted and may terminate the Exchange Offer (by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) or, at its option, modify or otherwise amend the Exchange Offer, if (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer,
(ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Senior Notes pursuant to the Exchange Offer; (b) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses
(a)(i) or (ii) above or, in the sole judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Commission referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or (c) a material adverse change shall have occurred in the business, condition (financial or otherwise), operations, or prospects of the Company.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to terminate or amend the Exchange Offer.

     Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Senior Notes tendered and no Exchange Notes will be issued in exchange for any such Senior Notes, if at such time any stop order shall be threatened or in effect with respect to (i) the Registration Statement of which this Prospectus constitutes a part or (ii) qualification under the Trust Indenture Act of 1939 (the "Trust Indenture Act") of the Indenture pursuant to which such Senior Notes were issued.

EXCHANGE AGENT

     The Bank of New York has been appointed as the Exchange Agent for the Exchange Offer. The Letter of Transmittal must be addressed to the Exchange Agent at the address specified on the back cover page of this Prospectus.

     Delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile number other than the ones set forth herein, will not constitute a valid delivery.

SOLICITATIONS OF TENDERS; EXPENSES

     The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange

Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by the Company and are estimated at approximately $100,000.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Senior Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Senior Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

     HOLDERS OF SENIOR NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Senior Notes for Exchange Notes by holders will not be a taxable exchange for Federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Senior Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Senior Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Senior Notes and the Registration Rights Agreements. Holders of the Senior Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture pursuant to which such Senior Notes were issued, except for any such rights under the Registration Rights Agreement, which by its term terminates or ceases to have further effect as a result of the making of this Exchange Offer. See "Description of the Notes." All untendered Senior Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Senior Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Senior Notes could be adversely affected. See "Risk Factors -- Consequences of Failure to Exchange."

     The Company may in the future seek to acquire untendered Senior Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Senior Notes which are not tendered in the Exchange Offer.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at September 30, 1997. This table should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and "Unaudited Pro Forma Consolidated Financial Information" included elsewhere herein.

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
                                                               (DOLLARS IN
                                                               THOUSANDS)
Notes payable and current maturities of long term debt:
  Revolving Credit Facility(1)..............................    $     --
  Other.....................................................         334
                                                                --------
          Total notes payable and current maturities of long
          term debt.........................................         334
                                                                --------
Long-Term debt:
  9 5/8% Senior Secured Notes due 2007......................     100,000
  Other.....................................................       1,143
                                                                --------
          Total long term debt..............................     101,143
                                                                --------
Redeemable preferred stock, no par value; 500,000 shares
  authorized;
  435,456 shares issued.....................................       3,500
                                                                --------
Stockholders' equity:
  Common stock, $1.00 par value; 12,000,000 shares
     authorized;
     9,296,533 shares issued at stated value(2).............      10,027
  Additional paid-in capital................................      47,166
  Accumulated deficit.......................................     (15,625)
  Treasury stock -- 1,134 shares, at cost...................         (12)
                                                                --------
          Total stockholders' equity........................      41,556
                                                                --------
          Total capitalization..............................    $146,533
                                                                ========

---------------

(1) Under the Revolving Credit Facility, the Company had $54.4 million available for borrowing at September 30, 1997 (but subject to restrictions pursuant to the terms of the Notes). See "Description of Notes -- Certain
    Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of Revolving Credit Facility and Related Matters."

(2) Excludes 732,361 shares of common stock issuable upon the exercise of currently outstanding options and on additional shares of common stock reserved for issuance pursuant to Keystone stock plans. See
    "Management -- Executive Compensation."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated statement of operations data for each of the years in the five year period ended December 31, 1996 and the balance sheet data as of December 31 for each of the years in the five year period ended December 31, 1996 have been derived from the Consolidated Financial Statements. The financial data set forth below should be read in conjunction with the Consolidated Financial Statements, the "Unaudited Pro Forma Consolidated Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations data for the nine month periods ended September 30, 1996 and 1997 and the balance sheet data as of September 30, 1997 have been derived from the Company's unaudited consolidated financial statements covering such periods. Results for the interim periods are not necessarily indicative of results for a full year.

                                                                                              NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                      ----------------------------------------------------   -------------------
                                        1992       1993       1994       1995       1996       1996       1997
                                      --------   --------   --------   --------   --------   --------   --------
                                           (IN THOUSANDS, EXCEPT RATIOS AND PER TON AND PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Net sales.........................  $316,251   $345,186   $364,435   $345,657   $331,175   $252,821   $277,427
  Cost of goods sold................   278,808    312,665    327,453    312,909    297,149    232,206    247,481
                                      --------   --------   --------   --------   --------   --------   --------
  Gross profit......................    37,443     32,521     36,982     32,748     34,026     20,615     29,946
  Selling expenses..................     4,833      5,032      5,101      4,367      3,855      2,998      3,542
  General and administrative
    expenses........................    21,280     20,309     20,675     17,185     22,779     14,493     13,110
  Operating income..................    16,049     13,077     12,908     11,298     10,730      5,527     20,562
  Interest expense
    (credit)(1).....................     3,036      6,575     (1,165)     3,385      3,741      2,677      5,119
  Income before income taxes........  $  8,340   $  1,130   $ 12,389   $  8,078   $  4,240   $    784     15,151
  Provision for income taxes........     3,194        381      4,828      3,191      1,656        319      5,481
                                      --------   --------   --------   --------   --------   --------   --------
  Income before changes in
    accounting principles...........     5,146        749      7,561      4,887      2,584        465      9,670
  Cumulative effect of changes in
    accounting
    principles(2)...................   (69,949)        --         --         --         --         --         --
                                      --------   --------   --------   --------   --------   --------   --------
         Net income (loss)..........  $(64,803)  $    749   $  7,561   $  4,887   $  2,584   $    465   $  9,670
                                      ========   ========   ========   ========   ========   ========   ========
  Net income (loss) available for
    common shares(3)................  $(64,803)  $    749   $  7,561   $  4,887   $  2,514   $    465   $  9,460
                                      ========   ========   ========   ========   ========   ========   ========
  Primary net income before changes
    in accounting principles
    available for common shares per
    share...........................  $    .92   $    .14   $   1.35   $    .86   $    .38   $    .08   $   1.01
                                      ========   ========   ========   ========   ========   ========   ========
  Fully diluted net income before
    changes in accounting principles
    available for common shares per
    share...........................  $    .92   $    .14   $   1.35   $    .86   $    .38   $    .08   $   1.00
                                      ========   ========   ========   ========   ========   ========   ========
  Weighted average common shares
    outstanding:
    Primary.........................     5,572      5,495      5,601      5,654      6,560      5,682      9,386
                                      ========   ========   ========   ========   ========   ========   ========
    Fully diluted...................     5,572      5,495      5,601      5,654      6,560      5,682      9,443
                                      ========   ========   ========   ========   ========   ========   ========
OTHER FINANCIAL DATA:
  Cash contributions to defined
    benefit pension plans...........  $ 19,933   $ 14,955   $ 20,069   $ 18,702   $  9,664   $  9,664   $     --
  Capital expenditures..............     7,459      7,349     12,742     18,208     18,992     10,423     17,400
  Depreciation and amortization.....    10,525     11,084     11,585     11,961     12,425     10,530      9,692
  Ratio of earnings to fixed
    charges(4)......................      3.7x       1.2x         --       3.0x       1.9x       1.1x       3.6x
  Pro forma ratio of earnings to
    fixed charges(4)................                                                    --         --       2.5x

                                                                                              NINE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                      ----------------------------------------------------   -------------------
                                        1992       1993       1994       1995       1996       1996       1997
                                      --------   --------   --------   --------   --------   --------   --------
                                           (IN THOUSANDS, EXCEPT RATIOS AND PER TON AND PER SHARE AMOUNTS)
OTHER OPERATING DATA:
  Product shipments (in tons):
    Fabricated wire products........       262        257        267        242        222        172        181
    Industrial wire.................       121        149        168        164        159        122        132
    Carbon Steel Rod................       302        337        316        287        307        232        230
                                      --------   --------   --------   --------   --------   --------   --------
         Total......................       685        743        751        693        688        526        543
                                      ========   ========   ========   ========   ========   ========   ========
  Average selling prices per ton:
    Fabricated wire products........  $    681   $    685   $    690   $    707   $    716   $    722   $    712
    Industrial wire.................       456        455        479        492        478        478        476
    Carbon Steel Rod................       272        296        313        322        298        298        315
  Average total production cost per
    ton.............................       406        420        437        452        428        441        438
  Average scrap purchase cost per
    ton.............................        85        110        125        128        125        127        122

                                                               AS OF DECEMBER 31,
                                              ----------------------------------------------------       AS OF
                                                                                                     SEPTEMBER 30,
                                                1992       1993       1994       1995       1996         1997
                                              --------   --------   --------   --------   --------   -------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital(5)........................  $    777   $  6,385   $  2,529   $ (6,861)  $(15,907)    $ 67,439
  Property, plant and equipment, net........    84,822     80,769     81,147     86,436     92,608       96,103
  Total assets..............................   202,109    206,654    205,601    198,822    302,368      366,394
  Total debt................................    34,485     27,190     26,054     29,945     51,780      101,477
  Redeemable preferred stock................        --         --         --         --      3,500        3,500
  Stockholders' equity (deficit)............   (39,036)   (50,908)   (40,579)   (37,493)    31,170       41,556

---------------

(1) During 1993, the Company accrued approximately $4.0 million for the estimated cost of interest as a result of an unfavorable U.S. Supreme Court decision related to the Company's 1983 and 1984 contributions of certain real property to its pension plans. In 1994, pursuant to the terms of an agreement with the Internal Revenue Service, the interest due was reduced to approximately $100,000 and, as such, the Company recorded a reduction of approximately $3.9 million in the previously accrued interest.

(2) Relates to adoption of Statement of Financial Accounting Standards ("SFAS"), No. 106 -- "Postretirement Benefits Other Than Pensions" ("OPEB") and SFAS No. 109 -- "Employers' Accounting for Income Taxes."

(3) Includes dividends on preferred stock of $70,000 in the year ended December 31, 1996 and $210,000 in the nine months ended September 30, 1997.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus fixed charges (excluding capitalized interest) and adjustments for undistributed equity in earnings. Fixed charges consist of interest expense and capitalized interest. The Company's fixed charges in 1994 amounted to a net credit of $1.0 million. On a pro forma basis, the Company's earnings were insufficient to cover total fixed charges in 1996 and the nine months ended September 30, 1996. The pro forma coverage deficiency in 1996 and the nine months ended September 30, 1996 was $2.3 million and $4.2 million, respectively.

(5) Working capital represents current assets minus current liabilities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company believes that it is a leading manufacturer of fabricated wire products, industrial wire and carbon steel rod for the agricultural, industrial, construction, original equipment manufacturer and retail consumer markets and that it is the second largest manufacturer of fabricated wire products and industrial wire in the United States based on tons produced (381,000 in 1996). The Company's operations benefit from vertical integration as the Company's mini-mill supplies carbon steel rod produced from scrap steel to its downstream fabricated wire products and industrial wire operations. These downstream fabrication operations accounted for 71% of 1996 net sales. The Company's fabricated wire products typically yield higher and less volatile gross margins compared to rod. Management believes that Keystone's fabricated wire businesses insulate it better than other rod producers from the effects of rod imports and new domestic rod production capacity. Moreover, the Company's rod production costs have historically been below the market price for rod providing a significant cost advantage over wire producers who purchase rod as a raw material.

     The Company's estimated current fabricated wire products and industrial wire production capacity is 521,000 tons. Utilization of the Company's annual fabricated wire products and industrial wire production capacity aggregated 83% in 1994, 77% in 1995 and 78% in 1996. Recent modifications to the Company's steel making operations increased annual billet production capacity from approximately 655,000 tons to 700,000 tons, while the current estimated annual production capacity of the Company's rod mill is approximately 750,000 tons. In 1995 and 1996, the Company's steel making operations operated at near capacity and, together with billet purchases of 61,000 tons and 46,000 tons in 1995 and 1996, respectively, provided 706,000 tons and 700,000 tons of billets in 1995 and 1996, respectively. Despite comparable billet volumes, rod production increased 5% from 662,000 tons (88% of estimated capacity) in 1995 to 694,000 tons (93% of estimated capacity) in 1996 due primarily to decreases in year-to-year billet inventory levels and 12,000 tons of billets that were converted to rod in 1996 for another manufacturer. Rod production in 1995 was also adversely impacted by power curtailments and outages under the Company's interruptible power supply agreement, and the related impact on manufacturing efficiency.

     In November 1994, the Company entered into a Joint Venture Agreement and formed EWP. Prior to December 23, 1997, the Company had a 20% equity interest in EWP together with an option to acquire the remaining 80%. On that date, Keystone purchased the 80% of EWP not already owned by the Company. Keystone paid a total of $11.2 million in cash, using available funds, to acquire the remaining 80% of EWP and assumed EWP's liabilities. EWP is now a wholly owned subsidiary of Keystone as a result of Keystone's acquisition of the remaining 80% of EWP. In 1995, the Company contributed to EWP, among other things, certain equipment as part of its capital contribution. As a result, through December 23, 1997, the Company did not sell the fabricated wire products previously manufactured on the equipment contributed to EWP. During 1996, the Company manufactured 4,000 tons of these fabricated wire products as compared to 13,000 tons in 1995. As part of the joint venture agreement, the Company supplied EWP with all of its rod requirements. EWP then converted the rod to fabricated wire products which were primarily used in the concrete pipe and road construction businesses. During 1996, the Company shipped 33,000 tons of rod to EWP as compared to 28,000 tons in 1995.

     The Company's profitability is dependent in large part on its ability to utilize effectively its production capacity, which is affected by the availability of raw material, plant efficiency and other production factors and to control its manufacturing costs, which are comprised primarily of raw materials, energy and labor costs. The Company's primary raw material is scrap steel. The price of scrap steel is highly volatile and scrap steel prices are affected by periodic shortages, freight costs, weather and other conditions largely beyond the control of the Company. Although the average per ton price paid for scrap by the Company was relatively constant between 1994, 1995 and 1996 ($125, $128, and $125, respectively), prices can vary widely from period-to-period and the Company's product selling prices cannot always be adjusted, especially in the short-term, to recover the costs of large increases in scrap prices.

     The Company consumes a significant amount of energy in its manufacturing operations and, accordingly, its profitability can also be adversely affected by the volatility in the price of coal, oil and natural gas resulting in increased energy, transportation, freight, scrap and supply costs. The Company purchases electrical energy for its Peoria, Illinois facility from a regulated utility under an interruptible service contract which provides for more economical electricity rates but allows the utility to refuse or interrupt power to the Company's manufacturing facilities during periods of peak demand. The utility has in the past refused or interrupted service to the Company resulting in decreased production and higher costs associated with the related downtime.

     The majority of the Company's 1,930 employees are represented by two labor unions, the Independent Steel Workers Alliance ("ISWA"), representing approximately 1,120 employees, and the International Association of Machinists and Aerospace Workers (Local 2082) ("IAMAW"), representing approximately 170 employees. The three year collective bargaining agreements with the ISWA and IAMAW expire in May 1999 and February 2000, respectively, reflect annual compensation levels that are commensurate with those of prior contracts and permit the Company to estimate effectively its labor costs during the terms of these contracts. The Company believes its labor relations with these unions are good.

     As a result of the acquisition of DeSoto in September 1996, the Company is also engaged in the manufacture and packaging of household cleaning products. As the operations of DeSoto were insignificant when compared to the consolidated operations of the Company in 1996 and are expected to continue to be insignificant in the future, DeSoto's results of operations are not separately addressed in the discussion that follows.

INDUSTRY

     The fabricated wire products, industrial wire and carbon steel rod industries in the United States are highly competitive and are comprised primarily of several large mini-mill rod producers, but also include many small independent wire companies and a few large diversified rod and wire producers, such as the Company. Foreign steel and industrial wire producers also compete with the Company and other domestic producers. Competition in the fabricated wire product and wire markets is based primarily on price, delivery performance, product quality, service, and brand name preference. Since carbon steel rod is a commodity product, price is the primary competitive factor. While overall demand for the Company's fabricated wire products and industrial wire is influenced generally by cyclical changes in the United States economy, the diversity of end use markets and customers served by the Company somewhat mitigates the unfavorable effects of a downturn in any specific market.

     The domestic carbon steel rod industry experienced a consolidation over the past decade, as large integrated steel producers disposed of or discontinued their carbon steel rod and wire operations. Some of this capacity was replaced by the capacity of domestic mini-mills and certain foreign producers. Worldwide overcapacity in the steel industry continues to exist and since the expiration of certain voluntary restraint agreements with certain foreign governments in March 1992, imports of wire rod and certain wire products have increased significantly. The Company understands that certain competitors may increase their rod production capacity in the next few years, which could adversely affect rod pricing generally and increase competition among rod manufacturers.

     The Company competes with many small independent wire companies who purchase rod from domestic and foreign sources. The Company believes that its internal supply of steel rod and integration of fabricated wire products operations gives it a competitive advantage over non-integrated rod producers and wire companies.

RESULTS OF OPERATIONS

     The following table sets forth selected operating data of the Company as a percentage of net sales for the periods indicated.

                                                                               NINE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,        SEPTEMBER 30,
                                                 -------------------------     -----------------
                                                 1994      1995      1996       1996       1997
                                                 -----     -----     -----     ------     ------
Net sales......................................  100.0%    100.0%    100.0%    100.0%     100.0%
Cost of goods sold.............................   89.9      90.5      89.7      91.8       89.2
Gross profit...................................   10.1       9.5      10.3       8.2       10.8
Selling expenses...............................    1.4       1.3       1.2       1.2        1.3
General and administrative expense.............    5.7       5.0       6.9       5.7        4.7
Overfunded defined benefit pension credit......     --        --        --        --       (1.7)
Income before income taxes.....................    3.4%      2.3%      1.3%       .3%       5.5%
Provision for income taxes.....................    1.3        .9        .5        .1        2.0
                                                 -----     -----     -----     -----      -----
Net income from continuing operations..........    2.1%      1.4%       .8%       .2%       3.5%
                                                 =====     =====     =====     =====      =====

  Nine months ended September 30, 1997 compared to nine months ended September 30, 1996

     During the first nine months of 1997, the Company produced 488,000 tons of billets as compared to 481,000 tons in the first nine months of 1996. The Company's rod production during the first nine months of 1997 increased to 546,000 tons as compared to 516,000 tons during the first nine months of 1996. This increase was due primarily to a 31,000 ton increase in purchased billets.

     Net sales increased to $277.4 million in the first nine months of 1997 from $252.8 million in the first nine months of 1996. Of these sales, fabricated wire products represented $128.6 million (46%) in 1997 and $124.1 million (49%) in 1996; industrial wire represented $62.9 million (23%) in 1997 and $58.4 million (23%) in 1996; and carbon steel rod represented $72.4 million (26%) in 1997 and $69.1 million (27%) in 1996.

     Fabricated wire products prices decreased 1% while shipments increased 5% to 181,0000 tons in 1997 from 172,000 tons in 1996. Industrial wire prices remained level with the prior year while shipments increased 8% to 132,000 tons in 1997 from 122,000 tons in 1996. Carbon steel rod prices increased 6% and shipments declined 1% to 230,000 tons in 1997 from 232,000 tons in 1996.

     On April 11, 1997, the International Trade Commission preliminarily ruled that the U.S. wire rod industry was materially injured or threatened with material injury by the alleged dumping of subsidized imports of wire rod by certain countries. Since that ruling, imports of wire rod have decreased and imported tons have carried higher prices. During the second quarter of 1997, the Company implemented an average $7 per ton price increase for industrial wire, carbon steel rod and certain fabricated wire products.

     Gross profit increased approximately 45% to $29.9 million in the first nine months of 1997 from $20.6 million in the first nine months of 1996. Gross profit increased to 10.8% in 1997 from 8.2% in 1996, primarily as a result of lower scrap costs and pension expense offset by higher rod conversion costs and increased purchased billets. During the first nine months of 1997, the Company purchased 519,000 tons of scrap at an average price of $122 per ton as compared to 1996 purchases of 489,000 tons at an average price of $127 per ton. The acquisition of DeSoto in September 1996 included the concurrent merger of the Company's and DeSoto's defined benefit pension plans resulting in a single overfunded defined benefit pension plan. Pension expense charged to cost of goods sold was $4.8 million in the first nine months of 1996. As a result of the overfunded status of the Company's defined benefit pension plan, Keystone recorded a pension credit of $4.7 million in the first nine months of 1997. For financial reporting purposes, the Company will recognize a non-cash pension credit of approximately $6.3 million in 1997 and, cash contributions for defined benefit pension plan fundings will not be required in 1997 and currently does not expect to be required to make any contributions in 1998. However, future variances from actuarially assumed rates, including the rate of return on pension plan assets, may result in increases or decreases in pension expense or credit and future funding requirements. See Note 7 to the Consolidated Financial Statements.

     Selling expenses increased to $3.5 million in the first nine months of 1997 from $3.0 million in the first nine months of 1996, but remained relatively constant as a percentage of net sales.

     General and administrative expenses decreased $1.4 million during the first nine months of 1997 as compared to the first nine months of 1996. This decrease was primarily due to lower environmental charges. At September 30, 1997 the Company's financial statements reflected accrued liabilities of $17.4 million for estimated remediation costs arising from environmental issues. There is no assurance regarding the ultimate cost of remedial measures that might eventually be required by environmental authorities or that additional environmental hazards, requiring further remedial expenditures, might not be asserted by such authorities or private parties. Accordingly, the ultimate costs of remedial measures may exceed the amounts currently accrued.

     Interest expense in the first nine months of 1997 was higher than the first nine months of 1996 due principally to higher borrowing levels. Average borrowings by the Company under its revolving credit facility, term loan and the Senior Notes approximated $64.1 million in the first nine months of 1997 as compared to $37.5 million in the first nine months of 1996. During the first nine months of 1997, the average interest rate paid by the Company was 9.5% per annum as compared to 9.3% per annum in the first nine months of 1996.

     As a result of the issuance of the Senior Notes, interest expense in the future is expected to be greater than the historic levels in the fourth quarter of 1996 or the first nine months of 1997.

     In August 1997, the Company recorded a pre-tax gain of approximately $1.8 million resulting from the sale of a building that was used by one of the Company's former operating divisions. The operating division was sold in 1989, but the Company retained the building.

     The principal reasons for the difference between the U.S. federal statutory income tax rate and the Company's effective income tax rates are explained in
Note 5 to the Consolidated Financial Statements. The Company's deferred tax position at December 31, 1996 is also explained in Note 5 to the Consolidated Financial Statements and in "-- Liquidity and Capital Resources."

     As a result of the items discussed above, net income during the first nine months of 1997 increased to $9.7 million from $.5 million in the first nine months of 1996.

  Year ended December 31, 1996 compared to year ended December 31, 1995

     Net sales decreased 4% to $331.2 million in 1996 from $345.7 million in 1995. Of these sales, fabricated wire products represented $159.2 million (48%) in 1996 and $171.4 million (50%) in 1995; industrial wire represented $75.8 million (23%) in 1996 and $80.7 million (23%) in 1995; and carbon steel rod represented $91.8 million (28%) in 1996 and $92.4 million (27%) in 1995.

     Fabricated wire product prices increased approximately 1% while shipments decreased 8% to 222,000 tons in 1996 from 242,000 tons in 1995. This decrease in shipments was primarily due to the closing of the Company's West Coast distribution facility and the contribution of certain equipment to the EWP joint venture in 1995, as previously discussed. Shipments of fabricated wire products by Keystone's remaining facilities increased slightly in 1996, but were more than offset by the 12,000 tons of fabricated wire products shipped by the West Coast distribution facility in 1995. Industrial wire prices decreased approximately 3% in 1996 while shipments also decreased 3% (159,000 tons in 1996 from 164,000 tons in 1995). Carbon steel rod prices decreased 7% as shipments increased 7% from 1995 to 1996 (307,000 tons in 1996 from 287,000 tons in 1995).
This increase in rod shipments was due in part to increased purchases by EWP.

     Gross profit increased approximately 4% to $34.0 million in 1996 from $32.7 million in 1995. Gross margin increased to 10.3% in 1996 from 9.5% in 1995, as lower overall product selling prices were more than offset by a more favorable product sales mix of fabricated wire products, lower scrap and purchased billet costs and lower pension expense. During 1996, the Company purchased 654,000 tons of scrap at an average price of $125 per ton as compared to 1995 purchases of 644,000 tons at an average price of $128 per ton. The Company purchased 46,000 tons of billets in 1996 at an average price of $227 per ton as compared to 61,000 tons at $257 per ton in 1995. As a result of the DeSoto acquisition, pension expense decreased 58% in

1996, as compared to 1995. During 1996 and 1995 the Company charged pension expense of approximately $3.7 million and $8.7 million, respectively, to cost of goods sold.

     Selling expenses decreased 11% to $3.9 million in 1996 from $4.4 million in 1995 but remained relatively constant as a percentage of net sales.

     General and administrative expenses increased 32.6%, or $5.6 million, in 1996. This increase was primarily a result of higher expenses related to the Company's environmental remediation project at its Peoria, Illinois facility ($6.7 million in 1996 as compared to $3.6 million in 1995), increased insurance costs due to abnormally low levels in 1995 and costs incurred in connection with a possible joint venture that, upon termination of discussions with the potential joint venture partner, were charged to expense in 1996.

     Interest expense increased 11% or $.4 million in 1996. The increase was due principally to higher average borrowing levels primarily due to decreased profitability in 1996 as well as payments made in connection with the DeSoto acquisition. Average borrowings by the Company under its Revolving Credit Facility and Term Loan approximated $40.2 million in 1996 as compared to $31.8 million in 1995. During 1996, the average interest rate paid by the Company was 9.3% per annum as compared to 10.3% per annum in 1995. The Company expects higher average borrowing levels and interest rates in 1997 will result in increased interest expense as compared to the 1996 level.

     The effective income tax rates were comparable between 1996 and 1995.

     As a result of the items discussed above, net income during 1996 decreased to $2.6 million from $4.9 million in 1995, or approximately 47%, and decreased as a percentage of sales to 0.8% from 1.4%.

  Year ended December 31, 1995 compared to year ended December 31, 1994

     Net sales decreased 5% to $345.7 million in 1995 from $364.4 million in 1994. Of these sales, fabricated wire products represented $171.4 million (50%) in 1995 and $183.8 million (50%) in 1994; industrial wire represented $80.7 million (23%) in 1995 and $80.3 million (22%) in 1994; and carbon steel rod represented $92.4 million (27%) in 1995 and $99.0 million (27%) in 1994. In 1995, fabricated wire product prices increased approximately 3% over 1994 levels, but shipments decreased 9% (242,000 tons in 1995 from 267,000 tons in 1994). The 25,000 ton decrease in sales of fabricated wire products in 1995 as compared to 1994 was due primarily to a 7,000 ton decrease in shipments from the West Coast distribution facility (that was eventually closed in late 1995) and an 8,000 ton decrease in the products manufactured on the equipment that was contributed to EWP in 1995. Industrial wire prices increased 3% in 1995 as shipments decreased 2% (164,000 tons in 1995 from 167,000 in 1994). Carbon steel rod prices also increased approximately 3% in 1995 as shipments decreased 9% (287,000 tons in 1995 as compared to 316,000 in 1994).

     Gross profit decreased approximately 12% to $32.7 million in 1995 from $37.0 million in 1994. Gross margin fell to 9.5% in 1995 from 10.1% in 1994, due to increased scrap costs, increased rod conversion costs and increased costs resulting from production delays due to power refusals and interruptions and unplanned equipment repairs. During 1995, the Company purchased 644,000 tons of scrap at an average price of $128 per ton as compared to 661,000 tons at an average price of $125 per ton in 1994. Rod conversion costs in 1995 increased 3.5% to $88 per ton as compared to 1994 costs of $85 per ton. During 1995 and 1994, the Company charged pension expense of approximately $8.7 million and $8.9 million, respectively, to cost of goods sold.

     Selling expenses decreased to $4.4 million in 1995 from $5.1 million in 1994 but remained relatively constant as a percentage of net sales.

     General and administrative expenses declined 16.9%, or $3.5 million, from 1994 to 1995. This decline was primarily a result of lower expenses related to the Company's information systems project, environmental remediation and disposal of contaminated electric arc furnace dust. During 1995, expenses related to the Company's environmental remediation efforts and disposal of contaminated electric arc furnace dust amounted to $3.6 million as compared to 1994 expenses of $6.1 million.

     Interest expense related to the Company's various credit facilities in 1995 was higher than 1994 due principally to higher average interest rates and borrowing levels. During 1995, the average interest rate paid by the Company was 10.3% per annum as compared to 8.0% per annum in 1994. Average borrowings by the Company under its Revolving Credit Facility and Term Loan approximated $31.8 million in 1995 as compared to $28.3 million in 1994. During 1993, the Company accrued approximately $4.0 million for the estimated interest cost as a result of an unfavorable U.S. Supreme Court decision related to the Company's 1983 and 1984 contributions of certain real property to its pension plans. In 1994, pursuant to the terms of an agreement with the Internal Revenue Service, the interest due was reduced to approximately $.1 million and, as such, the Company recorded a reduction of approximately $3.9 million in the previously accrued interest.

     The effective income tax rates were comparable between 1995 and 1994.

     As a result of the items discussed above, net income during 1995 decreased to $4.9 million from $7.6 million in 1994, or 35%.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash flows from operating activities are affected by the seasonality of its business as sales of certain products used in the agricultural and construction industries are typically highest during the second quarter and lowest during the fourth quarter of each year. These seasonal fluctuations, as well as the annual shutdown for scheduled maintenance and repairs at the Company's Peoria, Illinois facility, impact the timing of production, sales and purchases and typically result in a use of cash from operations and increases in the outstanding balance under the Company's Revolving Credit Facility during the first quarter of each year.

     At September 30, 1997, the Company had working capital of $67.4 million, including $46.3 million of cash and cash equivalents. The Company did not have any outstanding borrowings under its $55 million Revolving Credit Facility at September 30, 1997. The amount of available borrowings under the Company's Revolving Credit Facility is based on formula-determined amounts of trade receivables and inventories, less the amount of outstanding letters of credit. Under the terms of the Indenture, the Company's ability to borrow in excess of $25 million under the Revolving Credit Facility is dependent upon maintenance of a Consolidated Cash Flow Ratio (as defined), for the most recently completed four fiscal quarters of at least 2.5 to 1. Available borrowings under the Revolving Credit Facility, which expires December 31, 1999, were $54.4 million at September 30, 1997. However, under the terms of the Indenture, borrowings under the Revolving Credit Facility as of September 30, 1997 would be limited to approximately $51.2 million.

     The Company had net deferred tax assets of $19.7 million at September 30, 1997, all of which are classified as current assets. The majority of the deferred tax asset relates to expenses accrued for financial reporting purposes but not yet paid or deductible for income tax purposes, and alternative minimum tax credit and net operating loss carryforwards. The Company continually monitors and evaluates the need for, and the amount of, a deferred tax valuation allowance and will in the future, after considering all factors believed to be relevant, make appropriate adjustments, if any, to such allowance. See Note 5 to the Consolidated Financial Statements.

     During the first nine months of 1997, the Company's operating activities provided approximately $14.8 million of cash compared to $5.8 million in the first nine months of 1996. In addition to higher earnings in the first nine months of 1997, cash flow from operations was impacted by changes in relative levels of assets and liabilities, including levels of pension fundings. Defined benefit pension plan contributions were $9.7 million in the first nine months of 1996. The acquisition of DeSoto included the concurrent merger of Keystone's previously underfunded defined benefit pension plans with and into DeSoto's overfunded defined benefit pension plan, resulting in a single overfunded plan for financial reporting purposes. The Company did not make any contribution to its pension plan during the first nine months of 1997 and will not be required to make contributions to the pension plan during the remainder of 1997 and currently does not expect to be required to make any contributions in 1998. Future variances from actuarially assumed rates, including the rate of return on pension plan assets, may result in increases or decreases to pension expense or credit and funding requirements in future periods. See Note 7 to the Consolidated Financial Statements. Immediately following the DeSoto acquisition, Keystone was obligated to, and did, cause DeSoto to pay certain of DeSoto's trade creditors (the "Trade Credit Group") 80% of the balance of the trade payables then due to the Trade

Credit Group. The remaining 20% of the balance ($1.4 million) due to the Trade Credit Group, plus interest at 8%, was paid by DeSoto in February 1997.

     During 1996, the Company's operating activities used approximately $0.4 million of cash, compared to $12.5 million of cash provided by operating activities in 1995. In addition to lower earnings in 1996, as compared to 1995, cash flow from operations was impacted by changes in relative levels of assets and liabilities, including levels of pension fundings in excess of pension expense. Defined benefit pension plan contributions ($9.7 million) exceeded pension expense ($3.7 million) by approximately $6.0 million in 1996 as compared to an excess of $10.0 million in 1995. Immediately following the acquisition of DeSoto, Keystone was obligated to cause DeSoto to pay approximately $5.9 million to the Trade Credit Group and $1.6 million of accumulated, unpaid dividends to the former holders of DeSoto's preferred stock.

     The Company repaid the outstanding borrowings under the Revolving Credit Facility and Term Loan with a portion of the net proceeds of the Offering. In addition, the Company anticipates applying the remaining net proceeds to fund a portion of its capital improvements plan and for general corporate purposes. Until used, the net proceeds of the Offering will be invested in short-term investment grade securities or money market funds.

     Prior to its acquisition by Keystone, DeSoto received a Report of Tax Examination Changes from the Internal Revenue Service ("IRS") that proposed adjustments resulting in additional taxes, penalties, and interest for the years 1990 through 1993. DeSoto filed a formal appeal of the proposed adjustments, and in prior years, accrued an estimate of its liability related to this matter. In October 1997, DeSoto settled the matter with the IRS for a payment of approximately $2.6 million, including interest of approximately $1.1 million. Such payment was within previously accrued amounts.

     During December 1997, the Company used $11.2 million of available funds to purchase the 80% of EWP not already owned by Keystone.

     In February 1998, the Company entered into an agreement with Insteel Wire Products Company ("Insteel") to purchase Insteel's agricultural fencing product manufacturing equipment and related inventory for approximately $13 million, subject to any adjustment due to a physical inventory. Keystone expects to incur additional costs of $6 million to $9 million to relocate and integrate such equipment into its manufacturing facilities. As part of the agreement with Insteel, Keystone also acquired Insteel's former customer list and certain other records and Insteel agreed not to compete with Keystone in the North American agricultural fencing products business for a period of five years.

     During 1996, the Company made capital expenditures of approximately $19.0 million primarily related to upgrades of production equipment and an information systems project at its facility in Peoria, Illinois. During 1997, the Company commenced a three year, $75 million capital improvement plan to upgrade certain of its plant and equipment and eliminate production capacity bottlenecks in order to reduce costs and improve production efficiency. The principal components of the Company's capital improvements plan include reconfiguring its electric arc furnace, replacing the caster and upgrading its wire and rod mills. During the first nine months of 1997, the Company made capital expenditures of approximately $17.4 million primarily related to upgrades of production equipment and an information systems project at its facility in Peoria, Illinois. Capital expenditures for 1997 are currently estimated to be approximately $26 million and are related primarily to upgrades and debottlenecking of production equipment. See "Use of Proceeds" and "Business -- Capital Improvements."

     The Company incurs significant ongoing costs for plant and equipment and substantial employee medical benefits for both current and retired employees. As such, the Company is vulnerable to business downturns and increases in costs, and accordingly, routinely compares its liquidity requirements and capital needs against its estimated future operating cash flows. As a result of this process, the Company has in the past, and may in the future, reduce controllable costs, modify product mix, acquire and dispose of businesses, restructure certain indebtedness, and raise additional equity capital. The Company will continue to evaluate the need for similar actions or other measures in the future in order to meet its obligations. The Company also routinely evaluates acquisitions of interests in, or combinations with, companies related to the Company's current businesses. The Company intends to consider such acquisition activities in the future and, in connection with this activity, may consider issuing additional equity securities or increasing the indebtedness of the Company. The Company's ability to incur new debt in the future will be limited by the terms of the Indenture.

     Management believes the cash flows from operations together with available cash and the funds available under the Revolving Credit Facility will be sufficient to fund the anticipated needs of its operations and capital improvements plan for the remainder of 1997 and the year ending December 31, 1998. This belief is based upon management's assessment of various financial and operational factors, including, but not limited to, assumptions relating to product shipments, product mix and selling prices, production schedules, productivity rates, raw materials, electricity, labor, employee benefits and other fixed and variable costs, working capital requirements, interest rates, repayments of long-term debt, capital expenditures, and available borrowings under the Revolving Credit Facility. However, liabilities under environmental laws and regulations with respect to the clean-up and disposal of wastes, any significant increases in the cost of providing medical coverage to active and retired employees could have a material adverse effect on the future liquidity, financial condition and results of operations of the Company. Additionally, significant declines in the Company's end-user markets or market share, the inability to maintain satisfactory billet and rod production levels, or other unanticipated costs, if significant, could result in a need for funds greater than the Company currently has available. There can be no assurance the Company would be able to obtain an adequate amount of additional financing. See "Business -- Environmental" and Notes 15 and 17 to the Consolidated Financial Statements.

YEAR 2000 ISSUE

     As a result of certain computer programs being written using two digits rather than four to define the applicable year, any of the Company's computer programs that have date sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000 (the "Year 2000 Issue"). This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities.

     The Company is in the process of evaluating the modifications to existing software and new software required to mitigate the Year 2000 Issue. The Company has also initiated formal communications with its significant suppliers and large customers to determine the extent to which the Company is vulnerable to those third parties failure to minimize their own Year 2000 Issue. The Company will utilize both internal and external sources to reprogram or replace and test its software, and it expects to complete its evaluation in the first quarter of 1998 and to have any required modifications completed prior to December 31, 1999. However, if such modifications are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company. In addition, there can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. Because the Company has not completed the evaluation of its Year 2000 Issue, it is not able to quantify the costs that may be incurred in order to eliminate its Year 2000 Issue.

     The date on which the Company plans to complete any necessary Year 2000 modifications is based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

                                    BUSINESS

GENERAL

     The Company believes that it is a leading manufacturer of steel fabricated wire products, industrial wire and carbon steel rod for the agricultural, industrial, construction, original equipment manufacturer and retail consumer markets and that it is the second largest manufacturer of fabricated wire products and industrial wire in the United States based on tons produced (381,000 in 1996). The Company is vertically integrated, converting substantially all of its fabricated wire products and industrial wire from carbon steel rod produced in its steel mini-mill. During 1996, approximately 71% of the Company's net sales were generated from sales of fabricated wire products and industrial wire with the balance generated primarily from sales of rod not used in the Company's downstream operations. The Company's vertical integration allows it to benefit from the higher and more stable margins associated with fabricated wire products as compared to carbon steel rod, as well as from lower carbon steel rod production costs as compared to wire fabricators which purchase rod in the open market. Moreover, management believes that Keystone's downstream fabricated wire products and industrial wire businesses better insulate it from the effects of rod imports and increases in domestic rod production capacity as compared to non-integrated rod producers.

BUSINESS STRATEGY

     The Company seeks to enhance profitability through the implementation of its operating strategy, which is comprised of the following principal components.

     Becoming the Supplier of Choice. The Company seeks to be the supplier of choice to its fabricated wire products customers by offering a broad range of branded products that management believes are highly regarded in many end-user markets and by meeting the increasingly demanding service and delivery requirements of its fabricated wire products customers. The Company's fabricated wire products include a broad line of agricultural and construction products offered under its recognized RED BRAND(R) label which are sold through a number of national and regional retail distributors. Approximately 75% of fabricated wire product sales are marketed under the RED BRAND(R) label, a recognized brand of the Company for more than 50 years. The Company believes that by emphasizing sales of branded products through national and regional distributors as well as through consumer do-it-yourself chains, it can further enhance its image as a producer of consistently high quality fabricated wire products. The Company continually seeks to strengthen its position as a supplier of choice to the profitable and growing retail distributor market by providing a broad product mix, responsive delivery capability and assistance to retailers in maximizing customer revenue per square foot through merchandise packaging, product support literature, point of purchase displays and recommendations for efficient use of sales floor and shelf space.

     Optimizing Product Mix. Since fabricated wire products generally yield higher profit margins than does carbon steel rod, the Company seeks to utilize a significant percentage of its carbon steel rod output in its fabricated wire products. During the last three years, the Company converted approximately 56% of rod tonnage it produced into fabricated wire products and industrial wire. The Company's integrated manufacturing operations enable it to produce a variety of fabricated wire products for a wide range of applications. As such, the Company selectively adjusts its fabricated wire product manufacturing schedules and product mix towards more profitable products. In this manner, the Company has been able to increase the average price of fabricated wire products by 5% over the past five years from $681 per ton in 1992 to $716 per ton in 1996.

     Achieving Cost Savings and Production Efficiencies. One of Keystone's primary objectives is to become the lowest cost domestic producer of fabricated wire products and industrial wire. The Company's existing operations have been capacity constrained by bottlenecks in the manufacturing process. As a consequence, the Company has been forced to purchase steel billets in the open market in order to operate its rod mill at capacity. This has made the Company more susceptible to fluctuations in market prices for steel billets. Additionally, the Company's rod capacity has been limited by inefficient production equipment which has resulted in higher than average production of "seconds" or lower quality rod which have been sold into the market at substantial discounts. In order to improve the cost and production efficiency and increase the capacity of its wire and rod manufacturing facilities, the Company has commenced a three year, $75 million capital improvements plan intended to upgrade certain plant and equipment and remove production capacity bottlenecks. Upon the successful implementation of this plan, expected to be completed by year end 1999, and based upon expected levels of capacity utilization and current product mix, the Company currently expects to realize savings of approximately $15 million annually in manufacturing and production costs commencing in the year 2000. See "-- Capital Improvements."

     Adding Fabricated Wire Products Capacity. The Company's six existing fabricated wire products/plants located throughout the Midwest and Southwest enable the Company to convert rod into higher-margin fabricated wire products. To further its vertical integration strategy, the Company continually seeks acquisitions that would either expand its fabricated wire product offerings, increase the manufacturing capacity of its fabricated wire products or permit it to better compete in certain geographic markets.

     The Company believes the fabricated wire products and industrial wire industry is undergoing a period of consolidation and that a number of smaller and less integrated wire manufacturers may be seeking to dispose of some or all of their operations. Although the Company continually seeks suitable acquisition candidates and, from time to time, engages in exploratory discussions regarding such acquisitions, it currently has no plans, understandings or arrangements with respect to any specific acquisition prospect, and no assurance may be given that it will be successful in its acquisition efforts.

CAPITAL IMPROVEMENTS

     The Company has commenced a three year, $75 million capital improvements plan to upgrade certain of its plant and equipment and eliminate production capacity bottlenecks in order to reduce costs and improve production efficiency. The principal components of the Company's capital improvements plan include reconfiguring its electric arc furnace, replacing the caster and upgrading its wire and rod mills. The Company has recently hired a new operating management team with experience in implementing similar capital improvements. Upon the completion of these capital improvements in 1999, the Company expects to increase its annual steel casting production capacity to 800,000 tons from 655,000 tons. Based upon expected levels of capacity utilization and current product mix, the Company currently expects to realize savings of approximately $15 million annually in manufacturing and production costs following completion of the capital improvements plan in 1999.

     The principal components of the Company's capital improvements plan, which are expected to be substantially completed by the end of 1999, are summarized below:

     - Reconfiguration of the Electric Arc Furnaces. The Company's existing steelmaking operations consist of two electric arc furnaces which alternately provide molten steel to the continuous caster. Keystone is upgrading one of the two furnaces to increase its melting capacity and is replacing the second furnace with a ladle refining furnace. This project is designed to reduce the Company's maintenance, refractory, raw materials and energy costs, improve its production yield and enable the Company to produce alloy and boron steel to required chemistries and temperature specifications at lower costs. Keystone completed the arc shop reconfiguration and related projects during the third quarter of 1997 for a total cost of $6.9 million.

     - Replacement of the Caster. Keystone currently has a six strand continuous billet caster which was built in 1968. The caster is inefficient because it can only cast one heat of liquid steel at a time, requiring approximately 30 minutes of downtime between each "batch." The Company intends to replace its existing caster with a new, curved mold six strand billet caster with ladle sequence casting capability and a bottom tapping design. The new caster will reduce manning levels, improve quality and safety and lower refractory costs. In addition, the new caster is expected to increase the Company's steel billet producing capacity by 22% to 800,000 tons per year thereby eliminating the Company's need to purchase billets produced by other steel companies to operate its rod mill at full capacity. The Company expects to complete the replacement of the caster in 1998 for an aggregate capital investment of approximately $34.7 million. As of September 30, 1997, the Company had spent $700,000 on this project.

     - Upgrading the Wire Mill. The Company intends to improve the cost efficiency of its Peoria wire mill by replacing 40% of its older wire drawing machines with new, high-speed drawing machines and by adding mechanical descaling capabilities and upgrading its galvanizing operations. The improvements will result in improved productivity through logistical enhancements and headcount reductions. The Company expects to complete these upgrades by year end 1999 for an aggregate capital investment of approximately $18 million.

PRODUCTS, MARKETS AND DISTRIBUTION

     The following table sets forth certain information with respect to the Company's steel and wire product mix in each of the last three years and the nine months ended September 30, 1996 and 1997.

                                                                                               NINE MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                            ---------------------------------------------------------------   -------------------
                                   1994                  1995                  1996                  1996
                            -------------------   -------------------   -------------------   -------------------
                            PERCENT    PERCENT    PERCENT    PERCENT    PERCENT    PERCENT    PERCENT    PERCENT
                            OF TONS       OF      OF TONS       OF      OF TONS       OF      OF TONS       OF
         PRODUCT            SHIPPED     SALES     SHIPPED     SALES     SHIPPED     SALES     SHIPPED     SALES
         -------            --------   --------   --------   --------   --------   --------   --------   --------
Fabricated wire
  products................    35.5%      50.6%      35.0%      49.8%      32.3%      48.7%      32.6%      49.3%
Industrial wire...........    22.3       22.1       23.6       23.4       23.1       23.2       23.2       23.2
Carbon steel rod..........    42.2       27.3       41.4       26.8       44.6       28.1       44.2       27.5
                             -----      -----      -----      -----      -----      -----      -----      -----
                             100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
                             =====      =====      =====      =====      =====      =====      =====      =====

                             NINE MONTHS ENDED
                               SEPTEMBER 30,
                            -------------------
                                   1997
                            -------------------
                            PERCENT    PERCENT
                            OF TONS       OF
         PRODUCT            SHIPPED     SALES
         -------            --------   --------
Fabricated wire
  products................    33.3%      48.7%
Industrial wire...........    24.3       23.8
Carbon steel rod..........    42.4       27.5
                             -----      -----
                             100.0%     100.0%
                             =====      =====

     - Fabricated Wire Products. The Company is one of the leading suppliers in the United States of agricultural fencing, barbed wire, stockade panels and a variety of welded and woven wire mesh, fabric and netting for agricultural, construction and industrial applications. The Company produces these products at its Peoria, Illinois, Sherman, Texas and Caldwell, Texas facilities. These products are distributed by the Company through farm supply distributors, hardlines merchandisers, building and industrial materials distributors and consumer do-it-yourself chains such as Home Depot U.S.A., Inc., Lowe's Companies, Inc. and McCoy's Building Supply Center. Many of the Company's fencing and related wire products are marketed under the Company's RED BRAND(R) label, a recognized brand of the Company for more than 50 years. As part of its marketing strategy, the Company designs merchandise packaging, supportive product literature and point-of-purchase displays for marketing many of these products to the retail consumer market. The Company also manufactures products for residential and commercial construction, including bulk, package and collated nails, rebar ty wire, stucco netting and reinforcing building fabric at its Peoria, Illinois, Sherman, Texas, Caldwell, Texas, Springdale, Arkansas and Hortonville, Wisconsin facilities. The primary customers for these products are construction contractors and building materials distributors. The Company sells approximately 35% of its nails through PrimeSource, Inc., one of the largest nail distributors in the United States, under PrimeSource's GripRite(R) label.

       The Company believes that its fabricated wire products are less susceptible than industrial wire or rod to the cyclical nature of the steel business because the commodity-priced raw materials used in such products, such as scrap steel, represent a lower percentage of the total cost of such value-added products when compared to rod or other less value-added products.

       The Company continuously evaluates opportunities to expand its downstream fabricated wire products operations. During 1994, the Company purchased a 20% stake in EWP, a joint venture located in Upper Sandusky, Ohio with a manufacturer and distributor of wire mesh for use in highway and road construction. During 1996, 11% of Keystone's rod sales were to EWP. Keystone had the right, under certain circumstances to purchase the remaining 80% interest in EWP at fair market value during the five year period ending November 1999. In December 1997, Keystone purchased the 80% of EWP not already owned by the Company. Keystone paid a total of $11.2 million in cash, using available funds, to acquire the remaining 80% of EWP and assumed EWP's liabilities. Management believes EWP broadens its fabricated wire product line and in the future may provide an opportunity to shift additional rod production to a higher margin, value-added fabricated wire product.

     - Industrial Wire. The Company is one of the largest manufacturers of industrial wire in the United States. At its Peoria, Illinois, Hortonville, Wisconsin, Sherman, Texas and Caldwell, Texas facilities, the Company produces custom-drawn industrial wire in a variety of gauges, finishes and packages for further consumption by the Company's fabricated wire products operations and for sale to industrial fabrication and original equipment manufacturer customers. The Company's drawn wire is used by customers in the production of a broad range of finished goods, including nails, coat hangers, barbecue grills, air conditioners, tools, refrigerators and other appliances. Management believes that with a few exceptions, its industrial wire customers do not generally compete with the Company.

     - Carbon Steel Rod. The Company produces low carbon steel rod at its rod mill located in Peoria, Illinois. Low carbon steel rod, with carbon content of up to 0.38%, is more easily shaped and formed than higher carbon rod and is suitable for a variety of applications where ease of forming is a consideration. In 1996, approximately 56% of the rod manufactured by the Company was used internally to produce wire and fabricated wire products at the Company's five wire fabrication facilities. The remainder of the Company's rod production was sold directly to producers of construction products, fabricated wire products and industrial wire, including products similar to those manufactured by the Company.

CUSTOMERS

     The Company sells its products to customers in the agricultural, industrial, construction, commercial, original equipment manufacturer and retail markets primarily in the Midwestern and Southwestern regions of the United States. Customers vary considerably by product and management believes the Company's ability to offer a broad range of product represents a competitive advantage in servicing the diverse needs of its customers.

     A listing of end-user markets by products follows:

             PRODUCT                                PRINCIPAL MARKETS SERVED
             -------                                ------------------------
Fencing products                    Agricultural, construction, do-it-yourself
Wire mesh products                  Agricultural, construction
Nails                               Construction, do-it-yourself
Industrial wire                     Producers of fabricated wire products
Carbon steel rod                    Producers of industrial wire and fabricated wire products

     Customers of the Company's industrial wire include manufacturers and producers of nails, coat hangers, barbecue grills, air conditioners, tools, refrigerators and other appliances. With few exceptions, these customers are generally not in competition with the Company. Customers of the Company's carbon steel rod include other downstream industrial wire and fabricated wire products companies, including manufacturers of products similar to those manufactured by the Company.

     The Company's ten largest customers represented approximately 29%, 30% and 33% of the Company's net sales in 1994, 1995 and 1996, respectively, and no single customer accounted for more than 7% of the Company's net sales during 1994, 1995 or 1996. The Company's fabricated wire products, industrial wire and rod business is not dependent upon a single customer or a few customers, the loss of any one, or a few, of which would have a material adverse effect on its business.

FACILITIES

     The Company's fabricated wire products, industrial wire and carbon steel rod production facilities utilize approximately 2.7 million square feet for manufacturing and office space, approximately 80% of which is located at the Company's Peoria, Illinois facility.

     The following table sets forth the location, size and general product types produced for each of the Company's steel and wire facilities, all of which are owned by the Company.

                                                       SIZE
        FACILITY NAME               LOCATION       (SQUARE FEET)            PRODUCTS PRODUCED
        -------------               --------       -------------            -----------------
Keystone Steel & Wire........  Peoria, IL            2,100,000     Fabricated wire products, industrial
                                                                     wire, carbon steel rod
Sherman Wire.................  Sherman, TX             294,000     Fabricated wire products and
                                                                     industrial wire
Engineered Wire Products.....  Upper Sandusky, OH       76,000     Fabricated wire products
Keystone Fasteners...........  Springdale, AR           76,000     Fabricated wire products
Sherman Wire of Caldwell.....  Caldwell, TX             75,000     Fabricated wire products and
                                                                     industrial wire
Fox Valley Steel & Wire......  Hortonville, WI          74,000     Fabricated wire products and
                                                                     industrial wire

     The Company believes all of its facilities are well maintained and satisfactory for their intended purposes.

MANUFACTURING

     The Company's manufacturing operations consist of an electric arc furnace steel mill, referred to as a mini-mill, a rod mill and six wire and wire product fabrication facilities. The manufacturing process commences in the Peoria, Illinois arc shop with scrap steel being loaded into an electric arc furnace and converted into molten steel. The molten steel is then transferred to a ladle refining furnace where the molten steel chemistries and temperatures are monitored and adjusted to specifications prior to casting. The molten steel is then transferred from the ladle refining furnace by ladle into a six-strand continuous casting machine from which it emerges in five-inch square strands that are cut to predetermined lengths, referred to as billets. These billets, along with any billets purchased from outside suppliers, are then transferred to the adjoining rod mill.

     Upon entering the rod mill, the billets pass through a computer-controlled, multi-zone recuperative reheat furnace. The heated billets are fed into the rolling line, where they pass through various finishing stands during the rod production process. After rolling, the rod is coiled and cooled. After cooling, the coiled rod passes through inspection stations for metallurgical, surface and diameter checks. Finished coils are compacted and tied, and either transferred to the Company's other facilities for processing into wire, nails and other fabricated wire products or shipped to rod customers.

     While the Company does not maintain a significant "shelf" inventory of finished rod, it generally has on hand approximately a one-month supply of fabricated wire and wire products inventory which enables it to fill customer orders and respond to shifts in product demand.

RAW MATERIALS AND ENERGY

     The principal raw material used in the Company's operations is scrap steel. The Company's steel mill is located close to numerous sources of high density automobile, industrial and railroad scrap, all of which is currently available from numerous sources. The purchase of scrap steel is highly competitive and its price volatility is influenced by periodic shortages, freight costs, weather, and other conditions beyond the control of the Company. The cost of scrap can fluctuate significantly and product selling prices cannot always be adjusted, especially in the short-term, to recover the costs of large increases in scrap prices. The Company has not entered into any long-term contracts for the purchase or supply of scrap steel and it is, therefore, subject to the price fluctuation of scrap steel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's manufacturing processes consume large amounts of energy in the form of electricity and natural gas. The Company purchases electrical energy for its Peoria facility from a regulated utility under an interruptible service contract which provides for more economical electricity rates but allows the utility to refuse or interrupt power to the Company's manufacturing facilities during periods of peak demand. The utility has in the past refused or interrupted service to the Company resulting in decreased production and increased costs associated with the related downtime.

COMPETITION

     The fabricated wire products, industrial wire and carbon steel rod businesses in the United States are highly competitive and are comprised primarily of several large mini-mill rod producers, many small independent wire companies and a few large diversified rod and wire producers, such as the Company. Among Keystone's principal competitors in the fabricated wire products and industrial wire markets are Insteel Industries, Inc., Northwestern Steel & Wire Co., Davis Wire Corporation and Gilbert & Bennett. Competition in the fabricated wire and wire product markets is based on a variety of factors, including channels of distribution, price, delivery performance, product quality, service, and brand name preference. Since carbon steel rod is a commodity steel product, management believes the domestic rod market is more competitive than the wire and wire products markets, and price is the primary competitive factor. Among Keystone's principal domestic carbon steel rod competitors are North Star Steel, GS Technologies, Rariton River and Co-Steel. Foreign steel and industrial wire producers also compete with the Company and other domestic producers.

     The Company also competes with many small independent wire companies who purchase rod from domestic and foreign sources. Due to the breadth of its fabricated wire products and industrial wire offerings, its ability to service diverse geographic and product markets, and the low relative cost of its internal supply of steel rod, the Company believes that it is well positioned to compete effectively with non-diversified rod producers and wire companies.

     The domestic steel rod industry has experienced a consolidation over the past decade, as large integrated steel producers disposed of or, to a significant degree, discontinued their carbon steel rod and wire operations. Some of this capacity was replaced by domestic mini-mills and foreign producers. Worldwide overcapacity in the steel industry continues to exist and since the expiration of certain voluntary restraint agreements with certain foreign governments in March 1992, imports of wire rod and certain wire products have increased significantly. The Company believes that certain competitors may increase their rod production capacity in the next few years, which could adversely affect rod pricing generally and increase competition among rod manufacturers.

     The Company believes its facilities are well located to serve markets throughout the continental United States, with principal markets located in the Midwestern and Southwestern regions. Close proximity to its customer base provides the Company with certain advantages over foreign and certain domestic competition, including reduced shipping costs, improved customer service and shortened delivery times. The Company believes higher transportation costs and the lack of local distribution centers tends to limit foreign producers' penetration of the Company's principal fabricated wire products, industrial wire and rod markets, but there can be no assurance this will continue to be the case.

     The Company is implementing the initial phases of a direct order/inventory control system that is designed to enhance its ability to serve high volume, retail customers. The Company believes this system, when fully implemented, will provide the Company with a competitive advantage in the service of its major retail customers.

TRADEMARKS

     The Company has registered the trademark RED BRAND for field fence and related products. Adopted by the Company in 1924, the RED BRAND trademark has been widely advertised and enjoys high levels of market recognition. The Company also maintains other trademarks for various products which have been promoted in their respective markets.

EMPLOYMENT

     The Company currently employs approximately 1,930 people, of whom approximately 1,120 are represented by the Independent Steel Workers Alliance ("ISWA") at its Peoria, Illinois facilities and approximately 170 are represented by the International Association of Machinists and Aerospace Workers (Local 2082) ("IAMAW") at its Sherman, Texas facilities. The current collective bargaining agreement with the ISWA expires in May 1999. In March 1997, the Company entered into a new three year contract with the IAMAW. The Company believes its relationship with its employees are good. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BACKLOG

     The Company's backlog of unfilled cancelable fabricated wire products, industrial wire and rod purchase orders, for delivery generally within three months, approximated $30 million at December 31, 1995 and $23 million at December 31, 1996, and $30 million at September 30, 1997. The Company does not believe that backlog is a significant factor in its business, and believes that substantially all of the backlog at September 30, 1997 will be filled within the current fiscal year.

HOUSEHOLD CLEANING PRODUCTS (DESOTO)

     DeSoto, Inc., a wholly owned subsidiary of the Company, manufactures household cleaning products (primarily powdered and liquid laundry detergents) at its DeSoto facility located in Joliet, Illinois. For the one year period from the date of the DeSoto acquisition through September 30, 1997, DeSoto had net sales of $14.0 million. DeSoto manufactures most products on a make and ship basis, and, as such, overall levels of raw materials and finished goods inventories maintained by DeSoto are relatively nominal. Approximately 80% of DeSoto's household cleaning products sales from the date of the acquisition by Keystone through September 30, 1997, were to a single customer, Sears Roebuck & Co. ("Sears"). Although the loss of Sears as a customer would have a material adverse effect on DeSoto's household cleaning products business, such loss would not have a material adverse effect on the consolidated operations of the Company.

ENVIRONMENTAL MATTERS

     Generally. The Company's production facilities are affected by a variety of environmental laws and regulations, including laws governing the discharge of water pollutants and air contaminants, the generation, transportation, storage, treatment and disposal of solid wastes and hazardous substances and the handling of toxic substances, including certain substances used in, or generated by, the Company's manufacturing operations. Many of these laws and regulations require permits to operate the facilities to which they pertain. Denial, revocation, suspension or expiration of such permits could impair the ability of the affected facility to continue operations.

     The Company records liabilities related to environmental issues at such time as information becomes available and is sufficient to support a reasonable estimate of a range of loss. If the Company is unable to determine that a single amount in an estimated range is more likely, the minimum amount of the range is recorded. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. See Note 15 to the Consolidated Financial Statements.

     The Company believes its current operating facilities are in material compliance with all presently applicable federal, state and local laws regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment. Environmental legislation and regulations have changed rapidly in recent years and the Company may be subject to increasingly stringent environmental standards in the future.

     Peoria facility. The Company is currently involved in the closure of inactive hazardous waste surface impoundments at its Peoria facility pursuant to a closure plan approved by the Illinois Environmental Protection Agency ("IEPA") in September 1992. The original closure plan provides for the in-place treatment of seven hazardous waste surface impoundments and two waste piles to be disposed of as special wastes. The Company recorded an estimated liability for remediation of the impoundments and waste piles based on a six phase remediation plan. The Company adjusts the recorded liability for each phase as actual remediation costs become known. During the remediation of Phase I, which was completed in 1994, the Company discovered additional contaminated soils and recorded a charge of $3.1 million for the treatment and disposal costs related to the additional soils. During 1995, the Company began remediation of Phases II and III and completed these phases, as well as Phase IV during 1996. In addition, the Company began remediation of Phase V during 1996. During 1995, additional contaminated soils were discovered and the Company recorded a charge of $2.4 million for the remediation costs for Phases II and III. During 1996, the Company's actual remediation costs for Phase IV were greater than the recorded accrual and as such, the Company recorded an additional charge of $2.8 million. In addition, based on new cost estimates developed in 1996, the Company recorded an additional charge of $3.6 million (approximately $2.0 million in the fourth quarter) representing the estimated costs remaining to be incurred relating to the uncompleted phases. At September 30, 1997, the Company has a $9.4 million accrual representing the estimated costs remaining to be incurred relating to the remediation efforts, exclusive of capital improvements, which capital expenditures are not expected to be material. The remediation is currently expected to be complete in 1998. Pursuant to agreements with the IEPA and Illinois Attorney General's office, the Company is depositing $3 million into a trust fund over a six-year period ending July 1999. The Company cannot withdraw funds from the trust fund until the fund balance exceeds the sum of the estimated remaining remediation costs plus $2 million. At December 31, 1995 and 1996 and September 30, 1997 the trust fund had balances of $2.4 million, $2.8 million and $3.0 million, respectively, which amounts are included in other noncurrent assets because the Company does not expect to have access to any of these funds until after 1998.

     Superfund sites -- Keystone. The Company is subject to federal and state "Superfund" legislation that imposes cleanup and remediation responsibility upon present and former owners and operators of, and persons that generated hazardous substances deposited upon, sites determined by state or federal regulators to contain hazardous substances. The Company has been notified by the EPA that the Company is a potentially responsible party ("PRP") under the federal Superfund legislation for the alleged release or threat of release of hazardous substances into the environment at various sites. These situations involve cleanup of landfills and disposal facilities which allegedly received hazardous substances generated by discontinued operations of the Company. At both December 31, 1995 and 1996, the Company had accrued a total liability related to these sites of $1.1 million and at September 30, 1997, the Company had an accrual related to these sites of $0.4 million. The Company believes its comprehensive general liability insurance policies provide indemnification for certain costs the Company may incur at the three Superfund sites discussed below, and has recorded receivables for the estimated insurance recoveries.

     In July 1991, the United States filed an action against a former division of the Company and four other PRP's in the United States District Court for the Northern District of Illinois seeking to recover investigation and remediation costs incurred by the EPA at the Byron Salvage Yard, located in Byron, Illinois. In April 1992, the Company filed a third-party complaint in this civil action against 15 additional parties seeking contribution in the event the Company is held liable for any response costs at the Byron site. Neither the Company nor the other designated PRPs are performing any investigation of the nature and extent of the contamination. The EPA has possession of the site and is conducting the remedial investigation. In July 1993, the EPA made available for inspection records documenting approximately $10 million in investigation and remediation costs incurred at the site and produced copies of the laboratory results on groundwater samples taken as a part of the ongoing remedial investigation. During 1994, the EPA released its remedial investigation study showing ground water contamination, however the EPA has not completed a feasibility study or risk assessment for the site. Until the EPA releases its Final Record of Decision, the Company will not know whether the EPA will require any further groundwater remediation measures. In December 1996, the Company, the EPA and the Department of Justice entered into the Fifth Partial Consent Decree to settle the Company's liability for EPA response costs incurred at the site through April 1994 for a payment of $690,000. Under the agreement the Company is precluded from recovering any portion of the $690,000 settlement payment from other parties to the lawsuit. In January 1997, the Company paid the $690,000 settlement. The Company will remain potentially liable for EPA response costs incurred after April 30, 1994, and natural resource damage claims, if any, that may be asserted in the future. Keystone recovered a portion of the $690,000 payment from its insurer.

     In September 1991, the Company along with 53 other PRP's executed a consent decree to undertake the immediate removal of hazardous wastes and initiate a Remedial Investigation/Feasibility Study ("RI/FS") of the Interstate Pollution Control site located in Rockford, Illinois. The Company's percentage allocation within the group of PRP's agreeing to fund this project is currently 2.14%. However, the Company's ultimate allocation, and the ultimate costs of the RI/FS and any remedial action, are subject to change depending, for example, upon: the number and financial condition of the other participating PRPs, field conditions and sampling results, results of the risk assessment and feasibility study, additional regulatory requirements, and the success of a contribution action seeking to compel additional parties to contribute to the costs of the RI/FS and any remedial action. The project manager for the engineering firm conducting the RI/FS at the site has concluded the least expensive remedial option would be to cap the site and install and operate a soil vapor extraction system, at an estimated cost of approximately $2.6 million. The remedial investigation and feasibility study is expected to be completed during 1997. The Company's current allocated share of the estimated least expensive remedial option is $56,000.

     In August 1987, the Company was notified by the EPA that it is a PRP with respect to the alleged hazardous substance contamination of a site previously owned by the Company in Cortland, New York. There are four other PRPs participating in the RI/FS and a contribution action is pending against eleven additional viable entities which allegedly contributed wastes to the site. An estimate made by the principal engineering firm responsible for the management of the RI/FS indicated the cost of the least expensive remedial option is approximately $3 million. This option would involve the construction of a site cap and ground water monitoring. The likelihood that the EPA will select this option will depend on, among other things, the results of the EPA's evaluation of the feasibility study. The Company's estimated share of the least expensive remedial option is $375,000.

     Superfund sites -- DeSoto. The Company's wholly owned subsidiary, DeSoto, is also subject to federal and state Superfund legislation and has been notified by the EPA that it is a PRP under the federal Superfund legislation for the alleged release or threat of release of hazardous substances into the environment at several sites. DeSoto is also involved in remediation efforts at other non Superfund sites. All of these situations involve cleanup of landfills and other facilities which allegedly received hazardous substances generated by discontinued operations of DeSoto. The Company has a total of $6.8 million accrued at September 30, 1997 relative to these sites. Such accruals were recorded by DeSoto prior to the DeSoto acquisition. Although some insurance coverage is available to DeSoto relative to these sites, the Company has not recorded receivables for expected insurance proceeds at September 30, 1997.

     The EPA has notified DeSoto it is a PRP responsible for the alleged hazardous substance contamination of the American Chemical Site ("ACS"), a chemical recycling facility located in Griffith, Indiana. The EPA alleges that DeSoto's discontinued operations sent its wastes directly to ACS during the 1950's through the 1980's and has assigned an allocation level of approximately 5.7% to DeSoto. Cleanup costs have previously been estimated to range from $40 million to $85 million. In prior years DeSoto has paid approximately $207,000 towards the cleanup of this site. During December 1997, DeSoto entered into an agreement to settle its liability with respect to this site for a payment of approximately $1.6 million. Such amount was within the previously accrued balance.

     Prior to the DeSoto acquisition, DeSoto was notified by the EPA that it is one of 50 PRPs at the Chemical Recyclers, Inc. site in Wylie, Texas. Under a consent order from the EPA, the PRP group has performed a removal action and an investigation of soil and groundwater contamination. Such investigation revealed certain environmental contamination. Certain PRPs that allegedly did not produce chlorinated solvents may argue they should not be responsible for groundwater cleanup or that responsibility should not be based on pure volume, but toxicity should be taken into account in allocating responsibility. It is not presently known whether DeSoto sent any chlorinated solvents to the site. It is anticipated the EPA will order further remedial action, the exact extent of which is not currently known. DeSoto has been allocated on a non-binding interim basis, approximately 10% of the costs for this site.

     In 1984, the EPA filed suit against DeSoto by amending a complaint against Midwest Solvent Recovery, Inc. et al ("Midco"). DeSoto was a defendant based upon alleged shipments to an industrial waste recycling storage and disposal operation site located in Gary, Indiana. The amended complaint sought relief under the federal Superfund statute to force the defendants to clean up the site, pay noncompliance penalties and reimburse the government for past clean up costs. In June 1992, DeSoto settled its portion of the case by entering into a partial consent decree, and all but one of the eight remaining primary defendants and 93 third party defendants entered into a main consent decree. Under the terms of the partial consent decree, DeSoto agreed to pay its pro rata share (13.47%) of all costs under the main consent decree. At September 30, 1997 current estimates of total remaining remediation costs related to this site are approximately $20 million. In addition to certain amounts (totaling approximately $1.1 million at September 30, 1997) included in the trust fund discussed below, DeSoto also has certain credits (totaling $1.0 million at September 30, 1997) due to it under the partial consent decree. These credits can be used by DeSoto (with certain limitations) to fund its future liabilities under the partial consent decree.

     In 1995, DeSoto was notified by the Texas Natural Resource Conservation Commission ("TNRCC") that there were certain deficiencies in prior DeSoto reports to TNRCC relative to one of DeSoto's non-operating facilities located in Gainesville, Texas. In response to the TNRCC letter, DeSoto engaged an environmental consulting firm to report on additional potential remediation costs. Additional remediation costs are presently estimated to be between $1 million to $5 million.

     In December 1994, DeSoto was named in a complaint filed in the United States District Court for the Northern District of Indiana. The complaint alleges DeSoto and numerous other parties are jointly and severally responsible under the federal Superfund statute for the cleanup and future cleanup, plus costs and legal fees, at the Ninth Avenue site in Gary, Indiana. The complaint also alleges DeSoto is responsible for its allocable share of such expenses and costs. DeSoto entered into a settlement agreement which resolved its liability at this site for a payment of $490,000 which was paid in March 1997.

     In December 1991, DeSoto and approximately 600 other PRPs were named in a complaint alleging DeSoto and the other PRPs generated wastes that were disposed of at a Pennsauken, New Jersey municipal landfill. The plaintiffs in the complaint were ordered by the court to show in what manner the defendants were connected to the site. The plaintiffs provided an alleged nexus indicating garbage and construction materials from DeSoto's former Pennsauken facility were disposed of at the site and such waste contained hazardous material. In December 1992, the plaintiffs responded claiming enough information had been provided, to which DeSoto objected. The claim was dismissed without prejudice in August 1993. In 1996, DeSoto received an amended complaint containing the same allegations. This matter is in discovery stage at September 30, 1997. DeSoto has denied any liability with regard to this matter and expects to vigorously defend the action.

     In addition to the sites discussed above, DeSoto is allegedly involved at 26 other sites at which the Company does not expect significant liability.

     Under the terms of a 1990 asset purchase agreement relating to the purchase of one of DeSoto's former businesses by Sherwin-Williams, $6.0 million of the sale's proceeds were used to establish a trust fund to fund potential clean-up liabilities. The trust agreement expires on October 26, 2000, or when the trust is depleted, whichever occurs first. A portion of the trust has been set aside with respect to the Midco site, as discussed above; the agreement governing that portion of the trust expires on October 26, 2008. DeSoto has access to the trust fund, subject to Sherwin-Williams' approval, for any expenses or liabilities incurred by DeSoto regarding environmental claims relating to the sites identified in the trust agreement. Sherwin-Williams has access to the trust fund, subject to DeSoto's approval, for any expenses or liabilities incurred as a result of DeSoto's failure to meet its obligations relating to the sites identified in the agreement. DeSoto was reimbursed approximately $131,000 during the period from the date of the merger with Keystone through December 31, 1996 and $490,000 during the interim period ended September 30, 1997, from the trust to cover waste site payments. The balance in the trust fund, primarily invested in United States Treasury securities and classified as a restricted investment on the balance sheet, as of September 30, 1997 was approximately $4.2 million.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

     The current executive officers and directors of the Company are listed below:

               NAME                 AGE                  TITLE
               ----                 ---                  -----
Glenn R. Simmons..................  70     Chairman of the Board
J. Walter Tucker, Jr. ............  72     Vice Chairman of the Board
Robert W. Singer..................  61     President and Chief Executive
                                           Officer
Harold M. Curdy...................  50     Vice President -- Finance and
                                           Treasurer
Bert E. Downing, Jr. .............  41     Corporate Controller
Ralph P. End......................  59     Vice President and General Counsel
Thomas J. Glaister................  48     President, Keystone Wire & Steel
                                           Division
Bill J. Johnson...................  60     President, Sherman Wire Division
Sandra K. Myers...................  54     Corporate Secretary
Thomas E. Barry...................  54     Director
Paul M. Bass, Jr. ................  62     Director
David E. Connor...................  72     Director
William P. Lyons..................  56     Director
William Spier.....................  63     Director
Richard N. Ullman.................  63     Director

     Glenn R. Simmons has served as Chairman of the Board of Directors of the Company since prior to 1992 and his term expires at the Company's annual meeting in 1999. Mr. Simmons served as Chief Executive Officer of the Company from prior to 1992 to February 1997. Mr. Simmons has served as Vice Chairman of the Board of Directors of Contran since prior to 1992. Mr. Simmons has been a director of Contran and an executive officer and/or director of various companies related to Contran since prior to 1992. He is Vice Chairman of the Board of Valhi and Valcor, Inc. and a director of NL Industries, Inc. ("NL") and Tremont Corporation ("Tremont"), all of which companies may be deemed to be affiliates of the Company. Mr. Simmons is also the brother of Harold C. Simmons.

     J. Walter Tucker, Jr. has served as Vice Chairman of the Board of Directors of the Company since prior to 1992 and his term expires at the Company's annual meeting in 1999. Mr. Tucker has served as a director, President and Treasurer of Tucker & Branham, Inc., a privately owned real estate, mortgage banking and insurance firm since prior to 1992. Mr. Tucker is also a director of Columbian Mutual Life Insurance Company and Valhi. He has also been an executive officer and/or director of various companies related to Valhi and Contran since prior to 1992.

     Robert W. Singer is President and Chief Executive Officer of the Company. Mr. Singer has served as Chief Executive Officer since February 1997. Mr. Singer served as President and Chief Operating Officer of the Company since prior to 1992. He has served as Vice President of Valhi and Contran since prior to 1992.

     Harold M. Curdy is Vice President -- Finance and Treasurer of the Company and has served in such capacities since prior to 1992.

     Bert E. Downing, Jr. is Corporate Controller of the Company and has served in such capacity since December 1993. From prior to 1992 to December 1993, Mr. Downing served as Senior Manager in the Dallas office of Ernst & Young, a public accounting firm.

     Ralph P. End has served as Vice President and General Counsel of the Company since prior to 1992.

     Thomas J. Glaister has served as President, Keystone Steel & Wire Division, a division of the Company, since January 1997. Mr. Glaister served as General Manager, Logistics of Lukens, Inc. ("Lukens") prior to joining Keystone Steel & Wire. He held various management positions with Lukens from prior to 1992 to January 1997.

     Bill J. Johnson has served as President of Sherman Wire, a division of the Company, since February 1995. Mr. Johnson served as Vice President & General Manager of Sherman Wire since prior to 1992.

     Sandra K. Myers is Corporate Secretary of the Company and Executive Secretary of Contran and has served in both capacities since prior to 1992.

     Thomas E. Barry has been a director of the Company since prior to 1992 and his term expires at the Company's annual meeting in 2000. Dr. Barry is Vice President for Executive Affairs at Southern Methodist University and has been a Professor of Marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 1992.

     Paul M. Bass, Jr. has been a director of the Company since prior to 1992 and his term expires at the Company's annual meeting in 1998. Mr. Bass is Vice Chairman of First Southwest Company, a privately owned investment banking firm, and has served as a director since prior to 1992. Mr. Bass is also Chairman of Richman Gordman Half Price Stores, Inc., Chairman of MorAmerica Private Equities Company, and director and Chairman of the Audit Committee of California Federal Bank and director and member of the Executive Committee of Source Services, Inc. Mr. Bass is currently serving as a member of the Executive Committee of Zale-Lipshy University Hospital and as Chairman of the Board of Trustees of Southwestern Medical Foundation.

     David E. Connor has been a director of the Company since prior to 1992 and his term expires at the Company's annual meeting in 1998. Mr. Connor is President of David E. Connor and Associates, advisers to commerce and industry, in Peoria, Illinois and has served in such capacity since prior to 1992. He is Chairman of the Board of First Midwest Bankshares, Quincy, Illinois. He is also director of Heartland Community Health Clinic, Peoria, Illinois, Museum Trustees of America, Washington, D.C., and a trustee of Bradley University, Peoria, Illinois.

     William P. Lyons has been a director of the Company since September 1996 and his term expires at the Company's annual meeting in 2000. Mr. Lyons is Chairman of the board of Holmes Protection Group, Inc., an electronic security systems and monitoring company, and has served in such capacity since 1995. Mr. Lyons was a director of DeSoto from prior to 1992 until September 1996. He is also Chairman of JVL Corp., now an investment firm, but formerly a generic pharmaceutical manufacturer, since 1992. Mr. Lyons is also President of William
P. Lyons & Co., Inc. since prior to 1992, and Managing Director of Madison Partners, LLC, both investment firms. He is also a director of Lydall, Inc. and Video Lottery Technologies, Inc.

     William Spier has been a director of the Company since September 1996 and his term expires at the Company's annual meeting in 2000. Mr. Spier is President and Chairman of Sutton Holding Corp., a private investment company, and has served in such capacity since prior to 1992. Mr. Spier was Chairman of DeSoto from prior to 1992 to September 1996, Chief Executive Officer of DeSoto from prior to 1992 to January 1994 and from September 1995 to September 1996. He is also a director of Geotek Communications, Inc., EA Industries, Inc., Integrated Technology USA, Inc. and Video Lottery Technologies, Inc.

     Richard N. Ullman has been a director of the Company since 1992 and his term expires at the Company's annual meeting in 1999. Mr. Ullman is President of Federal Companies, a privately held commercial warehouse and transportation company in Peoria, Illinois, and has served in such capacity since prior to 1992. He is a director of First of America Bank -- Illinois, N.A. and Cilcorp, Inc. and is also serving as director of Children's Hospital of Illinois at St. Francis, director of St. Francis Medical Center, and a trustee of Bradley University, all located in Peoria.

     Each of the above-named directors of the Company serves until the indicated annual meeting of stockholders of the Company or until his earlier death, removal or resignation, and all of the executive officers of the Company serve at the pleasure of the Company's Board of Directors.

CERTAIN LITIGATION

     Harold C. Simmons, Glenn R. Simmons and certain companies related to Keystone are parties to the litigation described below.

     In November 1991, a purported derivative complaint was filed in the Court of Chancery of the State of Delaware, New Castle County, (Alan Russell Kahn v. Tremont Corporation, et al., No. 12339), in connection with Tremont's purchase of 7,800,000 shares of common stock of NL from Valhi (the "NL Stock Purchase"). In addition to Valhi, the complaint named as defendants Tremont and the members of Tremont's Board of Directors, including Glenn R. Simmons and Harold C. Simmons. The complaint alleged, among other things, that the NL Stock Purchase constituted a waste of Tremont's assets and that Tremont's Board of Directors had breached its fiduciary duties to Tremont's public stockholders. A trial on this matter was held in June 1995 and in March 1996 the court issued its opinion ruling in favor of the defendants and concluded that the NL Stock Purchase did not constitute an overreaching by Valhi, that Tremont's purchase price in the NL Stock Purchase was fair and that in all other respects the NL Stock Purchase was fair to Tremont. In June 1996, the plaintiffs filed an appeal with the Delaware Supreme Court. In June 1997, the Delaware Supreme Court reversed and remanded the trial court ruling for further proceedings. In October 1997, oral arguments upon remand were heard. The judge has requested additional testimony. The Company understands that Valhi, Tremont and the other defendants believe this action is without merit and each intends to defend the action vigorously.

     In September 1996, a complaint was filed in the Superior Court of New Jersey, Bergen County, Chancery Division (Seinfeld v. Simmons, et al., No. C-336-96) against Valhi, NL and certain current and former members of NL's board of directors. The complaint, a derivative action on behalf of NL, alleges, among other things, that NL's August 1991 "Dutch Auction" tender offer was an unfair and wasteful expenditure of NL's funds. The complaint seeks, among other things, to rescind NL's purchase of approximately 10.9 million shares of its common stock from Valhi pursuant to the Dutch Auction, and the plaintiff has stated that damages sought are $149 million. The defendants have answered the complaint and have denied all allegations of wrongdoing. Discovery has been completed. A trial date has yet to be set. The Company understands that Valhi and each of the other defendants believe the complaint is without merit and each intends to defend the action vigorously.

     On February 6, 1998, Valhi announced that it had reached agreements in principal to settle both of the matters discussed above. Pursuant to the memoranda of understanding for the settlements, Valhi will transfer to Tremont and NL 1.2 million and 750,000 NL shares, respectively, held by Valhi (subject to adjustment based on the sales price of NL shares at the time of closing). The minimum and maximum number of NL shares that will be transferred in the aggregate for both settlements is 1.68 million and 2.25 million, respectively. Keystone believes that the settlement agreements will not have a material adverse effect on its financial condition or results of operations.

DIRECTORS' COMPENSATION

     Directors of the Company who are not salaried employees of the Company receive an annual retainer of $12,000. Such directors also receive a fee of $450 per day for each Board of Directors meeting and/or committee meeting. Directors are also reimbursed for reasonable expenses incurred in attending the Company's Board of Directors and/or committee meetings. On May 5, 1992, the Company's stockholders approved the Keystone Consolidated Industries, Inc. 1992 Non-Employee Director Stock Option Plan ("Keystone Director Plan"), which provides that each non-employee director will be granted an option to purchase 1,000 shares of Keystone common stock on the third business day after the Company issues its press release summarizing the Company's annual financial results for the prior fiscal year. The exercise price of the options will be equal to the last reported sale price of Keystone common stock on the NYSE Composite Tape on the date of grant. Options granted pursuant to the Keystone Director Plan become exercisable one year after the date of grant and expire on the fifth anniversary following the date of grant. Mr. Glenn Simmons' services are made available to the Company pursuant to the Intercorporate Services Agreement between the Company and Contran (the "Intercorporate Services Agreement"). In addition to director services,

Mr. Tucker provides certain consulting services to the Company for which the Company pays a company related to Mr. Tucker. See "Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following table summarizes all compensation paid to the Company's Chief Executive Officer and, each of the Company's four most highly compensated executive officers other than the chief executive officer (collectively, the "Keystone Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                   ---------------------
                                                                          AWARDS
                                           ANNUAL COMPENSATION     ---------------------     ALL OTHER
            NAME AND                      ---------------------    SECURITIES UNDERLYING    COMPENSATION
       PRINCIPAL POSITION         YEAR    SALARY($)    BONUS($)         OPTIONS(#)             ($)(1)
       ------------------         ----    ---------    --------    ---------------------    ------------
Glenn R. Simmons(2)               1997     126,923     200,000                 --                 --
Chairman of the Board             1996     126,923     250,000            125,000                 --
and former Chief Executive
  Officer                         1995     123,077          --                 --                 --
Robert W. Singer(3)               1997     185,000     100,000(5)          40,000                 --(6)
President and                     1996     170,000     200,000                 --              7,260
Chief Executive Officer           1995     225,000      62,500                 --              7,425
Harold M. Curdy                   1997     150,000          --(5)          10,000                 --(6)
Vice President -- Finance         1996     140,000     175,000             25,000              7,260
& Treasurer                       1995     132,000      60,000                 --              7,425
Bert E. Downing, Jr.              1997      84,000      30,000(5)              --                 --(6)
Corporate Controller              1996      80,000      37,000             15,000              4,840
                                  1995      76,000      20,000                 --              4,655
Thomas J. Glaister(4)             1997     171,636     112,500             20,000                 --
President -- Keystone Steel &     1996          --          --                 --                 --
Wire Division                     1995          --          --                 --                 --

---------------

(1) Amounts contributed by the Company to the Company's 401(k) Plan for the benefit of such executive officer.

(2) Glenn R. Simmons, Chairman of the Board of the Company, was formerly Chief Executive Officer of the Company prior to his resignation from such position effective as of February 10, 1997. Mr. Simmons is not a salaried employee of the Company. The reported salary represents an allocation of his time devoted to Keystone business under the Intercorporate Services Agreement. See "Certain Relationships and Related Transactions." Keystone, however, paid Mr. Simmons a bonus in 1996 upon completion of the DeSoto Acquisition and a bonus upon completion of the offering of the Senior Notes in August 1997. As of January 20, 1998, no decision has been made as to whether or not the Company will pay Mr. Simmons a 1997 annual bonus.

(3) Robert W. Singer was formerly President and Chief Operating Officer prior to accepting the position of President and Chief Executive Officer effective as of February 10, 1997. The amounts shown in the table as compensation for Mr. Singer for 1996 represent the full amount paid by the Company for services rendered to the Company during 1996, less the portion of such compensation that is either credited or reimbursed to the Company for services Mr. Singer rendered to Valhi pursuant to the Intercorporate Services Agreement. Mr. Singer's Keystone compensation excludes $65,000 and $55,000 as salary for services rendered by Mr. Singer to Valhi during 1997 and 1996, respectively, for which Keystone received credit under the Intercorporate Services Agreement.

(4) Thomas J. Glaister was first elected an executive officer of the Company when he was elected President of the Company's Keystone Steel & Wire Division on January 13, 1997.

(5) 1997 annual bonuses for Messrs. Curdy, Downing, End and Singer have not been determined as of January 20, 1998. The reported bonuses were paid in August 1997 upon the completion of the offering of the Senior Notes and are in addition to 1997 annual bonuses.

(6) 1997 contributions by the Company to the Company's 401(k) Plan for the benefit of Messrs. Curdy, Downing, End and Singer have not been determined as of January 20, 1998.

     The following table sets forth certain information at December 31, 1997 and for the fiscal year then ended with respect to stock options granted to the Keystone Named Executive Officers. No stock appreciation rights were granted and no options have been granted at an option price below fair market value on the date of the grant.

                             OPTION GRANTS IN 1997

                                                                                     POTENTIAL REALIZABLE
                                   NUMBER     % OF TOTAL                               VALUE AT ASSUMED
                                     OF        OPTIONS                               ANNUAL RATES OF STOCK
                                 SECURITIES   GRANTED TO   EXERCISE                 PRICE APPRECIATION FOR
                                 UNDERLYING   EMPLOYEES     OR BASE                     OPTION TERM($)
                                  OPTIONS     IN FISCAL      PRICE     EXPIRATION   -----------------------
             NAME                 GRANTED        YEAR      ($/SHARE)      DATE          5%          10%
             ----                ----------   ----------   ---------   ----------   ----------   ----------
Glenn R. Simmons...............        --         --            --            --          --           --
Robert W. Singer(1)............    40,000         33%        8.125        3/3/07     204,391      517,966
Harold M. Curdy(1).............    10,000          8         8.125        3/3/07      51,098      129,492
Bert E. Downing, Jr............        --         --            --            --          --           --
Thomas J. Glaister(2)..........    20,000         17          9.25       1/13/07     116,346      294,842

---------------

(1) Options were granted on March 3, 1997 and vest 33 1/3%, 66 2/3% and 100% on the first, second and third anniversary of the date of grant, respectively.

(2) Options were granted on January 13, 1997 and vest 33 1/3%, 66 2/3%, and 100% on the first, second, and third anniversary of the date of grant, respectively.

     The following table provides information, with respect to the Keystone Named Executive Officers, concerning the value of unexercised stock options held as of December 31, 1997. In 1997, no Keystone Named Executive Officer exercised any stock options or stock appreciation rights.

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                                OPTIONS/SARS AT              IN-THE-MONEY OPTIONS/SARS
                                              DECEMBER 31, 1997(#)           AT DECEMBER 31, 1997($)(1)
                                         ------------------------------    ------------------------------
                 NAME                    EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
                 ----                    -----------      -------------    -----------      -------------
Glenn R. Simmons.......................    69,163             83,337         202,067           322,933
Robert W. Singer.......................    10,000             40,000          32,500           155,000
Harold M. Curdy........................    13,333             26,667          48,538           103,337
Bert E. Downing, Jr....................     6,200             10,800          21,473            40,152
Thomas J. Glaister.....................        --             20,000              --            55,000

---------------

(1) The values shown in the table are based on the $12.00 per share closing price of the common stock on December 31, 1997 as reported by the NYSE Composite Tape, less the exercise price of the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Except for Mr. Donald Sommer who retired as Vice President of the Company in 1982 and who was a director and member of the Company's Compensation Committee until the time of his death in December 1997, no member of the Company's Compensation Committee is or has been an officer or employee of the

Company or any of its subsidiaries. In 1997, no executive officer of the Company served on the compensation committee or as a director of another entity, one of whose executive officers served on the Company's Compensation Committee or Board of Directors.

PENSION PLAN

     The Company maintains a qualified, noncontributory defined benefit pension plan which provides defined retirement benefits to various groups of eligible employees, including executive officers. Normal retirement age under the Company's pension plan is age 65. Under the plan, the defined benefit for salaried employees, including officers, is based on a straight life annuity. An individual's monthly benefit is the sum of the following: (a) for credited service prior to January 1, 1981, the amount determined by his or her average monthly cash compensation for the five years of his or her highest earnings prior to January 1, 1981, multiplied by 1.1% multiplied by the years of credited service, plus (b) for each year of service between 1980 and 1989, the amount determined by the sum of 1.2% multiplied by his or her average monthly cash compensation that year up to the social security wage base and 1.75% multiplied by his or her average monthly cash compensation that year in excess of the social security wage base, plus (c) for each year subsequent to 1989, the amount determined by 1.2% multiplied by his or her average monthly cash compensation that year, but not less than $14.00 per month.

     The estimated annual benefits payable upon retirement at normal retirement age for each of the salaried Keystone Named Executive Officers, assuming continued employment with the Company until normal retirement age at current salary levels are: Robert W. Singer, $27,936, Harold M. Curdy, $48,779; Bert E. Downing, Jr., $28,960; Thomas J. Glaister, $33,800 and Glenn R. Simmons does not participate in the Company's defined benefit pension plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As set forth below under the caption "Security Ownership of Management and Certain Beneficial Owners," Harold C. Simmons, through Contran and other entities, may be deemed to beneficially own approximately 48% of the Company's outstanding common stock and, therefore, may be deemed to control the Company. The Company and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, joint ventures, partnerships, loans, options, advances of funds on open account, and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties, and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. While no transactions of the type described above are planned or proposed with respect to the Company (except as otherwise set forth herein), the Company continuously considers, reviews and evaluates, and understands that Contran and related entities consider, review and evaluate, transactions of the type described above. Depending on the business, tax and other objectives then relevant, it is possible that the Company might be a party to one or more of such transactions in the future. In connection with these activities, the Company may consider issuing additional equity securities or incurring additional indebtedness. The Company's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Harold C. Simmons. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company's management, no less favorable to the Company than could be obtained from unrelated parties.

     The Indenture limits the ability of the Company and its Subsidiaries to enter into transactions with affiliates. See "Description of Notes -- Certain Covenants -- Transactions with Affiliates." Except as will be required under the terms of the Indenture, no specific procedures are in place that govern the treatment of transactions among the Company and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors and officers owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

     Glenn R. Simmons, J. Walter Tucker, Jr., and Sandra K. Myers are not salaried employees of the Company. The Company has contracted with Contran, on a fee basis payable in quarterly installments, to provide certain administrative and other services to the Company in addition to the services of Mr. Simmons and Ms. Myers, including consulting services of Contran executive officers pursuant to the Intercorporate Services Agreement. The aggregate fees incurred by the Company pursuant to this agreement were $500,000, $465,000 and $540,000 in 1995, 1996 and 1997, respectively. The Company compensates Tucker & Branham, Inc. for certain consulting services of Mr. Tucker on an hourly basis as his services are requested. The fees paid Tucker & Branham, Inc. were $50,000, $79,000 and $62,000 in 1995, 1996 and 1997, respectively.

     Certain of Keystone's property, liability and casualty insurance risks are partially insured or reinsured by a captive insurance subsidiary of Valhi. The premiums and claims paid in connection therewith were approximately $98,000 in 1994, $39,000 in 1995 and $689,000 in 1996.

     The Company also purchased aircraft services from Valhi in the amount of $150,000, $172,000 and $175,000 in 1995, 1996 and 1997, respectively.

     In the opinion of management and the Board of Directors, the terms of the transactions described above were no less favorable to the Company than those that could have been obtained from an unrelated entity.

     As of September 30, 1997, the Collective Trust directly holds, among other things, approximately 0.3% of the outstanding common stock of the Company and 0.1% of the outstanding shares of each of Valhi and Tremont common stock, respectively. The Collective Trust is a master trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain participating employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is the sole trustee of the Collective Trust and the sole member of the trust investment committee for the Collective Trust. Mr. Simmons receives no compensation for serving in such capacities.

     With certain exceptions, the trustee of the Collective Trust has exclusive authority to manage and control the assets of the Collective Trust. Administrators of the employee benefit plans participating through their company's master trust in the Collective Trust, however, have the authority to direct distributions and transfers of plan benefits under such participating plans. The trust investment committee of the Collective Trust has the authority to direct the trustee to establish investment funds, transfer assets between investment funds and appoint investment managers and custodians. Except as otherwise provided by law, the trustee is not responsible for the investment of any assets of the Collective Trust that are subject to the management of an investment manager.

     Generally, the trustee cannot (i) invest more than 25% of the Collective Trust assets in securities of a single entity (although divestiture is not required if this limit is exceeded due to subsequent changes in the fair value of investments) or (ii) acquire an equity interest in a company unless the trustee determines in good faith that no entity that Harold C. Simmons controls (a "Related Entity") has a material equity interest in such company. Such good faith is conclusively presumed if no Related Entity holds voting securities of such company or if the Collective Trust and all Related Entities do not own in the aggregate five percent of the outstanding voting securities of such company and do not request or accept representation on such company's board of directors.

     The Company may withdraw all or part of the Plan's investment in the Collective Trust at the end of any calendar month without penalty.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of January 13, 1998, the Company's directors, the Keystone Named Executive Officers, the beneficial owners of more than 5% of the Company's common stock and preferred stock outstanding, and the Company's directors and executive officers as a group, beneficially owned, as defined by the rules of the Commission, the shares of the Company's common stock and preferred stock shown in the following table.

                                                                                              COMBINED
                                                                                            OWNERSHIP OF
                                                                                             COMMON AND
                                                                                           PREFERRED STOCK
                                          COMMON     PERCENT OF   PREFERRED   PERCENT OF     PERCENT OF
       NAME OF BENEFICIAL OWNER            STOCK      CLASS(1)      STOCK      CLASS(2)       CLASS(2)
       ------------------------          ---------   ----------   ---------   ----------   ---------------
Thomas E. Barry(3).....................      5,200        --             0         --             --
Paul M. Bass, Jr.(3)(4)................     12,500        --             0         --             --
David E. Connor(3).....................      6,500        --             0         --             --
Harold M. Curdy(5).....................     28,498        --             0         --             --
Bert E. Downing, Jr.(5)................      7,594        --             0         --             --
Thomas J. Glaister(5)..................      7,867        --            --         --             --
William P. Lyons(6)....................     37,127        --             0         --             --
Glenn R. Simmons(5)(7).................    110,267       1.2%            0         --           1.1%
Robert W. Singer(5)....................     45,833        --             0         --             --
William Spier(6)(8)....................    227,412       2.4       193,537      44.4%            4.3
J. Walter Tucker, Jr...................    153,450       1.7             0         --            1.6
Richard N. Ullman(3)...................      5,500        --             0         --             --
Harold C. Simmons(7)(9)(10)............  4,454,073      47.9             0         --           45.8
Dimensional Fund Advisors Inc.(11).....    602,800       6.5             0         --            6.2
Coatings Group, Inc.(12)...............    184,017       2.0       193,537       44.4            3.9
Vahal Corp.(13)........................         --        --       145,152       33.3            1.5
Parkway M&A Capital Corporation(14)....     98,174       1.1        96,769       22.2            2.0
All directors and executive officers as
  a group (15
  persons)(3)(4)(5)(6)(8)(15)..........    679,321       7.2       193,537       44.4            8.8

---------------

(1) All beneficial ownership is sole and direct except as otherwise set forth herein. Information as to the beneficial ownership of common stock and preferred stock has either been furnished to the Company by or on behalf of the indicated persons or is taken from reports on file with the Commission.

(2)  Percentage omitted if less than 1%.

(3) Includes shares that such person or group could acquire upon the exercise of options exercisable within the next 60 days by Messrs. Barry, Bass, Connor, and Ullman for the purchase of 4,000 shares each pursuant to the Keystone Director Plan.

(4) Includes 2,500 shares of common stock held in discretionary accounts by First Southwest Company, a licensed broker-dealer, on behalf of certain of its clients, as to which Mr. Bass has voting and dispositive authority. Mr. Bass serves as Vice Chairman of First Southwest Company. As a result of the foregoing, Mr. Bass may be deemed to be the beneficial owner of such shares. However, Mr. Bass disclaims all such beneficial ownership.

(5) Includes shares that such person or group could acquire upon the exercise of options exercisable within the next 60 days by Messrs. Curdy, Downing, Glaister, Simmons and Singer, for the purchase of 16,667, 7,000, 6,667, 69,167 and 23,333 shares, respectively, pursuant to the Company's stock option plan.

(6) Includes shares that such person or group could acquire upon the exercise of options exercisable within the next 60 days by Messrs. Lyons and Spier, for the purchase of 4,732 and 23,345 shares, respectively, pursuant to the Company's stock option plan, of which 3,732 and 22,395, respectively, represent options granted under the DeSoto, Inc. 1992 Stock Option Plan which were exchanged for Keystone options at the time of the Company's acquisition of DeSoto on September 27, 1996.

(7)  Glenn R. Simmons is the brother of Harold C. Simmons.

(8) Includes 184,017 shares of the Company's common stock and 193,537 shares of preferred stock owned by Coatings Group, a private corporation controlled by Mr. Spier.

(9) The shares of the Company's common stock shown as beneficially owned by Harold C. Simmons includes 3,599,759, 326,050, 250,000, 237,764, and 30,000 shares held by Contran, NL, The Harold Simmons Foundation, Inc. (the "Foundation"), Valhi, and The Combined Master Retirement Trust (the "Combined Trust"), respectively. Mr. Simmons' business address is 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240.

     Contran and NL directly hold approximately 38.7% and 3.5%, respectively, of the Company's outstanding common stock. Valhi and Tremont are the holders of approximately 58.3% and 17.7%, respectively, of the outstanding common stock of NL. Contran holds, directly or indirectly through related entities, approximately 92.5% and 46.3% of the outstanding common stock of Valhi and Tremont, respectively. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of Harold C. Simmons' children and grandchildren (together, the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts; however, Mr. Simmons disclaims beneficial ownership thereof.

     Although the Company is not a party to the action, the Company is aware that a lawsuit captioned In re: The Harold C. Simmons Family Trust No. 1 (No. 96-306-P) is pending in the Probate Court of Dallas County, Texas. Pleadings filed in the action contain allegations by two of Harold C. Simmons' four daughters (who are among the beneficiaries of the Trusts) that Mr. Simmons has breached his fiduciary duties as trustee of the Trusts. The breaches of fiduciary duty claimed include, among others, allegedly unfair self dealing, allegedly improper charitable contributions and alleged violations of the federal election laws. Pleadings by Mr. Simmons in the action assert that all actions taken by him as trustee were specifically permitted by the terms of the Trusts and greatly benefitted the Trusts and the beneficiaries. The relief sought by the plaintiffs includes the removal of Mr. Simmons as trustee of the Trusts. Mr. Simmons' other two daughters have filed pleadings in the action opposing the relief sought by the plaintiffs. On February 10, 1997, the parties to the action entered into, and the court approved, a settlement agreement that provided, among other things, that Mr. Simmons will remain trustee of the Trusts.

     Harold C. Simmons is Chairman of the Board, President and Chief Executive Officer of Valhi and Contran and Chairman of the Board and Chief Executive Officer of certain related entities through which Contran may be deemed to control Valhi. Additionally, he is Chairman of the Board of NL and is a director of Tremont.

     The Combined Trust holds approximately 0.3% of the outstanding shares of the Company's common stock. The Combined Trust is a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies, including Keystone. Harold C. Simmons is sole trustee of the Combined Trust and sole member of the Trust Investment Committee for the Combined Trust. The trustee and members of the Trust Investment Committee for the Combined Trust are selected by Valhi's board of directors. Harold C. Simmons and Glenn R. Simmons are members of Valhi's board of directors and are both participants in one or more of the employee benefit plans that invest through the Combined Trust; however, both such persons disclaim beneficial ownership of the shares of Company common stock held by the Combined Trust, except to the extent of their respective vested beneficial interests therein.

     The Foundation holds approximately 2.7% of the outstanding shares of the Company's common stock. The Foundation is a tax-exempt foundation organized and existing exclusively for charitable purposes. Harold C. Simmons is Chairman of the Board and Chief Executive Officer of the Foundation.

     By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, Harold C. Simmons may be deemed to control such entities and Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of certain shares of Company common stock directly held by certain of such other entities. However, Mr. Simmons disclaims beneficial ownership of the shares of the Company's common stock beneficially owned, directly or indirectly, by any of such entities.

     The information contained in this footnote is based on information provided to the Company by Valhi, Contran and certain of their affiliates as of January 21, 1998.

(10) The shares of the Company's common stock shown as beneficially owned by Harold C. Simmons also includes 10,500 shares held by Mr. Simmons' wife, with respect to all of which Mr. Simmons disclaims beneficial ownership.

(11) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 602,800 shares of the Company's common stock as of January 13, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of The DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, Suite 650, Santa Monica, California 90401.

(12) Coatings Group, Inc. is a private corporation controlled by William Spier. The business address of Coatings Group, Inc. is 444 Madison Avenue, 38th Floor, New York, New York 10022.

(13) The business address of Vahal Corp. is 555 Fifth Avenue, 17th Floor, New York, New York 10033.

(14) The business address of Parkway M&A Capital Corporation is 444 Madison Avenue, 38th Floor, New York, New York 10022.

(15) In addition to the foregoing, the shares of the Company's common stock shown as beneficially owned by the Company's directors and executive officers as a group include 18,433 shares that the remaining executive officers of the Company have the right to acquire upon the exercise within the next 60 days of stock options granted pursuant to the Company's stock option plan.

          DESCRIPTION OF REVOLVING CREDIT FACILITY AND RELATED MATTERS

     The Company and its wholly owned subsidiary, DeSoto, have entered into revolving loan and security agreements (the "Loan Agreements") with Congress Financial Corporation (Central) (the "Bank") that provide for a working capital facility (the "Revolving Credit Facility") of up to an aggregate amount of $55 million to be used for working capital requirements and other general corporate purposes. The Revolving Credit Facility is comprised of a separate facility available to each of the Company and DeSoto. The maximum amount of the $10 million facility available to DeSoto under the Revolving Credit Facility is based on the sum of a certain percentage of eligible accounts receivable and eligible inventory of DeSoto less certain reductions made by the Bank. The maximum amount of the $55 million facility available to the Company under the Revolving Credit Facility, which is reduced to the extent of amounts outstanding under the DeSoto Facility, is based on the sum of certain percentages of eligible accounts receivable and eligible inventory of the Company, Sherman Wire of Caldwell, Inc., a subsidiary of the Company ("Caldwell"), and Fox Valley Steel and Wire Company, a subsidiary of the Company ("Fox Valley"), less an inventory cap and certain other adjustments. The Revolving Credit Facility, among other things, requires the Company to maintain certain working capital, as defined therein, of $15 million and tangible net worth, as defined therein, of $10 million and restricts the ability of the Company to make certain payments, including dividends. The Revolving Credit Facility defines working capital as current assets minus current liabilities plus any LIFO inventory reserve, current pension and OPEB liabilities and the balance of the Revolving Credit Facility included in current liabilities. The Revolving Credit Facility defines tangible net worth as stockholders' equity plus any pension and OPEB liabilities less any pension assets. The Revolving Credit Facility includes a provision for the issuance of letters of credit in a maximum aggregate amount of $5 million. Under the terms of the Indenture, the Company's ability to borrow in excess of $25 million under the Revolving Credit Facility is dependent upon maintenance of a Consolidated Cash Flow Ratio (as defined) for the most recently completed four fiscal quarters of at least 2.5 to 1. Available borrowings under the Revolving Credit Facility were $54.4 million at September 30, 1997. However, under the terms of the Indenture, borrowings under the Revolving Credit Facility as of September 30, 1997 would be limited to approximately $51.2 million. The Revolving Credit Facility expires on December 31, 1999.

INTEREST PAYMENTS

     Interest on borrowings under the Revolving Credit Facility is payable at a rate of 1% per annum in excess of the prime rate, except that the Company shall pay to the Bank interest at the rate of 3% per annum in excess of the prime rate if there is an event of default under the Loan Agreements or the amount of loans pursuant to the Revolving Credit Facility is in excess of the maximum provided in the Loan Agreements. Interest is payable monthly, in arrears, and is computed on the basis of a 360-day year.

COLLECTION FACILITY

     The Revolving Credit Facility requires that the Company use its daily cash receipts to reduce the outstanding borrowings thereunder. The Company maintains certain blocked accounts which are the property of the Bank and into which the Company or its account debtors remit all payments on open accounts and all payments constituting proceeds of inventory or other collateral.

SECURITY INTERESTS

     As security for the Revolving Credit Facility, the Bank holds a first priority lien on substantially all of the assets of the Company and its Subsidiaries with the exception of their respective fixed assets. The Bank has entered into an intercreditor agreement with the Trustee acknowledging their respective rights in their respective collateral (the "Intercreditor Agreement").

GUARANTEES

     Caldwell, DeSoto and Fox Valley have guaranteed all payments and performance obligations of the Company with respect to the Revolving Credit Facility, and the Company has guaranteed all payment and performance obligations of DeSoto under the Revolving Credit Facility.

COVENANTS

     Pursuant to the Loan Agreements, the Company, DeSoto, Caldwell and Fox Valley have each agreed that they will not (i) recapitalize, merge or consolidate with another entity, or sell, assign, lease or transfer or dispose of any stock or indebtedness or any of their assets (except for Permitted Asset Sales under the Indenture), or form or acquire any subsidiaries; (ii) create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance on any of its assets or properties except for certain liens securing the payment of taxes, certain liens arising in the ordinary course of business, or nonmaterial restrictions affecting the use of real property and other specifically permitted liens, including the liens and security interests securing the Notes and purchase money liens and security interests incurred in connection with the capital improvements program described under the caption "Business -- Capital Improvements"; (iii) incur any additional indebtedness except for trade obligations and accruals in the ordinary course of business, indebtedness evidenced by the Notes and purchase money indebtedness, or amend, modify, alter or change the terms of, or redeem, such indebtedness, except for mandatory redemption of the Notes; (iv) make any investments except
(a) endorsement of instruments for collection or deposit in the ordinary course of business, (b) loans or investments resulting from the conversion of past due accounts receivable into notes or stock, which are delivered and pledged to the Bank, and (c) investments specifically enumerated therein, consisting of certain low risk investments and specified intercompany loans; (v) enter into any transaction for the purchase, sale or exchange of property or the rendering of any services to or by any affiliate except for certain specifically permitted transactions; and (vi) make loans to, or pay any bonuses, management or other fees to any officers, directors, employees or stockholders of the Company or any affiliate except for certain specifically permitted payments.

     The Company and DeSoto have agreed not to declare or pay any dividends or set aside or deposit or invest sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of stock for consideration other than common stock or make any other distribution in respect of any such shares, except for scheduled dividends on the Company's Series A Senior Preferred Stock and redemption of such stock in an amount not to exceed $3,500,000. In addition, the Company has agreed to maintain working capital (as defined in the Loan Agreements) of not less than $15,000,000 and tangible net worth (as defined in the Loan Agreements) of not less than $10,000,000.

EVENTS OF DEFAULT

     The Loan Agreements contain certain events of default, including, without limitation, the following: (i) the failure of the Company or DeSoto to pay when due any obligations or the failure to perform any of the terms, covenants, conditions or provisions in the Loan Agreements or related documents; (ii) any representation, warranty or statement of fact made by the Company or DeSoto to the Bank in the Loan Agreements or related documents proving to be false or misleading in any material respect; (iii) the revocation, termination or failure to perform any terms, covenants, conditions or provisions of any guaranty, endorsement or other agreement by any obligor in favor of the Bank; (iv) the rendering of any judgment for the payment of money against the Company, DeSoto or any obligor in excess of $100,000 in any one case or in excess of $500,000 in the aggregate, if such amount remains undischarged or unvacated for a period in excess of 30 days or the rendering of any injunction, attachment, garnishment or execution against the Company, DeSoto or any obligor on any of their assets; (v) the death of any obligor or the dissolution, suspension or discontinuance of doing business of the Company, DeSoto or any obligor; (vi) the insolvency of the Company, DeSoto or any obligor, an assignment for the benefit of creditors, the making or sending of a notice of a bulk transfer, or the calling of a meeting of their creditors; (vii) certain other events of bankruptcy or insolvency of the Company, DeSoto or any obligor; (viii) the default by the Company, DeSoto or any obligor under certain agreements with any person other than the Bank; (ix) any change in the controlling ownership of the Company or DeSoto;

(x) the indictment or threatened indictment of the Company, DeSoto or any obligor under certain criminal statutes where the remedy available includes forfeiture of any property of the Company, DeSoto or any obligor; (xi) a material adverse change in the business, assets or prospects of the Company, DeSoto or any obligor after the date of the Loan Agreements; (xii) any event of default under any of the other financing agreements or under the security agreement executed by Company in favor of Keystone Master Pension Trust; (xiii) the termination of the subordination agreement executed by the trustee of the Keystone Master Pension Trust in favor of the Bank; or (xiv) a default by the Company under the agreement with the Pension Benefit Guaranty Corporation.

FEES

     The Company pays a monthly service fee not to exceed $5,000 to the Bank and a letter of credit fee at a rate equal to one quarter of one percent (.25%) per month on the outstanding balance of the letter of credit accommodations.

COLLATERAL INTEREST OF PENSION BENEFIT GUARANTY CORPORATION AND MASTER TRUST

     The Company has granted the Pension Benefit Guaranty Corporation and the Keystone Master Retirement Trust, each acting on behalf of itself and the Plan (collectively, the "Master Trust"), a lien on all of the Company's assets to secure a maximum of $4.5 million of certain contingent future pension funding obligations through January 1, 2001. See Note 7 to the Consolidated Financial Statements. This lien is subordinate to the lien securing borrowings under the Revolving Credit Facility, but is senior to the lien to be granted in the Collateral to secure the Notes.

                              DESCRIPTION OF NOTES

GENERAL

     The Senior Notes were issued pursuant to an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"), in a private transaction that was not subject to the registration requirements of the Securities Act. The Exchange Notes will be issued pursuant to the Indenture. Upon issuance of the Exchange Notes or the effectiveness of the Registration Statement of which this prospectus is part, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Notes, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms used below. A copy of the Indenture and Registration Rights Agreement is available as set forth below under "-- Available Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions."

     The Notes are senior secured obligations of the Company ranking pari passu in right of payment to all existing and future senior indebtedness of the Company and senior in right of payment to any future subordinated indebtedness of the Company. As of September 30, 1997, the Company had approximately $101.5 million of total indebtedness outstanding. Subject to certain restrictions, the Indenture permits the Company and its Subsidiaries to incur additional debt, including debt which may be secured, provided certain financial and other conditions described under "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and "-- Certain Covenants -- Liens" are met.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $100.0 million and mature on August 1, 2007. The Notes bear interest at the stated rate of 9 5/8% per annum, payable semi-annually in arrears on February 1 and August 1, commencing on February 1, 1998, to Holders of record at the close of business on the January 15 and July 15 immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. References in this "Description of Notes" to interest shall be deemed to include Liquidated Damages, if any, unless the context otherwise requires. Principal, redemption price and purchase price of, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York is the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to August 1, 2002. On such date and thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below:

                                                             REDEMPTION
                           YEAR                                PRICE
                           ----                              ----------
2002.......................................................   104.813%
2003.......................................................   103.208%
2004.......................................................   101.604%
2005 and thereafter........................................   100.000%

     Notwithstanding the foregoing, prior to August 1, 2000, the Company may at its option redeem up to an aggregate of 25% of the original principal amount of the Notes at a redemption price of 109.625% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings of Qualified Capital Stock of the Company; provided that at least $75.0 million in aggregate principal amount of Notes remain outstanding immediately after such redemption; and provided, further, that such redemption shall occur within 90 days after the date of the closing of such Public Equity Offering of Qualified Capital Stock of the Company.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee by lot, pro rata or by such other method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

     Change of Control. Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, thereon to the Purchase Date. Immediately following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     For purposes of the Indenture, Change of Control means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; or (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (determined on a consolidated basis) to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than (A) any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and
(ii) the "beneficial owners" of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction or (B) any such transaction as a result of which any Person or group beneficially owns in the aggregate a greater percentage than the Permitted Holders of the Voting Stock of the surviving or transferee corporation immediately after such transaction; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by the Board of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office (other than by action of the Permitted Holders pursuant to the Company's by-laws as in effect on the Issue Date, or otherwise); provided that, to the extent that one or more regulatory approvals are required for one or more of the events or circumstances described above to become effective under applicable law, such events or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

     On the related Purchase Date, which is at least 30 but no more than 60 days from the date on which the Company mails notice of the Change of Control, the Company will, to the extent permitted under applicable law, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the purchase price, together with accrued and unpaid interest thereon to the Purchase Date in respect of all Notes or portions thereof so tendered and accepted for repurchase and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so repurchased the amount due in connection with such Notes, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver (or cause to be transferred by book entry) to each relevant Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

     In the event of a Change of Control, there can be no assurance that the Company will have sufficient funds available, or will be permitted by its then-existing credit agreements, to repurchase the Notes.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     In addition, a Change of Control constitutes an event of default under the Revolving Credit Facility, which may, under certain circumstances, constitute an Event of Default under the Indenture. See "- - Events of Default and Remedies."

     Asset Sales. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in an Asset Sale unless (i) immediately before and after giving effect to such transaction, no Default or Event of Default exists, (ii) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of, (iii) if such Asset Sale involves Collateral it shall be in compliance with the provisions described under "-- Possession, Use and Release of Collateral," and (iv) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Company or such Subsidiary from further liability and (y) any securities received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash or Cash Equivalents for purposes of this provision.

     For purposes of the Indenture, Asset Sale means (A) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a Sale/leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the "-- Repurchase at the Option of Holders -- Asset Sale" covenant), or (B) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (A) or (B), whether in a single transaction or a series of related transactions (a) that have a Fair Market Value in excess of $500,000 or
(b) for net proceeds in excess of $500,000. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Subsidiary to the Company or to a Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Subsidiary to the Company or to a Wholly Owned Subsidiary,
(iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments", (iv) a disposition of inventory in the ordinary course of business, (v) a disposition of obsolete or worn out property that is no longer useful in the conduct of the business of the Company and its Subsidiaries, in the ordinary course of business, in each case, will not be deemed to be Asset Sales.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the applicable Subsidiary shall apply such Net Proceeds as follows:

          (a) first, to the extent such Net Proceeds are received from an Asset Sale not involving the sale, transfer or disposition of Collateral ("Non-Collateral Proceeds"), to repay any Indebtedness secured by the assets involved in such Asset Sale or otherwise required to be repaid with the proceeds thereof, and

          (b) second, with respect to any Non-Collateral Proceeds remaining after application pursuant to the preceding paragraph (a) and any Net Proceeds received from an Asset Sale to the extent such assets constitute Collateral ("Collateral Proceeds" and, together with such remaining Non-Collateral Proceeds, the "Available Amount"), the Company shall make an offer to purchase (the "Asset Sale Offer") from all Holders of Notes, up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to the Available Amount (the "Offer Amount") at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the Purchase Date; provided, however, that the Company will not be required to apply pursuant to this paragraph (b) Net Proceeds received from any Asset Sale if, and only to the extent that, such Net Proceeds are applied to a Related Business Investment within 360 days of such Asset Sale and, if the Net Proceeds so invested were Collateral Proceeds, the property and assets constituting such Related Business Investment and any other non-cash consideration received as a result of such Asset Sale are made subject to the Lien of the Indenture and the applicable Security Documents; provided, further, that if at any time any non-cash consideration received by the Company or any Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale under the Indenture and the Net Proceeds thereof shall be applied in accordance with this "Repurchase at the Option of Holders -- Asset Sale" covenant; and provided, further, that the Company may defer the Asset Sale Offer until 30 days after there is an aggregate unutilized Available Amount equal to or in excess of $10 million resulting from one or more Asset Sales (at which time, the entire unutilized Available Amount, and not just the amount in excess of $10 million, shall be applied as required by this paragraph).

     All Collateral Proceeds shall constitute Trust Moneys and shall be delivered by the Company (or the applicable Subsidiary) to the Trustee and shall be deposited in the Collateral Account in accordance with the Indenture. Collateral Proceeds so deposited may be withdrawn from the Collateral Account pursuant to the Indenture.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale.

     On the related Purchase Date, which is at least 30 but no more than 60 days from the date on which the Company mails notice of an Asset Sale Offer, the Company will, to the extent permitted under applicable law, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer in an aggregate principal amount not in excess of the Offer Amount,
(ii) deposit or direct the Trustee to deposit with the Paying Agent an amount equal to the purchase price, together with accrued and unpaid interest thereon to the Purchase Date, in respect of all Notes or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the amount due in connection with such Notes, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company will authenticate and mail or deliver (or cause to be transferred by book entry) to each relevant Holder a new Note, equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

     To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Available Amount, the Company or the applicable Subsidiary may use any remaining Available Amount for any purpose not prohibited by the Indenture, and the Company may obtain a release of the unutilized portion of the Available Amount from the Lien of the Security Documents. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the Available Amount shall be reset at zero.

     In the event of an Asset Sale, there can be no assurance that the Company will be permitted by its then-existing credit agreements, to repurchase the Notes.

SECURITY

     Pursuant to the Security Documents, the Company and a Subsidiary has assigned and pledged as collateral to the Trustee for the benefit of the Trustee and the Holders of the Notes a security interest in certain of their existing real and personal property summarized below, whether now owned or, in the case of certain personal property located on real property constituting Collateral, hereafter acquired, together with the proceeds therefrom. The Collateral for the Notes initially represents (i) substantially all of the fixed assets of the Company and its Subsidiaries, including equipment acquired and improvements made pursuant to the Company's capital improvements plan, subject to assets permitted to be excluded by the Indenture (collectively, the "Fixed Assets"), and (ii) proceeds of the foregoing collateral. The security interest in the Fixed Assets will be a second priority lien, such lien ranking junior only to the existing lien on such Collateral in favor of the Master Trust, for the benefit of the Plan, granted pursuant to the PBGC Documents; provided that upon the extinguishment of the lien evidenced by the PBGC Documents, which, although there can be no assurance, the Company expects to occur on January 1, 2001, the security interest in the Fixed Assets for the benefit of the Holders of the Notes shall become a first priority lien. See "Risk Factors -- Security" and "Risk Factors -- Substantial Employee Postretirement Obligations."

     The net book value of the Collateral pledged by the Company and its Subsidiaries as of September 30, 1997 was approximately $93.5 million. In addition, commencing in 1997 and over the next three years, the Company expects to expend approximately $75 million on capital improvements. See
"Business -- Capital Improvements." No appraisals of any of the Collateral have been prepared in connection with this Offering. There can be no assurance that the proceeds of any sale of the Collateral in whole or in part pursuant to the Indenture and the related Security Documents following an Event of Default would be sufficient to satisfy payments due on the Notes. See "Risk
Factors -- Security." In addition, the ability of the Holders of Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "-- Certain Bankruptcy Limitations" below.

     The Company and any Wholly Owned Subsidiary are permitted to transfer all or a portion of the Collateral to one or more of the Company's Wholly Owned Subsidiaries; provided that any such Wholly Owned Subsidiary executes a senior guarantee (secured by the Collateral transferred) of the Company's obligations under the Notes and the Indenture. See "-- Certain Covenants -- Future Guarantees."

     The collateral release provisions of the Indenture permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "-- Possession, Use and Release of Collateral." As described under "Repurchase at the Option of Holders -- Asset Sales," the Net Proceeds of such Asset Sales may be required to be utilized to make an offer to purchase Notes. To the extent an offer to purchase Notes is not subscribed to by Holders thereof on the basis described under "Repurchase at the Option of Holders -- Asset Sales," the unutilized Net Proceeds may be retained by the Company, free of the Lien of the Indenture and the Security Documents.

     Pursuant to the Security Documents and subject to the terms of the Indenture, the Company and a Subsidiary has granted a security interest to the Trustee, for its benefit and the benefit of the Holders of the Notes, each of the following assets:

          (a) the Company's interest in substantially all of the real property owned by the Company on the Issue Date, together with all additions, accessions, improvements, alterations and repairs thereto;

          (b) DeSoto's interest in substantially all of the real property owned by DeSoto on the Issue Date, together with all additions, accessions, improvements, alterations and repairs thereto;

          (c) all machinery and equipment located at the real property referred to in clauses (a) and (b) above, whether owned on the Issue Date or thereafter acquired (including, in the case of (a) and (b) above and this clause (c), without limitation, all improvements and equipment constructed or acquired, as applicable, after the Issue Date, as contemplated in the Company's capital improvements plan as described under the caption "Business -- Capital Improvements"), together with all additions, accessions, improvements, alterations, replacements and repairs thereto; and

          (d) all proceeds and products of any and all of the foregoing.

     The following sets forth certain summary information with respect to the facilities included in the Collateral:

     Peoria Facilities. A fabricated wire products, industrial wire and carbon steel rod production facility, owned by the Company and located in Peoria, Illinois, of approximately 2,100,000 square feet in the aggregate. This facility is located on approximately 1,295 acres. At September 30, 1997, the net book value of the facility's land, land improvements and building improvements was approximately $13.3 million and the net book value of the other Fixed Assets located thereon was approximately $68.5 million.

     Sherman Facility. A fabricated wire products and industrial wire production facility, owned by DeSoto and located in Sherman, Texas, of approximately 294,000 square feet in the aggregate. This facility is located on approximately 34 acres. At September 30, 1997, the net book value of the facility's land, land improvements and building improvements was approximately $2.1 million and the net book value of the other Fixed Assets located thereon was approximately $6.5 million.

     Springdale Facility. A fabricated wire products facility, owned by the Company and located in Springdale, Arkansas, of approximately 76,000 square feet in the aggregate. This facility is located on approximately 6 acres. At September 30, 1997, the net book value of the facility's land, land improvements and building improvements was approximately $1.4 million and the net book value of the other Fixed Assets located thereon was approximately $1.7 million.

     The personal property Collateral has been pledged by the Company and DeSoto to the Trustee for its benefit and the benefit of the holders of the Notes pursuant to security agreements (collectively, the "Security Agreements"). The Company and DeSoto have pledged the real property Collateral to the Trustee for its benefit and the benefit of the holders of the Notes pursuant to mortgages, deeds of trust or deeds to secure debt (collectively, the "Mortgages"). In general, the liens on the Collateral granted to the Trustee, for its benefit and the benefit of the holders of the Notes, are subject to (i) in the case of real property Collateral, certain easements, rights-of-way, zoning restrictions and other similar charges or encumbrances which do not, in any case, materially detract from the value of the real property affected thereby or do not interfere in any material respect with the ordinary conduct of the business of the Company or its Subsidiaries at such real property, (ii) in the case of personal property Collateral, certain existing or future purchase money liens, (iii) in the case of the Fixed Assets generally, (a) the first priority lien granted to the Master Trust for the benefit of the Plan, pursuant to the PBGC Documents, and other Liens which may be permitted pursuant to the terms of the Indenture and (b) certain tax liens and landlords', warehousemens' and materialmens' liens which may, as a matter of law, have priority over the lien and security interest granted to the Trustee; and (iv) the terms of the Intercreditor Agreement.

     If an Event of Default occurs under the Indenture and a declaration of acceleration of the Notes occurs as a result thereof, the Trustee, on behalf of the Holders of the Notes, in addition to any rights or remedies available to it under the Indenture, may take such action as it deems advisable to protect and enforce its rights in the Collateral, including the institution of foreclosure proceedings. The proceeds received by the Trustee from any foreclosure will be applied by the Trustee first to pay the expenses of such foreclosure and fees and other amounts then payable to (i) the Trustee under the Indenture and (ii) the Master Trust, if at such time it has a prior lien and any amounts are due to it pursuant to the PBGC Documents, and thereafter to pay the principal, premium, if any, and interest on the Notes.

     Real property pledged as security to a lender may be subject to known and unforeseen environmental risks. Under the federal Superfund statute, a secured lender may be held liable, in certain limited circumstances, for the costs of remediating or preventing releases or threatened releases of hazardous substances at or from a mortgaged property. There may be similar risks under various state laws and common law theories. Lender liability may be imposed where the lender actually participates in the management or operational affairs of the mortgaged property with certain exceptions.

     Under the Indenture, the Trustee may, prior to taking certain actions, request that Holders of Notes provide an indemnification against its costs, expenses and liabilities. It is possible that federal Superfund (or analogous) cleanup costs could become a liability of the Trustee and cause a loss to any Holders of Notes that provided an indemnification. In addition, such Holders may act directly rather than through the Trustee, in specified circumstances, in order to pursue a remedy under the Indenture. If Holders of Notes exercise that right, they could, under certain circumstances, be subject to the risks of environmental liability discussed above.

CERTAIN BANKRUPTCY LIMITATIONS

     The right of the Trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any Subsidiary prior to the Trustee having repossessed and disposed of the Collateral. Under Bankruptcy Law, a secured creditor such as the Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, Bankruptcy Law permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Trustee could repossess or dispose of the Collateral or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

CERTAIN COVENANTS

     Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution in respect of Equity Interests in the Company or any of its Subsidiaries (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of Equity Interests in the Company or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or dividends or distributions payable to the Company or any Wholly Owned Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company); (iii) make any principal payment on, or purchase, redeem, defease (including in-substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness that is subordinated to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) immediately before and after giving effect to such transaction, no Default or Event of Default exists; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption " -- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph), is less than the sum of (i) $2.5 million plus (ii) 50% of the cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the initial issuance of the Notes occurs to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (iii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture and prior to the date of such Restricted Payment of Equity Interests of the Company or of debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), and from the exercise of options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), less any such proceeds used to redeem Notes in accordance with the second paragraph of "-- Optional Redemption," plus (iv) the aggregate amount of all Restricted Payments that are returned, repaid or distributed, without restriction, to the Company or any Wholly Owned Subsidiary if and to the extent that such amounts are not included in Consolidated Net Income.

     Notwithstanding clauses (b) and (c) above, the Company and its Subsidiaries may take the following actions:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any of its Subsidiaries in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from the calculation of Restricted Payments in clause (c)(iii) of the preceding paragraph and shall not constitute a Restricted Payment;

          (iii) the defeasance, redemption, repurchase or payment of principal of Indebtedness that is subordinated to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from the calculation of Restricted Payments in clause (c)(iii) of the preceding paragraph and shall not constitute a Restricted Payment;

          (iv) the payment of mandatory dividends on, and the mandatory redemption of, the Series A Preferred Stock; and

          (v) the making of Permitted Investments.

     If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Wholly Owned Subsidiary, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) above, in each case to the extent such Investments would otherwise be so counted.

     If the Company or a Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the "-- Repurchase at the Option of Holders -- Asset Sales" covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of "Restricted Payments," the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the Net Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) above.

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

     Incurrence of Indebtedness and Issuance of Preferred Stock. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, suffer to exist, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of Disqualified Stock or preferred stock (other than to the Company or a Wholly Owned Subsidiary of the Company), in each case, except for Permitted Indebtedness, provided that no Default or Event of Default exists immediately before and after giving effect to such transaction; provided, however, that the Company (but not any of its Subsidiaries) may incur Indebtedness (including Acquired Debt) and the Company (but not any of its Subsidiaries) may issue shares of Disqualified Stock, if (i) immediately before and after giving effect to such transaction, no Default or Event of Default exists and (ii) the Company's Consolidated Cash Flow Ratio for its most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been greater than 2.5 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     For purposes of the Indenture, Permitted Indebtedness means the Indebtedness set forth in the following clauses (each of which shall be given independent effect):

          (i) any Permitted Secured Debt of the Company under the Amended Credit Facility in an aggregate principal amount at any time outstanding (being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed an amount equal to $25 million under the Amended Credit Facility; provided that at no time shall the sum of the aggregate principal amount outstanding under the Amended Credit Facility pursuant to this clause (i) and the amount outstanding under clause (ii) below exceed $25 million in the aggregate;

          (ii) any Permitted Secured Debt of DeSoto under the Amended DeSoto Credit Facility in an aggregate principal amount at any time outstanding (being deemed to have a principal amount equal to the maximum potential liability of DeSoto thereunder) not to exceed an amount equal to $10 million under the Amended DeSoto Credit Facility; provided that at no time shall the sum of the aggregate principal amount outstanding under the Amended DeSoto Credit Facility pursuant to this clause (ii) and the amount outstanding under clause (i) above exceed $25 million in the aggregate;

          (iii) the Permitted Secured Debt of the Company represented by the PBGC Documents;

          (iv) the Notes;

          (v) the Existing Indebtedness of the Company and its Subsidiaries (except to the extent such Indebtedness is proposed to be repaid by application of the proceeds of the Notes);

          (vi) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (A) any subsequent issuance, transfer or other disposition of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale, transfer or other disposition of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute a new incurrence of such Indebtedness;

          (vii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt to the extent in exchange for, or to the extent the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

          (viii) the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock by any Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), provided, however, that immediately following the transaction which caused such Person to become a Subsidiary, the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence above under the caption
     "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (ix) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness represented by Capital Lease Obligations, mortgage financings, Purchase Money Obligations, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5 million at any time outstanding, provided, however, that in the case of Purchase Money Obligations, such Indebtedness shall not constitute more than 100% of the cost to the Company or such Subsidiary of the property purchased or leased with the proceeds thereof;

          (x) the incurrence in the ordinary course of business by the Company of Indebtedness representing reimbursement obligations under commercial letters of credit;

          (xi) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (xii) the incurrence by the Company of Indebtedness in respect of bid, performance or advance payment bonds, and appeal and surety bonds; and

          (xiii) the incurrence of Indebtedness by the Company (other than that referred to in clauses (i) through (xii) above) notwithstanding the limitations in the preceding clauses (i) through (xii) not to exceed $5 million outstanding at any given time.

     Liens. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except Permitted Liens, on or with respect to any property or asset now owned or hereafter acquired, or any interest therein, or any income or profits therefrom or assign or convey any right to receive income therefrom.

     Issuance and Sale of Capital Stock of Subsidiaries. The Company (i) will not, and will not permit any of its Subsidiaries to, issue, transfer, convey, lease or otherwise dispose of any shares of Capital Stock of a Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Subsidiary, to any Person other than the Company or a Wholly Owned Subsidiary except in a transaction consisting of a sale of all of the Capital Stock of any such Subsidiary and that complies with the provisions described under the caption "-- Repurchase at the Option of Holders -- Asset Sales" above to the extent such provisions apply or
(ii) will not permit any Person, other than the Company or a Wholly Owned Subsidiary, to own any Capital Stock of any Subsidiary, other than to the extent such Person owns such Capital Stock on the date on which the Indenture was entered into, and other than directors' qualifying shares and immaterial shares to be owned by a Person in order to qualify such Subsidiary as a corporation under the laws of the jurisdiction in which such Subsidiary is chartered or incorporated.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Subsidiaries, (ii) make loans or advances to the Company or any of its Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture; (b) the Amended Credit Facility or the Amended DeSoto Credit Facility, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Acquired Debt of the Company or any of its Subsidiaries or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Debt was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred and provided, further, that the Consolidated Cash Flow of such Person is not taken into account in determining whether such Indebtedness is permitted, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, or (h) Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

     Sale/Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any Sale/leaseback; unless (i) such Sale/leaseback involves only the sale or transfer of assets acquired after the Issue Date and not constituting Collateral, (ii) the Company or such Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/leaseback pursuant to the Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock," (iii) the sale price in such Sale/leaseback is at least equal to the Fair Market Value of the property that is the subject of such Sale/leaseback, and (iv) the transfer of assets in such Sale/leaseback is permitted by, and the Company applies the Net Proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, conduct any business with or enter into or suffer to exist any transaction or series of transactions, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or render any service to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that could have been reasonably obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) the indemnification of officers and directors of the Company or its Subsidiaries in accordance with the charters and by-laws of the Company and its Subsidiaries or pursuant to director indemnification agreements,
(x) any employment agreement entered into by the Company or any of its Subsidiaries in the ordinary course of business and consistent with the past
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

practice of the Company or such Subsidiary, (y) transactions between or among the Company and/or its Wholly Owned Subsidiaries and (z) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "Certain Covenants -- Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

     Impairment of Security Interest. The Company shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action which action or omission might or would have the result of affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the Holders of the Notes, with respect to the Collateral, and the Company shall not grant to any Person (other than the Trustee on behalf of itself and the Holders of the Notes) any interest whatsoever in the Collateral other than Liens permitted by the Indenture and the Security Documents.

     Future Guarantees. The Company or any of its Wholly Owned Subsidiaries may transfer, in one transaction or a series of related transactions, any Collateral to any Wholly Owned Subsidiary of the Company, if such transferee Wholly Owned Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Wholly Owned Subsidiary shall unconditionally guarantee on a senior secured basis (secured by the Collateral so transferred) all of the Company obligations under the Notes and the Indenture, (ii) take all necessary action to cause the Lien on such Collateral in favor of the Trustee to remain in full force and effect at all times, (iii) deliver to the Trustee an opinion of counsel that such supplemental indenture and any other documents required to comply with clause
(ii) above have been duly authorized, executed and delivered by such Wholly Owned Subsidiary and the supplemental indenture and each such other document constitutes a legal, valid, binding and enforceable obligation of such Wholly Owned Subsidiary and (iv) take such further action and execute and deliver such other documents specific in the Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing.

     Merger, Consolidation, or Sale of Assets. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity, if any, assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after giving effect to such transaction, no Default or Event of Default exists; (iv) the Company or the Surviving Entity, as the case may be,
(A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock;" and (v) in the case of a transfer of assets, the Surviving Entity has acquired all or substantially all of the assets of the Company as an entirety.

     Payments for Consent. The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports. The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the

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

Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all information that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

          (i) default for 30 days in the payment when due of interest on the Notes;

          (ii) default in payment when due, whether at maturity, upon acceleration, optional redemption, required purchase, or otherwise, of the principal, redemption price or purchase price of the Notes;

          (iii) failure by the Company to comply with the provisions described under the captions "-- Repurchase at the Option of Holders," "-- Certain Covenants -- Restricted Payment," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Certain
     Covenants -- Liens," "-- Certain Covenants -- Sale/Leaseback Transactions," and "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets;"

          (iv) failure by the Company for 30 days after notice from the Trustee or Holders of not less than 25% of the aggregate principal amount of the Notes outstanding to comply with any of the covenants and agreements in the Indenture or the Notes (other than the obligations specified in (i), (ii) or (iii) above);

          (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity; and, in any such case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, or the maturity of which has been so accelerated, aggregates in excess of $10 million;

          (vi) failure by the Company, or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million (excluding judgments to the extent covered by insurance in respect of which coverage has not been disclaimed or denied), which judgments are not paid, discharged or stayed, by operation of appeal or otherwise, for a period of 60 days;

          (vii) any of the Security Documents ceases to be in full force and effect or any of the Security Documents ceases to give the Trustee the Liens, rights, powers and privileges purported to be created thereby in any material respect; and

          (viii) certain events of bankruptcy or insolvency with respect to the Company or any Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Upon such acceleration, the entire principal amount of, and accrued and unpaid interest on the Notes shall become immediately due and payable, unless all Events of Default specified in such acceleration notice (other than
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

any Event of Default in respect of non-payment of principal, premium or interest, if any, which has become due solely by reason of such declaration of acceleration) shall have been cured. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, redemption price, purchase price or interest) if it determines in good faith that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to the first date on which the Company may redeem Notes at its option as described in the first paragraph under "Optional Redemption" by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such first date, then the premium specified in the Indenture for an optional redemption on such first date shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of the required percentage of the aggregate principal amount of the Notes then outstanding as described under "-- Amendment, Supplement and Waiver", by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and, in certain circumstances may rescind any acceleration with respect to the Notes and its consequences.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver of liabilities under the federal securities laws is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of the Obligations of the Company discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal, redemption price of, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the Obligations of the Company released with respect to certain covenants (including those described under "-- Repurchase at the Option of Holders") that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant

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

Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient (without reinvestment), in the opinion of a nationally recognized firm of independent public accountants, to pay the principal or redemption price of, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (it being understood that such condition shall not be deemed to be satisfied until such 91st day);
(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, after the 91st day after the deposits, the trust funds will not be subject to the effect of an avoidance or other order under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

POSSESSION, USE AND RELEASE OF COLLATERAL

     Unless an Event of Default shall have occurred and be continuing, the Company and its Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations or Cash Equivalents constituting a part of the Collateral and deposited with the Trustee in the Collateral Account and other than as set forth in the Security Documents), or freely operate the Collateral and to collect, invest and dispose of any income therefrom.

     Release of Collateral. Upon compliance by the Company with the conditions set forth below in respect of any Asset Sale release, and upon delivery by the Company to the Trustee of an opinion of counsel to the effect that such conditions have been met, the Trustee will release the Released Interests (as hereinafter defined) from the Lien of the Security Documents and reconvey the Released Interests to the Company.

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

     Asset Sale Release. The Company will have the right to obtain a release of items of Collateral (the "Released Interests") subject to an Asset Sale upon compliance with the condition that the Company deliver to the Trustee the following:

          (a) A notice from the Company requesting the release of Released Interests, (i) describing the proposed Released Interests, (ii) specifying the value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"), (iii) stating that the purchase price received is at least equal to the Fair Market Value of the Released Interests, (iv) stating that the release of such Released Interest will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral and (v) certifying that such Asset Sale complies with the terms and conditions of the Indenture with respect thereto;

          (b) An Officers' Certificate of the Company stating that (i) such Assets Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales, (ii) all Net Proceeds from the sale of any of the Released Interests will be applied pursuant to the provisions of the Indenture in respect of Asset Sales,
     (iii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Assets Sale, (iv) the release of the Collateral will not result in a Default or Event of Default under the Indenture, and (v) all conditions precedent in the Indenture relating to the release in question have been complied with;

          (c) The Net Proceeds and other non-cash consideration from the Asset Sale required to be delivered to the Trustee pursuant to the Indenture; and

          (d) All documentation required by the Trust Indenture Act prior to the release of Collateral by the Trustee.

     Disposition of Collateral Without Release. So long as no Event of Default shall have occurred and be continuing, the Company may, without any release or consent by the Trustee, sell or otherwise dispose of any machinery, equipment, furniture, apparatus, tools or implements or other similar property subject to the Lien of the Security Documents, which may have become worn out or obsolete, not exceeding individually, in Fair Market Value, $250,000.

USE OF TRUST MONEYS

     All Trust Moneys (including, without limitation, all Collateral Proceeds) shall be held by the Trustee as a part of the Collateral securing the Notes and, so long as no Event of Default shall have occurred and be continuing, may either
(i) be released in accordance with "-- Possession, Use and Release of Collateral" and "-- Repurchase at the Option of Holders -- Asset Sales" above if such Trust Moneys represent Collateral Proceeds in respect of any Assets Sale or
(ii) at the direction of the Company be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or to the purchase of Notes upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, in each case in compliance with the Indenture. The Company may also withdraw Trust Moneys constituting the proceeds of insurance upon any part of the Collateral or an award for any Collateral, subject to certain conditions.

     The Trustee shall be entitled to apply any Trust Moneys to the cure of any Default or Event of Default under the Indenture. Trust Moneys deposited with the Trustee shall be invested in Cash Equivalents pursuant to the direction of the Company and, so long as no Event of Default shall have occurred and be continuing, the Company shall be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also,

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

the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the Indenture, the Security Documents or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Security Documents or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal, redemption price or purchase price of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, (iii) reduce the rate of or change the time for payment of interest on or with respect to any Note, (iv) waive a Default or Event of Default in the payment of principal, redemption price or purchase price of, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture or the Security Documents relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal, redemption price or purchase price of, or interest on the Notes, (vii) waive a redemption or repurchase payment with respect to any Note, or (viii) make any change in the foregoing amendment and waiver provisions.

     In addition to the foregoing, except as provided under the caption
"-- Possession, Use and Release of Collateral," no portion of the Collateral may be released without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the then outstanding Notes.

     Senior Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be entitled to vote or consent on all matters as a single class of securities under the Indenture.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes (if any), to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to

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

exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240. Attention: Corporate Secretary.

BOOK-ENTRY, DELIVERY AND FORM

     The Exchange Notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

     Global Notes; Book-Entry Form. Except as set forth under "-- Certificated Securities" below, the Exchange Notes will be evidenced by one or more global Notes (collectively, the "Global Notes") which will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee.

     Exchange Notes that are issued as discussed below under "-- Certificated Securities" will be issued in registered form (the "Certificated Securities"). Upon transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

     Payment of principal, redemption price and purchase price of, and interest on the Global Notes will be made to Cede, the nominee for DTC, as the registered owner of the Global Notes by wire transfer of immediately available funds. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of principal, redemption price and purchase price of, and interest on the Global Notes, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes, as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to owners of beneficial interests in Notes represented by the Global Notes held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar or paying agent under the Indenture) will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of the principal amount of the Notes represented by the Global Notes as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust Company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Notes to be issued in definitive form in exchange for the Global Notes. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear and Cedel, their Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

     Certificated Securities. An investor may request that their Exchange Note be issued in certificated form, and may request at any time that their interest in a Global Note be exchanged for an Exchange Note in certificated form. Finally, certificated Exchange Notes may be issued in exchange for Senior Notes represented by the Global Notes if no successor depositary is appointed by the Company or in certain other circumstances set forth in the Indenture.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company entered into the Registration Rights Agreement with the Initial Purchasers dated August 7, 1997 pursuant to which the Company agreed to file this the Registration Statement of which this Prospectus is a part with respect to an offer to exchange the Senior Notes for the Exchange Notes.

     The Registration Rights Agreement also provides that the Company will use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 120 days after the Issue Date, and (ii) use its best efforts to consummate the Exchange Offer within 150 days of the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Senior Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders of the Notes. See "The Exchange Offer."

     In the event that (i) the Company determines in reasonably good faith that any changes in the law or the applicable interpretations of the Staff of the Commission do not permit the Company to effect the Exchange Offer, or that the Exchange Notes would not be tradable upon receipt by the Holders that participate in the Exchange Offer without restriction under state and federal securities laws (other than due solely to the status of a Holder as an Affiliate of the Company), (ii) the Exchange Offer is not consummated within 150 days of the Issue Date, (iii) in certain circumstances, certain holders of unregistered Senior Notes so request within 120 days after the consummation of the Exchange Offer, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an Affiliate of the Company) and so notifies the Company within 60 days after such Holder first becomes aware of such restriction and provides the Company with a reasonable basis for its conclusion, in the case of each of clauses (i)-(iv) of this sentence, then the Company will promptly deliver to the Holders and the Trustee written notice thereof and, at its cost, (a) within 30 days after such obligation arises, file a shelf registration statement covering resales of the Notes (the "Shelf Registration Statement"), provided, however, that if the Company has not consummated the Exchange Offer within 150 days of the Issue Date, the Company will file the Shelf Registration Statement with the Commission on or prior to the 151st day after the Issue Date, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 60th day after such obligation arises and (c) use its best efforts to keep the Shelf Registration Statement effective until two years after its effective date, or such shorter period ending when (i) all Notes covered by the Shelf Registration Statement have been sold in the manner set forth and as contemplated therein or (ii) a subsequent Shelf Registration Statement covering all unregistered Notes has been declared effective under the Securities Act. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each Holder of the Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder of Notes that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations). In addition, each Holder of the Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have its Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that either (i) the Company fails to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (iii) the Company fails to consummate the Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective or usable in connection with resales of Notes during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Company will pay liquidated damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Notes held by such Holder ("Liquidated Damages"). For any portion of a week that the Registration Default continues, such Liquidated Damages shall be calculated on a pro-rata basis. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by the Company on each interest payment date to the Global Note Holder by wire transfer of same day funds and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Subsidiary of such specified Person and
(ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition,

"control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that (a) beneficial ownership of 10% or more of the voting securities of a Person shall be presumed to be control, which presumption may be rebutted by evidence to the contrary and (b) each Permitted Holder shall be deemed to be an Affiliate of the Company and its Subsidiaries.

     "Amended Credit Facility" means the Amended and Restated Revolving Loan and Security Agreement, dated as of December 29, 1995, by and between Congress Financial Corporation (Central) and the Company, as amended by the First Amendment thereto, dated as of September 27, 1996 and the Second Amendment thereto, dated as of August 4, 1997, including any related collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (provided that such amendment, modification, renewal, refunding, replacement or refinancing (a) does not result in an increase in the $55 million (less any borrowings outstanding under the Amended DeSoto Credit Facility) in maximum borrowings available under the Amended Credit Facility as in effect on the Issue Date and (b) contains no encumbrance or restrictions any more restrictive than any encumbrance or restriction contained in the Amended Credit Facility as in effect on the Issue Date).

     "Amended DeSoto Credit Facility" means the Revolving Loan and Security Agreement, dated as of September 27, 1996, by and between Congress Financial Corporation (Central) and DeSoto (f/k/a DSO Acquisition Corporation), as amended by the First Amendment thereto, dated as of August 4, 1997, including any related collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (provided that such amendment, modification, renewal, refunding, replacement or refinancing (a) does not result in an increase in the $10 million (less any borrowings in excess of $45 million outstanding under the Amended Credit Facility) in maximum borrowings available under the Amended DeSoto Credit Facility as in effect on the Issue Date and (b) contains no encumbrance or restrictions any more restrictive than any encumbrance or restriction contained in the Amended DeSoto Credit Facility as in effect on the Issue Date).

     "Asset Sale" means (A) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a Sale/leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the "-- Repurchase at the Option of Holders -- Asset Sale" covenant), or (B) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (A) or (B), whether in a single transaction or a series of related transactions (a) that have a Fair Market Value in excess of $500,000 or (b) for net proceeds in excess of $500,000. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Subsidiary or by a Subsidiary to the Company or to a Wholly Owned Subsidiary, (ii) an issuance of Equity Interests by a Subsidiary to the Company or to a Wholly Owned Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments", (iv) a disposition of inventory in the ordinary course of business, (v) a disposition of obsolete or worn out property that is no longer useful in the conduct of the business of the Company and its Subsidiaries, in the ordinary course of business, in each case, will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a Sale/leaseback means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/leaseback (including any period for which such lease has been extended).

     "Bankruptcy Law" means Title 11 of the U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

     "Capital Expenditures" shall mean payments for any assets, or improvements, replacements, substitutions or additions thereto, that have a useful life of more than one year and which, in accordance with GAAP consistently applied, are required to be capitalized (as opposed to expensed in the period in which the payment occurred).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such association or entity, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (ii) demand and time deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Amended Credit Facility or the Amended DeSoto Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any financial institution meeting the qualifications specified in clause (ii) above and (iv) commercial paper rated at least P-1 by Moody's Investors Service, Inc. or at least A-1 by Standard & Poor's Rating Group and in each case maturing within six months after the date of acquisition.

     "Change of Control" means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company; or (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets (determined on a consolidated basis) to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than (A) any such transaction where (i) the outstanding Voting Stock of the Company is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Company as a Restricted Payment under the Indenture and (ii) the "beneficial owners" of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or transferee corporation immediately after such transaction or (B) any such transaction as a result of which any Person or group beneficially owns in the aggregate a greater percentage than the Permitted Holders of the Voting Stock of the surviving or transferee corporation immediately after such transaction; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by the Board of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office (other than by action of the Permitted Holders pursuant to the Company's by-laws as in effect on the Issue Date, or otherwise); provided that, to the extent that one or more regulatory approvals are required for one or more of the events or circumstances described above to become effective under applicable law, such events or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

     "Collateral Account" means the collateral account to be established pursuant to the Indenture.

     "Collateral" means, collectively, all of the property and assets (including, without limitation, Trust Moneys) that are from time to time subject to the Security Documents.

     "Consolidated Cash Flow" means, without duplication, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing Consolidated Net Income: (i) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, plus (ii) Consolidated Interest Expense of such Person and its Subsidiaries for such period, plus (iii) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision of taxes on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be paid as a dividend to the Company by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to, the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Cash Flow Ratio" of any Person means for any twelve-month period the ratio of Consolidated Cash Flow of such Person for such period to the sum of (a) Consolidated Interest Expense of such Person for such period, plus
(b) the annual interest expense (including the amortization of debt discount) with respect to any Indebtedness proposed to be incurred by such Person or its Subsidiaries, minus (c) Consolidated Interest Expense of such Person to the extent included in clause (a) with respect to any Indebtedness that will no longer be outstanding as a result of the incurrence of the Indebtedness proposed to be incurred, plus (d) the interest expense (including the amortization of debt discount) with respect to any other Indebtedness incurred by such Person or its Subsidiaries since the end of such period to the extent not included in clause (a) minus (e) Consolidated Interest Expense of such Person to the extent included in clause (a) with respect to any Indebtedness that no longer is outstanding as a result of the incurrence of Indebtedness referred to in clause
(d); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any proposed Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided, further that, in the event such Person or any of its Subsidiaries has made Asset Sales or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis as if the Asset Sales or acquisitions had taken place on the first day of such period.

     "Consolidated Interest Expense" for any Person and its Subsidiaries for any period the consolidated interest expense calculated on a consolidated basis and determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding fees and expenses related to letters of credit).

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the net income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom, without duplication: (i) all items classified as extraordinary, unusual or nonrecurring gains (or losses); (ii) any net loss or net income of any other Person (other than a Subsidiary of such Person), except to the extent of the amount of dividends or other distributions actually paid to such Person or its Subsidiaries by such other Person during such period; (iii) the net income of any Person acquired by such Person or a Subsidiary thereof in a pooling-of-interests transaction for any period prior to the date of such acquisition; (iv) gains (but not losses) in respect of Asset Sales by such Person or its Subsidiaries; (v) the net income (but not net loss) of any Subsidiary of such Person to the extent that the declaration or payment of dividends or distributions to such Person is restricted by the terms of its constituent documents or any agreement, instrument, contract, judgment, order, decree, statute, rule, governmental regulation or otherwise, except for any dividends or distributions actually paid by such Subsidiary to such Person or another Subsidiary of such Person; (vi) with regard to a Subsidiary of such Person (other than a Wholly Owned Subsidiary of such Person), any aggregate net income (or loss) in excess of such Person's pro rata share of such Subsidiary's net income (or loss); and (vii) the cumulative effect of any change in accounting principles.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the consolidated stockholders' equity of such Person and its consolidated Subsidiaries, as determined in accordance with GAAP, less, to the extent included therein, all amounts, if any, attributable to Disqualified Stock.

     "Default" means any event, occurrence or condition that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is redeemable, pursuant to a sinking fund obligation or otherwise (excluding any redemption at the option of the issuer of such Capital Stock on a date that is at least 91 days after the date on which the Notes mature), or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means all Indebtedness of the Company and its Subsidiaries in existence on the Issue Date.

     "Fair Market Value" means, with respect to any asset, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value of any asset of the Company and its Subsidiaries shall be determined by (i) an executive officer of the Company, acting in good faith, with respect to any Asset Sale which involves $1 million or less, and shall be evidenced by an officer's certificate of said officer delivered to the Trustee or (ii) the Board of Directors of the Company, acting in good faith, with respect to any Asset Sale which involves in excess of $1 million, and shall be evidenced by a Board resolution thereof delivered to the Trustee; provided that with respect to any Asset Sale which involves in excess of $10 million the Fair Market Value of any such asset or assets shall be determined by an Independent Financial Advisor.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided, however, that for purposes of determining the Consolidated Net Income of the Company, "GAAP" shall mean such generally accepted accounting principles as are in effect on the date on which the Notes are originally issued.

     "Guarantee" means, as applied to any Indebtedness of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of all or any part of such Indebtedness, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Indebtedness of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Indebtedness of another Person.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Incur" or "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the unconsolidated balance sheet of such Person (and "incurrence," "incurred," "incurrable" and "incurring" shall have meanings correlative to the foregoing), provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

     "Indebtedness" means, with respect to any Person, without duplication, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) any liability of such Person (a) for borrowed money, or under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility; (b) evidenced by a bond, note, debenture or similar instrument; (c) for the balance deferred and unpaid of the purchase price for any property or service or any obligation upon which interest charges are customarily paid (except for accrued expenses or trade payables arising in the ordinary course of business); (d) for the payment of money relating to a lease that is required to be classified as a Capitalized Lease Obligation in accordance with GAAP; (e) for the maximum fixed repurchase price of any Disqualified Stock of such Person plus accrued and unpaid dividends thereon; (f) secured by a lien, including pursuant to the PBGC Documents, (ii) any obligation of others secured by a Lien on any asset of such Person, whether or not any obligation secured thereby has been assumed, by such Person; (iii) any obligations of such Person under any Hedging Obligation; and (iv) any Guarantee of such Person or any obligation of such Person which in economic effect is a guarantee with respect to any Indebtedness of another Person.

     For purposes of this definition, "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable and good faith judgment of the Board of Directors of the Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

     "Investment" by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution (by means of any transfer of cash or other property) to another Person or any other payments for property or services for the account or use of another Person, including without limitation the following: (i) the purchase or acquisition of any Capital Stock or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Indebtedness of another Person or the issuance of a "keep well" with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person; but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from equipment suppliers and other vendors in the ordinary course of business, provided that such property and assets do not represent all or substantially all of the production capacity of the supplier or other vendor;

and (c) the acquisition of assets, Capital Stock or other securities by the Company for consideration consisting solely of the Capital Stock of the Company other than Disqualified Stock.

     If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Subsidiary not sold or disposed of.

     "Issue Date" means August 7, 1997.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in connection with the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) any reserves established in accordance with GAAP for adjustment in respect of the sale price of such asset or assets or for any liabilities associated with such Asset Sale; provided that any reversal of any such reserve shall be added back in the determination of Net Proceeds.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PBGC Documents" means, collectively, (a) the Agreement, dated as of August 19, 1996, between the Company, the Keystone Master Retirement Trust and the Pension Benefit Guaranty Corporation, acting on behalf of itself and various pension plans of the Company; (b) the Amended and Restated Security Agreement, dated as of January 8, 1987, between the Company and the Master Trust, as amended on October 28, 1988 and August 19, 1996; and (c) the Amended and Restated Subordination Agreement, dated as of June 30, 1987, between the Company and the Master Trust, as amended on August 19, 1996.

     "Permitted Holders" means (i) Harold C. Simmons, (ii) the trustees of the Harold C. Simmons Family Trust No. 1 dated January 1, 1964, the Harold C. Simmons Family Trust No. 2 dated January 1, 1964 and any trust or trusts, established after the Issue Date for the benefit of Harold C. Simmons and/or his spouse or his descendants whether natural or adopted (such trusts collectively, the "Trusts" and such individuals collectively, the "Beneficiaries"), (iii) each of the Trusts, (iv) each of the Beneficiaries, (v) any Person controlled, directly or indirectly, by one or more of the Persons described in clauses (i) through (iv) above, (vi) any employee benefit plan or pension fund of the Company or any Subsidiary, (vii) any Person holding Voting Stock for or pursuant to the terms of any such plan or fund, and (viii) any group made up of Persons described in clauses (i) through (vii) above.

     "Permitted Indebtedness" means the Indebtedness set forth in the following clauses (each of which shall be given independent effect):

          (i) any Permitted Secured Debt of the Company under the Amended Credit Facility in an aggregate principal amount at any time outstanding (being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) not to exceed an amount equal to $25 million under the Amended Credit Facility; provided that at no time shall the sum of the aggregate principal amount outstanding under the Amended Credit Facility pursuant to this clause (i) and the amount outstanding under clause (ii) below exceed $25 million in the aggregate;

          (ii) any Permitted Secured Debt of DeSoto under the Amended DeSoto Credit Facility in an aggregate principal amount at any time outstanding (being deemed to have a principal amount equal to the maximum potential liability of DeSoto thereunder) not to exceed an amount equal to $10 million under the Amended DeSoto Credit Facility; provided that at no time shall the sum of the aggregate principal amount outstanding under the Amended DeSoto Credit Facility pursuant to this clause (ii) and the amount outstanding under clause (i) above exceed $25 million in the aggregate;

          (iii) the Permitted Secured Debt of the Company represented by the PBGC Documents;

          (iv) the Notes;

          (v) the Existing Indebtedness of the Company and its Subsidiaries (except to the extent such Indebtedness is proposed to be repaid by application of the proceeds of the Notes);

          (vi) the incurrence by the Company or any of its Wholly Owned Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; provided, however, that (A) any subsequent issuance, transfer or other disposition of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Subsidiary and (B) any sale, transfer or other disposition of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary shall be deemed, in each case, to constitute a new incurrence of such Indebtedness;

          (vii) the incurrence by the Company or any of its Subsidiaries of Permitted Refinancing Debt to the extent in exchange for, or to the extent the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

          (viii) the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock by any Person prior to the time (A) such Person became a Subsidiary of the Company, (B) such Person merges into or consolidates with a Subsidiary of the Company or (C) another Subsidiary of the Company merges into or consolidates with such Person (in a transaction in which such Person becomes a Subsidiary of the Company), provided, however, that immediately following the transaction which caused such Person to become a Subsidiary, the Company could incur $1.00 of additional Indebtedness pursuant to the first sentence above under the caption
     "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (ix) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness represented by Capital Lease Obligations, mortgage financings, Purchase Money Obligations, in each case, incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Subsidiary, in an aggregate principal amount not to exceed $5 million at any time outstanding, provided, however, that in the case of Purchase Money Obligations, such Indebtedness shall not constitute more than 100% of the cost to the Company or such Subsidiary of the property purchased or leased with the proceeds thereof;

          (x) the incurrence in the ordinary course of business by the Company of Indebtedness representing reimbursement obligations under commercial letters of credit;

          (xi) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (xii) the incurrence by the Company of Indebtedness in respect of bid, performance or advance payment bonds, and appeal and surety bonds; and

          (xiii) the incurrence of Indebtedness by the Company (other than that referred to in clauses (i) through (xii) above) notwithstanding the limitations in the preceding clauses (i) through (xii) not to exceed $5 million outstanding at any given time.

For purposes of this definition, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness permitted by the clauses (i) through (xiii) of this definition, the Company in its sole discretion will classify such item of Permitted Indebtedness and will only be required to include the amount of such Indebtedness once in determining compliance with amount limits set forth in this definition; (ii) the amount of Indebtedness issued at a price which is less than the principal amount thereof shall be equal to the amount of liability in respect thereof determined in accordance with GAAP; and (iii) the amount of Indebtedness represented by a Guarantee of a primary obligation of another Person shall be deemed to be the lower of (x) an amount equal to the maximum amount of the primary obligation (including without limitation all principal, premiums, if any, interest, fees and all other amounts in respect thereof) in respect of which such Guarantee is made and (y) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the applicable Guarantee, which, in any case in which such Guarantee consists solely of the granting of a Lien on any asset of such guaranteeing Person, shall be limited to the Fair Market Value of such asset.

     "Permitted Investments" means (a) any Investment in the Company or in a Subsidiary; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Subsidiary; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any obligations or shares of Capital Stock received in connection with or as a result of a bankruptcy, workout or reorganization of the issuer of such obligations or shares of Capital Stock; (f) any Investment received involuntarily; and (g) any Investment existing on the date of the Indenture.

     "Permitted Liens" means (i) Liens on assets of the Company or its Subsidiaries to secure the Amended Credit Facility, the Amended DeSoto Credit Facility, the PBGC Documents, the Notes and other Permitted Secured Debt that was permitted by the terms of the Indenture and the Security Documents to be incurred; (ii) Liens existing on the date of the Indenture; (iii) Liens to secure any Permitted Refinancing Debt, in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clause (i) or (ii); (iv) Liens in favor of the Company or any of its Subsidiaries; (v) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such merger or consolidation and were not incurred in contemplation thereof and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Subsidiary; (vi) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to such acquisition and were not incurred in contemplation thereof and do not extend to any assets other than those so acquired by the Company or any Subsidiary; (vii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (or to secure reimbursement obligations in respect of letters of credit issued in connection with any of the foregoing obligations); (viii) Liens to secure Indebtedness (including Purchase Money Obligations and Capital Lease Obligations) permitted by clause (ix) of the definition of Permitted Indebtedness covering only the assets acquired with such Indebtedness; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) covenants, easements, rights-of-way, restrictions, encroachments or other similar encumbrances not materially impairing the marketability of the property encumbered thereby and not interfering in any material respect with the use of such property or with the ordinary conduct of the business of the Company or any Subsidiary; (xi) Liens with respect to judgments which have been stayed or for which a bond having a value equal to the judgment amount has been posted, but only for so long as such judgment has been stayed or such bond remains posted and outstanding; (xii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; and (xiii) Liens on assets or property (including any real property upon which such assets or property are or will be located) securing Indebtedness incurred to purchase or construct such assets or property, which Indebtedness is permitted to be incurred under the Indenture.

     "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or such Subsidiary; provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Debt has a final maturity date no earlier than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness may not be incurred by any Subsidiary if the Company is the original obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Permitted Secured Debt" means any Indebtedness of the Company or any Subsidiary (plus interest, premium, fees and other obligations associated therewith), and any refinancing, refunding, replacement, renewal or extension thereof, (a) under the Amended Credit Facility, (b) under the Amended DeSoto Credit Facility, (c) under the PBGC Documents, (d) under the Notes, (e) constituting Purchase Money Obligations, (f) constituting Capital Lease Obligations, or (g) secured by Permitted Liens.

     "Public Equity Offering" means any underwritten public offering of Capital Stock of the Company or a Successor Entity pursuant to an effective registration statement (other than a registration statement on Form S-4 or Form S-8 or any successor or similar form) under the Securities Act.

     "Purchase Date" means each date on which the Company is obligated to repurchase Notes pursuant to the terms of the Indenture.

     "Purchase Money Obligations" means, with respect to any specified Person, means Indebtedness of such Person incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of equipment or property, but only if such equipment or property is or should be included in "addition to property, plant or equipment" in accordance with generally accepted accounting principles and only if such equipment or property is not being purchased as part of an acquisition of any business.

     "Qualified Capital Stock" in any Person means a class of Capital Stock other than Disqualified Capital Stock.

     "Redemption Date" means each date on which the Company is obligated to redeem Notes pursuant to the terms of the Indenture.

     "Related Business Investment" means any Investment, Capital Expenditure or other expenditure by the Company or any Subsidiary of the Company which is related to the business of the Company and its Subsidiaries as it is conducted on the Issue Date.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Sale/leaseback" means any lease, whether an operating lease or a capital lease, whereby the Company or any of its Subsidiaries, directly or indirectly, becomes or remains liable as lessee or as guarantor or other surety, of any property (whether real or personal or mixed) whether now owned or hereafter acquired, (i) that the Company or its Subsidiaries, as the case may be, has sold or transferred or is to sell or transfer to any other Person (other than the Company), or (ii) that the Company or any of its Subsidiaries, as the case may be, intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by the Company or any such Subsidiaries to any Person (other than the Company) in connection with such lease.

     "Security Documents" means the Security Agreements, the Mortgages and the Intercreditor Agreement referred to under "-- Security" above and the documentation relating to the Collateral Account.

     "Series A Preferred Stock" means the Company's Series A Senior Preferred Stock, no par value, designated pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware on September 23, 1996, as in effect on the Issue Date, subject to mandatory redemption on July 1, 2000, or earlier, upon the occurrence of a change of control (as defined in the Certificate of Designation) or the occurrence of certain other events.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Trust Moneys" means all cash or Cash Equivalents received by the Trustee in accordance with the terms of the Indenture and the Security Documents: (i) upon the release of property from the Lien of the Security Documents, including, without limitation, all moneys received in respect of the principal of all purchase money, governmental or other obligations; or (ii) as Net Proceeds upon the destruction of all or any part of the Collateral (other than any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it); or (iii) as a net award or net awards upon the taking of all or any part of the Collateral; or (iv) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Security Documents or otherwise; or (v) pursuant to the Mortgages; or (vi) for application as provided under the Indenture or the Security Documents, or whose disposition is not otherwise specifically provided for in the Indenture or the Security Documents.

     "Voting Stock" means, with respect to any Person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Senior Notes where such Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until May 11, 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer for the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the reasonable expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Rogers & Hardin LLP, Atlanta, Georgia.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1996 and 1995 and the consolidated statements of operations, redeemable preferred stock and common stockholders' equity (deficit), and cash flows and financial statement schedule for each of the three years in the period ended December 31, 1996, incorporated by reference and included except for the financial statement schedule in this prospectus, have been included and incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of DeSoto for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing. Reference is made to said report which includes an explanatory paragraph that describes matters impacting DeSoto's ability to continue as a going concern.

     The financial statements of EWP as of December 31, 1996 and 1995 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF KEYSTONE CONSOLIDATED
INDUSTRIES, INC. AND SUBSIDIARIES

  Report of Independent Accountants.........................  F-2
  Consolidated Balance Sheets as of December 31, 1995 and
     1996 and June 30, 1997
     (unaudited)............................................  F-3
  Consolidated Statements of Operations for the Years Ended
     December 31, 1994, 1995 and 1996 and the Nine Month
     Periods Ended September 30, 1996 and 1997
     (unaudited)............................................  F-4
  Consolidated Statements of Redeemable Preferred Stock and
     Common Stockholders' Equity (Deficit) for the Years
     Ended December 31, 1994, 1995 and 1996 and the Nine
     Month Period Ended September 30, 1997 (unaudited)......  F-5
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1994, 1995 and 1996 and the Nine Month
     Periods Ended September 30, 1996 and 1997
     (unaudited)............................................  F-6
  Notes to Consolidated Financial Statements................  F-8
CONSOLIDATED FINANCIAL STATEMENTS OF DESOTO, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................  F-32
  Consolidated Statements of Operations for the Years Ended
     December 31, 1993, 1994
     and 1995...............................................  F-33
  Consolidated Statements of Stockholders' Equity for the
     Years Ended December 31, 1993, 1994, and 1995..........  F-34
  Consolidated Balance Sheets as of December 31, 1994 and
     1995...................................................  F-35
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1993, 1994 and 1995.......................  F-36
  Notes to Consolidated Financial Statements................  F-37
  Quarterly Revenues and Earnings data (1994 versus 1995)...  F-51
  Consolidated Condensed Statements of Operations for the
     Nine Months Ended September 30, 1995 and September 27,
     1996 (unaudited).......................................  F-52
  Consolidated Condensed Statements of Cash Flows for the
     Nine Months Ended September 30, 1995 and September 27,
     1996 (unaudited).......................................  F-53
  Notes to Consolidated Condensed Financial Statements......  F-54
FINANCIAL STATEMENTS OF ENGINEERED WIRE PRODUCTS, INC.
  Independent Auditors' Report..............................  F-56
  Balance Sheets as of December 31, 1995 and 1996 and
     September 30, 1997 (unaudited).........................  F-57
  Statements of Income for the Years Ended December 31, 1995
     and 1996 and the Nine Month Periods Ended September 30,
     1996 and 1997 (unaudited)..............................  F-58
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1995 and 1996 and the Nine Month Period
     Ended September 30, 1997 (unaudited)...................  F-59
  Statements of Cash Flows for the Years Ended December 31,
     1995 and 1996 and the Nine Month Period Ended September
     30, 1996 and 1997 (unaudited)..........................  F-60
  Notes to Financial Statements.............................  F-61
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION
  Unaudited Pro Forma Condensed Consolidated Balance Sheet
     as of September 30, 1997...............................  P-2
  Notes to Unaudited Pro Forma Condensed Consolidated
     Balance Sheet as of September 30, 1997.................  P-3
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the Year Ended December 31, 1996........  P-4
  Notes to Unaudited Pro Forma Condensed Consolidated
     Statement of Operations -- Year Ended December 31,
     1996...................................................  P-5
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the Nine Months Ended September 30,
     1997...................................................  P-7
  Notes to Unaudited Pro Forma Condensed Consolidated
     Statement of Operations for the Nine Months Ended
     September 30, 1997.....................................  P-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Keystone Consolidated Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Keystone Consolidated Industries, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, redeemable preferred stock and common stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Consolidated Industries, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
February 28, 1997, except for Note 18 as to which the date is December 23, 1997

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.

                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1995       1996         1997
                                                              --------   --------   -------------
                                                                                     (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $     --   $     --     $ 46,261
  Notes and accounts receivable, net of allowances of $537,
    $469 and $647...........................................    31,363     35,974       38,081
  Inventories...............................................    35,631     36,533       39,418
  Deferred income taxes.....................................     3,685     16,381       19,722
  Prepaid expenses..........................................     2,026      1,542          915
                                                              --------   --------     --------
        Total current assets................................    72,705     90,430      144,397
                                                              --------   --------     --------
Property, plant and equipment:
  Land, buildings and improvements..........................    45,715     47,309       42,898
  Machinery and equipment...................................   187,577    198,488      195,854
  Leasehold improvements....................................     1,204      1,221           --
  Construction in progress..................................    11,263     15,423       32,266
                                                              --------   --------     --------
                                                               245,759    262,441      271,018
Less accumulated depreciation...............................   159,323    169,833      174,915
                                                              --------   --------     --------
        Net property, plant and equipment...................    86,436     92,608       96,103
                                                              --------   --------     --------
Other assets:
  Restricted investments....................................     2,410      7,691        7,507
  Unrecognized net pension obligation.......................     8,427         --           --
  Prepaid pension cost......................................        --    104,726      109,468
  Deferred financing costs..................................        87        332        3,762
  Deferred income taxes.....................................    24,485      2,181           --
  Other.....................................................     4,272      4,400        5,157
                                                              --------   --------     --------
        Total other assets..................................    39,681    119,330      125,894
                                                              --------   --------     --------
                                                              $198,822   $302,368     $366,394
                                                              ========   ========     ========

LIABILITIES, REDEEMABLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Notes payable and current maturities of long-term debt....  $ 18,750   $ 34,760     $    334
  Accounts payable..........................................    26,534     34,419       30,513
  Accounts payable to affiliates............................        39        159           --
  Accrued pension cost......................................     7,170         --           --
  Accrued OPEB cost.........................................     7,776      8,368        8,409
  Other accrued liabilities.................................    19,297     28,631       37,702
                                                              --------   --------     --------
        Total current liabilities...........................    79,566    106,337       76,958
                                                              --------   --------     --------
Noncurrent liabilities:
  Long-term debt............................................    11,195     17,020      101,143
  Accrued pension cost......................................    39,222         --           --
  Accrued OPEB cost.........................................    97,868    100,818      101,611
  Negative goodwill.........................................        --     27,057       25,760
  Other.....................................................     8,464     16,466       15,866
                                                              --------   --------     --------
        Total noncurrent liabilities........................   156,749    161,361      244,380
                                                              --------   --------     --------
Redeemable preferred stock, no par value; 500,000 shares
  authorized;
  435,456 shares issued.....................................        --      3,500        3,500
                                                              --------   --------     --------
Stockholders' equity (deficit):
  Common stock, $1 par value, 12,000,000 shares authorized;
    5,637,641, 9,190,139 and 9,296,533 shares issued at
    stated value............................................     6,362      9,920       10,027
  Additional paid-in capital................................    20,013     46,347       47,166
  Net pension liabilities adjustment........................   (36,257)        --           --
  Accumulated deficit.......................................   (27,599)   (25,085)     (15,625)
  Treasury stock -- 1,134 shares, at cost...................       (12)       (12)         (12)
                                                              --------   --------     --------
        Total stockholders' equity (deficit)................   (37,493)    31,170       41,556
                                                              --------   --------     --------
                                                              $198,822   $302,368     $366,394
                                                              ========   ========     ========
Commitments and contingencies (Notes 15, 16 and 17).

          See accompanying notes to consolidated financial statements.

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                          ------------------------------   -------------------
                                            1994       1995       1996       1996       1997
                                          --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Revenues and other income:
  Net sales.............................  $364,435   $345,657   $331,175   $252,821   $277,427
  Interest..............................         2        157         50         47        577
  Other, net............................        16        110        539        290      1,658
                                          --------   --------   --------   --------   --------
                                           364,453    345,924    331,764    253,158    279,662
                                          --------   --------   --------   --------   --------
Costs and expenses:
  Cost of goods sold....................   327,453    312,909    297,149    232,206    247,481
  Selling...............................     5,101      4,367      3,855      2,998      3,542
  General and administrative............    20,675     17,185     22,779     14,493     13,110
  Overfunded defined benefit pension
     credit.............................        --         --         --         --     (4,741)
  Interest -- notes payable & long-term
     debt...............................     2,688      3,385      3,741      2,677      5,119
  Interest credit related to excise
     tax................................    (3,853)        --         --         --         --
                                          --------   --------   --------   --------   --------
                                           352,064    337,846    327,524    252,374    264,511
                                          --------   --------   --------   --------   --------
     Income before income taxes.........    12,389      8,078      4,240        784     15,151
Provision for income taxes..............     4,828      3,191      1,656        319      5,481
                                          --------   --------   --------   --------   --------
     Net income.........................     7,561      4,887      2,584        465      9,670
Dividends on preferred stock............        --         --         70         --        210
                                          --------   --------   --------   --------   --------
  Net income available for common
     shares.............................  $  7,561   $  4,887   $  2,514   $    465   $  9,460
                                          ========   ========   ========   ========   ========
Primary net income available for common
  shares per common and common
  equivalent share......................  $   1.35   $    .86   $    .38   $    .08   $   1.01
                                          ========   ========   ========   ========   ========
Fully diluted net income available for
  common shares per common and common
  equivalent share......................  $   1.35   $    .86   $    .38   $    .08   $   1.00
                                          ========   ========   ========   ========   ========
Weighted average common and common
  equivalent shares outstanding:
  Primary...............................     5,601      5,654      6,560      5,682      9,386
                                          ========   ========   ========   ========   ========
  Fully diluted.........................     5,601      5,654      6,560      5,682      9,443
                                          ========   ========   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                                AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                   AND COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                  COMMON STOCKHOLDERS' EQUITY (DEFICIT)
                                          -------------------------------------------------------------------------------------
                                                                                                                      TOTAL
                                                                                                                     COMMON
                             REDEEMABLE     COMMON STOCK     ADDITIONAL   NET PENSION                             STOCKHOLDERS'
                             PREFERRED    ----------------    PAID-IN     LIABILITIES    ACCUMULATED   TREASURY      EQUITY
                               STOCK      SHARES   AMOUNT     CAPITAL      ADJUSTMENT     (DEFICIT)     STOCK       (DEFICIT)
                             ----------   ------   -------   ----------   ------------   -----------   --------   -------------
Balance -- December 31,
  1993.....................   $    --     5,515    $6,244     $18,803       $(35,317)     $(40,047)     $(591)      $(50,908)
Net income.................        --        --        --          --             --         7,561         --          7,561
Pension adjustments........        --        --        --          --          1,530            --         --          1,530
Purchase of treasury
  stock....................        --        --        --          --             --            --        (43)           (43)
Issuance of stock..........        --        79        69         590             --            --        622          1,281
                              -------     -----    -------    -------       --------      --------      -----       --------
Balance -- December 31,
  1994.....................        --     5,594     6,313      19,393        (33,787)      (32,486)       (12)       (40,579)
Net income.................        --        --        --          --             --         4,887         --          4,887
Pension adjustments........        --        --        --          --         (2,470)           --         --         (2,470)
Issuance of stock..........        --        44        49         620             --            --         --            669
                              -------     -----    -------    -------       --------      --------      -----       --------
Balance -- December 31,
  1995.....................        --     5,638     6,362      20,013        (36,257)      (27,599)       (12)       (37,493)
Net income.................        --        --        --          --             --         2,584         --          2,584
Pension adjustments........        --        --        --          --          3,554            --         --          3,554
Issuance of stock --
  Acquisition..............     5,100     3,500     3,500      25,813             --            --         --         29,313
Issuance of
  stock -- other...........        --        52        58         521             --            --         --            579
Preferred dividends
  declared.................        70        --        --          --             --           (70)        --            (70)
Preferred dividends paid...    (1,670)       --        --          --             --            --         --             --
Merger of pension plans,
  net......................        --        --        --          --         32,703            --         --         32,703
                              -------     -----    -------    -------       --------      --------      -----       --------
Balance -- December 31,
  1996.....................     3,500     9,190     9,920      46,347             --       (25,085)       (12)        31,170
Unaudited:
  Net Income...............        --        --        --          --             --         9,670         --          9,670
  Issuance of stock........        --       107       107         819             --            --         --            926
  Preferred dividends
    declared...............       210        --        --          --             --          (210)        --           (210)
  Preferred dividends
    paid...................      (210)       --        --          --             --            --         --             --
                              -------     -----    -------    -------       --------      --------      -----       --------
  Balance -- September 30,
    1997...................   $ 3,500     9,297    $10,027    $47,166       $     --      $(15,625)     $ (12)      $ 41,556
                              =======     =====    =======    =======       ========      ========      =====       ========

          See accompanying notes to consolidated financial statements.

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                          ------------------------------   -------------------
                                            1994       1995       1996       1996       1997
                                          --------   --------   --------   --------   --------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income............................  $  7,561   $  4,887   $  2,584   $    465   $  9,670
  Depreciation and amortization.........    11,585     11,961     12,425     10,530      9,692
  Amortization of deferred financing
     costs..............................       147        147        181        118        337
  Deferred income taxes.................     4,175      1,750     (1,249)    (2,271)     2,492
  Other, net............................     1,800        858        974      1,075        137
  Change in assets and liabilities:
     Notes and accounts receivable......    (3,555)    10,379     (2,209)    (7,754)    (2,320)
     Inventories........................      (317)       103       (102)     5,564     (2,885)
     Accounts payable...................     4,309     (2,036)    (3,873)     1,960     (4,065)
     Pensions...........................   (11,125)   (10,042)    (5,991)    (4,871)    (4,742)
     Accrued excise tax and related
       interest.........................    (5,054)    (1,033)    (1,033)        --         --
     Other, net.........................     3,234     (4,416)    (1,667)       961      6,434
                                          --------   --------   --------   --------   --------
          Net cash provided by operating
            activities..................    12,760     12,558         40      5,777     14,750
                                          --------   --------   --------   --------   --------
Cash flows from investing activities:
  Capital expenditures..................   (12,742)   (18,208)   (18,992)   (10,423)   (17,400)
  Acquisition costs.....................        --         --     (1,008)      (935)        --
  Collection of notes receivable........       555      1,711        168        125        166
  Proceeds from disposition of property
     and equipment......................        17        106         29          4      2,708
                                          --------   --------   --------   --------   --------
          Net cash used by investing
            activities..................   (12,170)   (16,391)   (19,803)   (11,229)   (14,526)
                                          --------   --------   --------   --------   --------

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                 (IN THOUSANDS)

                                                                            NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,         SEPTEMBER 30,
                                            ----------------------------   -------------------
                                             1994      1995       1996       1996       1997
                                            -------   -------   --------   --------   --------
                                                                               (UNAUDITED)
Cash flows from financing activities:
  Revolving credit facility, net..........  $ 2,620   $ 8,030   $ 16,534   $   (458)  $(31,095)
  Other notes payable and long-term debt:
     Additions............................      208        81      9,495      9,461    100,294
     Principal payments...................   (3,964)   (4,220)    (4,194)    (3,336)   (19,502)
  Preferred stock dividend payments.......       --        --     (1,670)        --       (210)
  Deferred financing costs paid...........      (70)      (60)      (425)      (215)    (3,767)
  Common stock issued, net................      616         2         23         --        317
                                            -------   -------   --------   --------   --------
          Net cash provided (used) by
            financing activities..........     (590)    3,833     19,763      5,452     46,037
                                            -------   -------   --------   --------   --------
Net change in cash and cash equivalents...       --        --         --         --     46,261
Cash and cash equivalents, beginning of
  period..................................       --        --         --         --         --
                                            -------   -------   --------   --------   --------
Cash and cash equivalents, end of
  period..................................  $    --   $    --   $     --   $     --   $ 46,261
                                            =======   =======   ========   ========   ========
Supplemental disclosures:
  Cash paid for:
     Interest, net of amount
       capitalized........................  $ 2,831   $ 3,673   $  4,058   $  3,031   $  4,037
     Income taxes.........................    1,721     1,560      2,210        991      2,700
  Common stock contributed to employee
     benefit plan.........................  $   622   $   597   $    522   $    522   $    578
Business combination:
  Net assets consolidated:
     Noncash assets.......................  $    --   $    --   $ 99,663   $101,981   $     --
     Liabilities..........................       --        --    (37,109)   (60,906)        --
     Negative goodwill....................       --        --    (27,133)    (5,727)        --
                                            -------   -------   --------   --------   --------
                                                 --        --     35,421     35,348
  Redeemable preferred stock issued,
     including accumulated dividends......       --        --     (5,100)    (5,100)        --
  Common stock issued.....................       --        --    (29,313)   (29,313)        --
                                            -------   -------   --------   --------   --------
  Cash paid...............................  $    --   $    --   $  1,008   $    935   $     --
                                            =======   =======   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Prior to September 27, 1996, Keystone Consolidated Industries, Inc. ("Keystone" or the "Company") was a majority-owned subsidiary of Contran Corporation ("Contran"). Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of the children and grandchildren of Harold C. Simmons, of which Mr. Simmons is sole trustee. Mr. Simmons may be deemed to control Contran. On September 27, 1996, the Company acquired DeSoto, Inc. ("DeSoto") and DeSoto became a wholly-owned subsidiary of Keystone. As a result of the Company issuing approximately 3.5 million shares of common stock in connection with the DeSoto acquisition, Contran's direct and indirect ownership of the Company declined to approximately 41% at September 30, 1997. Contran may be deemed to control the Company.

     Principles of consolidation and management's estimates. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and balances have been eliminated. Certain 1994 and 1995 amounts have been reclassified to conform with the 1996 presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Ultimate actual results may, in some instances, differ from previously estimated amounts.

     Information included in the consolidated financial statements as of September 30, 1997 and for the interim periods ended September 30, 1996 and 1997 is unaudited. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for the interim periods have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations.

     Fiscal year. The Company's fiscal year is 52 or 53 weeks and ends on the last Sunday in December. Each of fiscal 1994 and 1996 were 52-week years and 1995 was a 53-week year.

     Net sales. Sales are recorded when products are shipped.

     Property, plant, equipment and depreciation. Property, plant and equipment are stated at cost. Repairs, maintenance and minor renewals are expensed as incurred. Improvements which substantially increase an asset's capacity or alter its capabilities are capitalized.

     Depreciation is computed using principally the straight-line method over the estimated useful lives of 10 to approximately 30 years for buildings and improvements and three to 12 years for machinery and equipment. Depreciation expense amounted to $11,585,000, $11,961,000 and $12,501,000 during the years ended December 31, 1994, 1995 and 1996, respectively, and $10,530,000 and $10,972,000 during the interim periods ended September 30, 1996 and 1997, respectively.

     Investment in joint venture. Prior to December 23, 1997, the Company had a 20% interest in a joint venture and accounted for the investment by the equity method. Differences between the cost of the investment and the Company's pro rata share of the joint venture's separately-reported net assets, if any, are allocated among the assets and liabilities of the joint venture based upon estimated relative fair values. Such differences, which were not material at September 30, 1997, are charged or credited to income as the joint venture depreciates, amortizes or disposes of the related net assets. The Company's investment in the joint venture is included in other assets on the accompanying balance sheet. Earnings from the joint venture, which are not material, are recorded in other income. On December 23, 1997, Keystone acquired the 80% ownership interest of the joint venture not already owned by the Company. Subsequent to this acquisition, the former joint venture became a wholly-owned subsidiary of Keystone and, as such, is consolidated with Keystone. See also Notes 13 and 18.

     Retirement plans and post-retirement benefits other than pensions. Accounting and funding policies for retirement plans and post retirement benefits other than pensions ("OPEB") are described in Notes 7 and 9, respectively.

     Environmental liabilities. The Company records liabilities related to environmental issues at such time as information becomes available and is sufficient to support a reasonable estimate of range of loss. If the Company is unable to determine that a single amount in an estimated range is more likely, the minimum amount of the range is recorded. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

     Income taxes. Deferred income tax assets and liabilities are recognized for the expected future tax effects of temporary differences between the income tax and financial reporting carrying amounts of assets and liabilities.

     Advertising costs. Advertising costs, expensed as incurred, were $1 million, $.9 million and $.6 million in the years ended December 31, 1994, 1995 and 1996, respectively, and $.6 million and $.7 million during the interim periods ended September 30, 1996 and 1997, respectively.

     Income per share. Income per share is based on the weighted average number of common and common equivalent shares outstanding during each year. Outstanding stock options and other common stock equivalents are excluded from the computations when the effect of their assumed exercise is antidilutive. The Company will retroactively adopt Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," effective December 31, 1997. Basic earnings per share pursuant to SFAS No. 128 will not be materially different from earnings per share presented herein and diluted earnings per share pursuant to SFAS No. 128 is not expected to be materially different from basic earnings per share.

     Negative goodwill. Negative goodwill, representing the excess of fair value over cost of individual net assets acquired in the DeSoto acquisition, is amortized by the straight-line method over 20 years (remaining life of 19 years at September 30, 1997 and is stated net of accumulated amortization of approximately $76,000 and $1,356,000 at December 31, 1996 and September 30, 1997, respectively. Amortization of negative goodwill amounted to $76,000 and $1,280,000 in the year ended December 31, 1996 and the interim period ended September 30, 1997, respectively.

     Employee Stock Options. The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its various interpretations. Under APBO No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is not less than the market price on the grant date. Compensation cost recognized by the Company in accordance with APBO No. 25 has not been significant in each of the past three years or the interim period ended September 30, 1997.

     Legal Fees. The legal costs with respect to loss contingencies are expensed as incurred.

NOTE 2 -- ACQUISITION

     On September 27, 1996, the stockholders of Keystone and DeSoto approved the merger of the two companies (the "Acquisition"), in which DeSoto became a wholly-owned subsidiary of Keystone. DeSoto manufactures household cleaning products including powdered and liquid laundry detergents and performs contract manufacturing and packaging of household cleaning products. Keystone issued approximately 3.5 million shares of its common stock (approximately $29.3 million at the $8.375 per share market price on September 27, 1996) and 435,456 shares of Keystone preferred stock ($3.5 million redemption value beginning on July 21, 1997) in exchange for all of the outstanding common stock and preferred stock, respectively, of DeSoto. Each DeSoto common stockholder received .7465 of a share of Keystone common stock for each share of DeSoto common stock.

     In connection with the Acquisition, Keystone assumed certain options to purchase DeSoto common stock and converted them to options to acquire approximately 147,000 shares of Keystone common stock at prices of $5.86 to $13.56 per share. Keystone also assumed certain DeSoto warrants giving holders the right to acquire the equivalent of 447,900 shares of Keystone common stock at a price of $9.38 per share. Due to the immateriality of the fair value of the options and warrants exchanged in connection with the Acquisition (approximately $1.2 million), Keystone did not include such value in the purchase price allocation.

     The Acquisition included the concurrent merger of Keystone's three underfunded defined benefit pension plans with and into DeSoto's overfunded defined benefit pension plan, which resulted in an overfunded plan for financial reporting purposes. See Note 7.

     Pursuant to the Merger Agreement, Keystone was obligated to, and has caused DeSoto to pay, approximately $5.9 million to certain of DeSoto's trade creditors who were parties to a trade composition agreement with DeSoto. DeSoto was required to pay an additional $1.4 million, plus interest at 8%, to such trade creditors before September 27, 1997, and such amounts were paid by DeSoto in February 1997. Additionally, Keystone was obligated to immediately pay to the holders of DeSoto preferred stock approximately $1.6 million in accumulated, unpaid dividends, which amounts were also paid. See Note 10.

     As a result of these and other transactions related to the Acquisition, Keystone required additional funding from its primary lender. In order to obtain such additional funds, Keystone received the consent of the Pension Benefit Guaranty Corporation (the "PBGC") to increase Keystone's allowable borrowings by $20 million upon consummation of the Acquisition and the merger of the Keystone defined benefit pension plans with and into the DeSoto defined benefit pension plan. The PBGC's consent was required due to prior agreements with the PBGC whereby Keystone agreed to certain borrowing restrictions.

     Keystone accounted for the Acquisition by the purchase method of accounting and, accordingly, DeSoto's results of operations and cash flows are included in the Company's consolidated financial statements subsequent to the Acquisition. The purchase price has been allocated to the individual assets acquired and liabilities assumed of DeSoto based upon preliminary estimated fair values. The actual allocation of the purchase price may be different from the preliminary allocation due to adjustments in the purchase price and refinements in estimates of the fair values of the net assets acquired.

     The unaudited pro forma financial information for the years ended December 31, 1995 and 1996 has been prepared assuming the Acquisition and the simultaneous merger of the defined benefit pension plans occurred as of January 1, 1995. The pro forma financial information for the years ended December 31, 1995 and 1996 also reflects adjustments to assume that (i) the April 1996 sale of DeSoto's Union City, California business, and (ii) the 1995 sales of DeSoto's businesses in Thornton and South Holland, Illinois had both occurred on December 31, 1994. The pro forma financial information for the interim period ended September 30, 1996 has been prepared assuming the Acquisition and the simultaneous merger of the defined benefit pension plans occurred as of January 1, 1996. The pro forma financial information also reflects adjustments to assume that the April 1996 sale of DeSoto's Union City, California business occurred as of December 31, 1995. The pro forma financial information is not necessarily indicative of actual results had the transactions occurred at the beginning of the periods, nor do they purport to represent results of future operations of the merged companies.

                                                     YEARS ENDED
                                                     DECEMBER 31,
                                                   ----------------    NINE MONTHS ENDED
                                                    1995      1996     SEPTEMBER 30, 1996
                                                   ------    ------    ------------------
                                                                (UNAUDITED)
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues and other income........................  $364.0    $343.4          $264.8
Net income.......................................  $  9.2    $  3.3          $   .3
Net income available to common stockholders......  $  8.7    $  2.9          $   .1
Net income (loss) per Keystone common share......  $  .93    $  .31          $ (.01)

     Pro forma net periodic defined benefit pension expense for 1995 and 1996, assuming the Acquisition and pension plan merger occurred January 1, 1995, approximates $5.3 million and $1.7 million, respectively, as compared to historical pension expense of $8.7 million and $3.7 million for 1995 and 1996, respectively. Pro forma net periodic defined benefit pension expenses for the first nine months of 1996, assuming the Acquisition and pension plan merger occurred January 1, 1996, approximates $2.8 million, as compared to historical pension expense of $4.8 million.

NOTE 3 -- INVENTORIES

     Inventories are stated at the lower of cost or market. The last-in, first-out ("LIFO") method is used to determine the cost of approximately three fourths of the inventories held at December 31, 1995 and 1996, and September 30, 1997. The first-in, first-out or average cost methods are used to determine the cost of all other inventories.

                                                         DECEMBER 31,
                                                      ------------------   SEPTEMBER 30,
                                                       1995       1996         1997
                                                      -------    -------   -------------
                                                                            (UNAUDITED)
                                                                (IN THOUSANDS)
Raw materials:
  Steel and wire products...........................  $12,669    $12,548      $15,078
  Household cleaning products.......................       --        526          461
                                                      -------    -------      -------
                                                       12,669     13,074       15,539
                                                      -------    -------      -------
Work in process --
  Steel and wire products...........................   13,825     12,824       12,323
                                                      -------    -------      -------
Finished products:
  Steel and wire products...........................   10,258      9,954       10,364
  Household cleaning products.......................       --         96          286
                                                      -------    -------      -------
                                                       10,258     10,050       10,650
                                                      -------    -------      -------
Supplies --
  Steel and wire products...........................   13,552     13,612       13,934
                                                      -------    -------      -------
                                                       50,304     49,560       52,446
                                                      -------    -------      -------
Less LIFO reserve:
  Steel and wire products...........................   14,673     12,996       12,997
  Household cleaning products.......................       --         31           31
                                                      -------    -------      -------
                                                       14,673     13,027       13,028
                                                      -------    -------      -------
                                                      $35,631    $36,533      $39,418
                                                      =======    =======      =======

NOTE 4 -- NOTES PAYABLE AND LONG-TERM DEBT

                                                         DECEMBER 31,
                                                      ------------------   SEPTEMBER 30,
                                                       1995       1996         1997
                                                      -------    -------   -------------
                                                                            (UNAUDITED)
                                                                (IN THOUSANDS)
9 5/8% Senior Secured Notes.........................  $    --    $    --     $100,000
Commercial credit agreements:
  Revolving credit facility.........................   14,561     31,095           --
  Term loan.........................................   13,050     19,166           --
Urban and Community Development Assistance Grants,
  interest at 8%, due in semi-annual installments
  through 2003......................................    1,444      1,267        1,075
Other...............................................      890        252          402
                                                      -------    -------     --------
                                                       29,945     51,780      101,477
  Less current maturities...........................   18,750     34,760          334
                                                      -------    -------     --------
                                                      $11,195    $17,020     $101,143
                                                      =======    =======     ========

     On August 7, 1997, the Company issued $100 million principal amount of 9 5/8% Senior Secured Notes (the "Notes"). The Notes are due in August 2007 and are collateralized by a second priority lien on substantially all of the existing and future fixed assets of the Company. A portion of the $97 million net proceeds was used to prepay and terminate the Company's term loan and repay outstanding borrowings under the Company's revolving credit facility.

     The Notes were issued pursuant to an Indenture (the "Indenture") which, among other things, provides for optional redemptions, mandatory redemptions and certain covenants, including provisions that, among other things, limit the ability of the Company to sell capital stock of subsidiaries, enter into sale and leaseback transactions and transactions with affiliates, create new liens and incur additional debt. In addition, under the terms of the Indenture, the Company's ability to borrow in excess of $25 million under the Company's $55 million revolving credit facility is dependent upon maintenance of a Consolidated Cash Flow Ratio (as defined) for the most recently completed four fiscal quarters of at least 2.5 to 1. The Indenture also limits the ability of the Company to pay dividends or make other restricted payments, as defined.

     In connection with the Acquisition, the Company's $35 million revolving credit facility was amended and increased to $55 million. See Note 2. The revolving credit facility, as amended, is collateralized primarily by the Company's trade receivables and inventories, bears interest at 1% over the prime rate and the facility expires December 31, 1999. During 1995 and 1994 the facility bore interest at 1.5% over the prime rate. The effective interest rate was 10.25% at December 31, 1995, 9.25% at December 31, 1996 and 9.5% at
September 30, 1997. The amount of available borrowings is based on formula-determined amounts of trade receivables and inventories, less the amount of outstanding letters of credit (approximately $.6 million at September 30, 1997). At September 30, 1997, the additional available borrowings under this credit facility were $54.4 million. However, under the terms of the Indenture, borrowings under the revolving credit facility at September 30, 1997 would be limited to approximately $51.2 million. This credit facility requires the Company's daily cash receipts to be used to reduce the outstanding borrowings, which results in the Company maintaining zero cash balances.

     The Company's revolving credit facility contains restrictive covenants, including certain minimum working capital and net worth requirements and a prohibition against the payment of dividends on Keystone common stock without lender consent. The Company's revolving credit facility reprices with changes in interest rates, and the book value of such indebtedness is deemed to approximate market value.

     The aggregate maturities of notes payable and long-term debt are shown in the table below.

                                                               DECEMBER 31,
                                                                   1996
                                                               ------------
                                                              (IN THOUSANDS)
Year ending December 31,
     1997...................................................     $34,760
     1998...................................................       3,619
     1999...................................................      12,757
     2000...................................................         242
     2001...................................................         262
     2002 and thereafter....................................         140
                                                                 -------
                                                                 $51,780
                                                                 =======

     At September 30, 1997, total collateralized obligations, including deferred pension contributions (see Note 7), amounted to $106.0 million.

NOTE 5 -- INCOME TAXES

     Summarized below are (i) the differences between the provision for income taxes and the amounts that would be expected using the U. S. federal statutory income tax rate of 35%, and (ii) the components of the comprehensive provision for income taxes.

                                                                             NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                            -----------------------------    ------------------
                                             1994       1995       1996       1996       1997
                                            -------    -------    -------    -------    -------
                                                                                (UNAUDITED)
                                                              (IN THOUSANDS)
Expected tax expense, at statutory rate...  $ 4,336    $ 2,827    $ 1,484    $   274    $ 5,303
U.S. state income taxes, net..............      557        171         11       (119)       332
Amortization of negative goodwill.........       --         --         --         --       (448)
Other, net................................      (65)       193        161        164        294
                                            -------    -------    -------    -------    -------
  Provision for income taxes charged to
     results of operations................    4,828      3,191      1,656        319      5,481
Stockholders' equity -- pension
  component...............................      978     (1,580)     2,272      2,272         --
                                            -------    -------    -------    -------    -------
  Comprehensive provision for income
     taxes................................  $ 5,806    $ 1,611    $ 3,928    $ 2,591    $ 5,481
                                            =======    =======    =======    =======    =======
Comprehensive provision for income taxes:
  Currently payable:
     U.S. federal.........................  $   943    $ 3,095    $ 5,428    $ 3,921    $ 5,185
     U.S. state...........................      294        254        788        468        668
     Benefit of loss carry forwards.......   (2,247)    (1,271)       (23)        --         --
       Alternative minimum tax liabilities
          (credits).......................    1,663       (637)    (3,288)    (1,797)    (2,864)
                                            -------    -------    -------    -------    -------
       Net currently payable..............      653      1,441      2,905      2,592      2,989
  Deferred income taxes, net..............    5,153        170      1,023         (1)     2,492
                                            -------    -------    -------    -------    -------
                                            $ 5,806    $ 1,611    $ 3,928    $ 2,591    $ 5,481
                                            =======    =======    =======    =======    =======

     Prior to the Acquisition, the Company believed a portion of its gross deferred tax assets did not meet a "more likely than not" realizability test and accordingly, provided a $30 million valuation allowance. As a result of the Acquisition and related transactions, Keystone eliminated the $30 million deferred tax asset valuation allowance as part of the purchase price allocation for the Acquisition. The net deferred tax asset valuation allowance amounted to $30 million at December 31, 1995. There was no change in the valuation allowance during 1994, 1995 or the interim periods ended September 30, 1996 and 1997.

     During 1995 and 1996, the Company was subject to the regular U.S. federal statutory income tax rate of 35%, but utilized alternative minimum tax credit carry forwards to reduce its current federal income tax payable to an amount equal to the alternative minimum tax. At September 30, 1997, the Company had approximately $1.0 million of alternative minimum tax credit carry forwards which have no expiration date.

     The components of the net deferred tax asset are summarized below.

                                                 DECEMBER 31,                         SEPTEMBER 30,
                                -----------------------------------------------   ----------------------
                                         1995                     1996                     1997
                                ----------------------   ----------------------   ----------------------
                                 ASSETS    LIABILITIES    ASSETS    LIABILITIES    ASSETS    LIABILITIES
                                --------   -----------   --------   -----------   --------   -----------
                                                                                       (UNAUDITED)
                                                             (IN THOUSANDS)
Tax effect of temporary
  differences relating to:
  Inventories.................  $  1,866     $    --     $  2,202    $     --     $  2,109    $     --
  Property and equipment......        --      (8,189)          --      (5,792)          --      (3,932)
  Accrued pension cost........    10,603          --           --          --           --          --
  Prepaid pension.............        --          --           --     (40,843)          --     (42,693)
  Accrued OPEB cost...........    41,202          --       42,583          --       42,908          --
  Accrued liabilities and
     other deductible
     differences..............     7,325          --       14,317          --       16,165          --
  Other taxable differences...        --      (1,183)          --      (6,228)          --      (8,545)
  Net operating loss carry
     forwards.................        --          --        9,109          --        9,853          --
  Alternative minimum tax
     credit carryforwards.....     6,546          --        3,214          --          992          --
Valuation allowance...........   (30,000)         --           --          --           --          --
                                --------     -------     --------    --------     --------    --------
  Gross deferred tax assets
     (liabilities)............    37,542      (9,372)      71,425     (52,863)      72,027     (55,170)
Reclassification, principally
  netting by tax
  jurisdiction................    (9,372)      9,372      (52,863)     52,863      (55,170)     55,170
                                --------     -------     --------    --------     --------    --------
  Net deferred tax asset
     (liability)..............    28,170          --       18,562          --       16,857          --
Less current deferred tax
  asset, net of prorata
  allocation of valuation
  allowance in 1995...........     3,685          --       16,381          --       19,722          --
                                --------     -------     --------    --------     --------    --------
  Noncurrent deferred tax
     asset (liability)........  $ 24,485     $    --     $  2,181    $     --     $ (2,865)   $     --
                                ========     =======     ========    ========     ========    ========

     Significant fluctuations in several components of the net deferred tax asset resulted from the Acquisition and simultaneous merger of the Company's pension plans, including the pre-acquisition net operating loss carryforwards generated by DeSoto which are approximately $9.1 million and which expire from 2003 through 2009. These net operating loss carry forwards can be used to reduce the future taxable income of the Company, subject to certain statutorily-imposed limitations. A nominal amount of the acquired net operating loss carryforward was utilized in 1996 subsequent to the Acquisition and in the interim period ended September 30, 1997.

     Prior to the Acquisition, DeSoto received a Report of Tax Examination Changes from the Internal Revenue Service that proposed adjustments resulting in additional taxes, penalties and interest for the years 1990 through 1993. DeSoto filed a formal appeal of the proposed adjustments, and in prior years, accrued an estimate of its liability related to this matter. In October 1997, DeSoto settled the matter with the IRS for a payment of approximately $2.6 million, including interest of approximately $1.1 million. Such payment was within previously accrued amounts.

NOTE 6 -- STOCK OPTIONS, WARRANTS AND STOCK APPRECIATION RIGHTS PLAN

     In 1997, the Company adopted its 1997 Long-Term Incentive Plan (the "1997 Plan"). Under the 1997 Plan, the Company may make awards that include, but need not be limited to, one or more of the following types: stock options, SARs, restricted stock, performance grants and any other type of award deemed consistent with the purposes of the plan. Subject to certain adjustments, an aggregate of not more than 300,000 shares of the Company's common stock may be issued under the 1997 Plan. Stock options granted under the 1997 Plan may include options that qualify as incentive stock options as well as options which are not so qualified. Incentive stock options are granted at a price not less than 100%, or in certain instances, 110% of the fair market value of such stock on the date of the grant. Stock options granted under the 1997 Plan may be exercised over a period of ten, or in certain instances, five years. The vesting period, exercise price, length of period during which awards can be exercised, and restriction periods of all awards are determined by the Incentive Compensation Committee of the Board of Directors.

     The Company's 1992 Option Plan permits the granting of stock options, SARs and restricted stock to key employees of the Company or its parent or subsidiaries for up to 300,000 shares of the Company's common stock, subject to certain adjustments. The 1992 Option Plan provides for the grant of options that qualify as incentive stock options and for options which are not so qualified. Incentive stock options are granted at a price not less than 100% of the fair market value of such stock on the date of grant. The exercise price of all options and SARs, the length of period during which the options or SARs may be exercised, and the length of the restriction period for restricted stock awards are determined by the Incentive Compensation Committee of the Board of Directors. During 1997, the Company granted all remaining options available under the 1992 Plan.

     The Keystone Consolidated Industries, Inc. 1992 Non-Employee Director Stock Option Plan (the "Director Plan") provides that each non-employee director of the Company will annually be automatically granted an option to purchase 1,000 shares of the Company's common stock. Options are granted at a price equal to the fair market value of such stock on the date of the grant, vest one year from the date of the grant and expire five years from the date of the grant. Up to 50,000 shares of the Company's common stock may be issued pursuant to the Director Plan. During 1997, the Director Plan terminated.

     Prior to the Acquisition, DeSoto granted stock options to certain employees, consultants, and non-employee directors under a DeSoto stock plan adopted in 1992 (the "DeSoto Options"). The options granted to employees and consultants were qualified stock options (the "ISO Options") and the options granted to non-employee directors were non-qualified options. The ISO Options vest equally over the three years subsequent to the first anniversary of the grant date and are exercisable for a period of 10 years from the grant date. The non-qualified options are exercisable immediately upon grant and are exercisable for a period of 10 years from the grant date. All options were granted at prices equal to the fair market value of the stock on the dates the options were granted. Upon consummation of the Acquisition, each then outstanding DeSoto Option was assumed by Keystone and converted into an option to acquire that number of shares of Keystone Common Stock equal to the number of shares of DeSoto Common Stock subject to such DeSoto Option multiplied by .7465 (the "Exchange Ratio"). The exercise price of such DeSoto Options was also adjusted by dividing such exercise price by the Exchange Ratio. The other terms of the DeSoto Options, including vesting schedules, remain unchanged. The Keystone options exchanged for the former DeSoto options expire two years from the date of the Acquisition. Also effective with the Acquisition, the former DeSoto 1992 stock plan was terminated.

     Changes in outstanding options are summarized in the table below.

                                                                             AMOUNT PAYABLE
                                               OPTIONS    PRICE PER SHARE    UPON EXERCISE
                                               -------    ---------------    --------------
Outstanding at December 31, 1993.............  179,500       $ 8.53-15.81      $1,950,304
  Granted....................................    9,900        10.25-11.25         106,475
  Exercised..................................  (61,500)        8.53-15.77        (535,252)
  Canceled...................................  (16,300)        8.75-15.77        (226,825)
                                               -------       ------------      ----------
Outstanding at December 31, 1994.............  111,600         8.75-15.81       1,294,702
  Granted....................................    5,000              13.38          66,875
  Exercised..................................     (200)              8.75          (1,750)
  Canceled...................................  (21,000)             15.77        (331,102)
                                               -------       ------------      ----------
Outstanding at December 31, 1995.............   95,400         8.75-15.81       1,028,725
  Granted....................................  185,000         8.13-11.00       1,517,500
  Assumed in Acquisition.....................  147,062         5.86-13.56       1,351,519
  Exercised..................................   (3,733)              6.20         (23,130)
  Canceled...................................  (18,733)        8.75-15.81        (234,980)
                                               -------       ------------      ----------
Outstanding at December 31, 1996.............  404,996         5.86-13.56       3,639,634
Unaudited:
  Granted....................................  127,000          8.13-9.25       1,056,125
  Exercised..................................  (32,635)              9.71        (316,951)
  Canceled...................................   (5,000)             10.75         (53,750)
                                               -------       ------------      ----------
  Outstanding at September 30, 1997..........  494,361       $ 5.86-13.56      $4,325,058
                                               =======       ============      ==========

     The following table summarizes weighted average information about fixed stock options outstanding at September 30, 1997.

                           OUTSTANDING                       EXERCISABLE
                 -------------------------------   -------------------------------
                             WEIGHTED AVERAGE                  WEIGHTED AVERAGE
                          ----------------------            ----------------------
                           REMAINING                         REMAINING
   RANGE OF               CONTRACTUAL   EXERCISE            CONTRACTUAL   EXERCISE
EXERCISE PRICES  OPTIONS     LIFE        PRICE     OPTIONS     LIFE        PRICE
---------------  -------  -----------   --------   -------  -----------   --------
$5.86-$8.75      371,170   7.8 years     $ 8.05     76,070   3.2 years     $ 7.66
$9.21-$13.56     123,191   3.3           $10.86    101,231   2.0           $11.19
                 -------                           -------
                 494,361   6.6           $ 8.75    177,301   2.5           $ 9.68
                 =======                           =======

     During 1994, the Company awarded 19,200 shares of restricted stock under the terms of the 1992 Option Plan as partial consideration for compensation that had been accrued at December 31, 1993. The restricted stock vested 40% six months after the award date, increasing to 70% 18 months after the award date and 100% two years after the award date. During 1994 and 1996, 1,800 and 1,000 shares, respectively, of restricted stock were forfeited. At December 31, 1996, all remaining shares had been issued.

     At September 30, 1997, options to purchase 185,401 shares were exercisable (all at prices lower than the September 30, 1997 quoted market price of $14.00 per share) and options to purchase an additional 60,000 shares will become exercisable in 1997. At September 30, 1997, an aggregate of 238,000 shares were available for future grants under the 1997 Option Plan.

     Prior to the Acquisition, DeSoto had granted warrants to the holders of DeSoto preferred stock to purchase 1,200,000 shares of DeSoto common stock at an exercise price of $7.00 per share. In connection with the Acquisition, warrants to purchase 600,000 shares were terminated and the remaining 600,000 warrants were converted to warrants to purchase 447,900 shares of Keystone common stock at an exercise price of $9.38 per share. The warrants are exercisable through July 1998. At September 30, 1997, none of the warrants to purchase Keystone common stock had been exercised.

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options granted subsequent to 1994 in accordance with the fair value based accounting method of SFAS No. 123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for options granted in 1995, 1996 and the nine months ended September 30, 1997.

                                                                             NINE MONTHS
                                                         YEARS ENDED            ENDED
                                                        DECEMBER 31,        SEPTEMBER 30,
                                                     -------------------    -------------
                                                      1995        1996          1997
                                                     -------    --------    -------------
Risk-free interest rate............................     6.27%       6.65%         6.84%
Dividend yield.....................................       --          --            --
Volatility factor..................................     .463        .442          .443
Weighted average expected life.....................  5 years    10 years      10 years

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the stock price volatility. Because Keystone's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the granted options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net income available for common shares and primary net income available for common shares per common and common equivalent share were as follows:

                                                                                 NINE MONTHS
                                                           YEARS ENDED              ENDED
                                                           DECEMBER 31,         SEPTEMBER 30,
                                                       --------------------    ---------------
                                                         1995        1996           1997
                                                       --------    --------    ---------------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net income available for common shares -- as
  reported...........................................    $4,887      $2,514         $9,460
Net income available for common shares -- pro
  forma..............................................    $4,870      $2,448         $9,218
Primary net income available for common shares per
  common and common equivalent share -- as
  reported...........................................    $  .86      $  .38         $ 1.01
Primary net income available for common shares per
  common and common equivalent share -- pro forma....    $  .86      $  .37         $  .98
Weighted average fair value per share of options
  granted during the year............................    $ 6.55      $ 5.41         $ 5.49

NOTE 7 -- EMPLOYEE BENEFIT PLANS

     Prior to the Acquisition, the Company maintained three noncontributory defined benefit pension plans covering most of its employees. The Acquisition included the simultaneous merger of Keystone's three underfunded defined benefit pension plans with and into DeSoto's single overfunded defined benefit pension plan (the "Plan") resulting in an overfunded plan for financial reporting purposes. As a result, Keystone's unrecognized pension obligation asset, additional minimum pension liability and pension liabilities adjustment component of stockholders' equity at September 27, 1996 were eliminated.

     Pension benefits are based on a combination of stated percentages of each employee's wages and the method of calculating benefits under each of the former plans remain unchanged as a result of the plan merger. At September 30, 1997, approximately 94% of the Plan assets were invested in a collective investment trust (the "Collective Trust") formed by Valhi, Inc., a majority-owned subsidiary of Contran, to permit the collective investment by trusts which implement employee benefit plans maintained by Contran, Valhi and related companies, including the Company. The remainder of the Plan assets at September 30, 1997 were invested in United States Treasury Notes, corporate bonds and notes, investment partnerships, time deposits, commercial paper, interest rate futures, forward exchange contracts, foreign currency, certain real estate leased by the Company, various mutual funds invested in bonds, equity and real estate, mortgages and other short-term investments. Prior to the Acquisition, significantly all of the pension plan assets were invested in the Collective Trust. Harold C. Simmons is the sole trustee and the sole member of the Trust Investment Committee for such trust.

     As of September 30, 1997, the Collective Trust directly holds, among other things, approximately 0.3% of the outstanding common stock of the Company and 0.1% of the outstanding shares of each of Valhi and Tremont common stock, respectively. The Collective Trust is a master trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain participating employee benefit plans adopted by Valhi and related companies. Harold C. Simmons is the sole trustee of the Collective Trust and the sole member of the trust investment committee for the Collective Trust. Mr. Simmons receives no compensation for serving in such capacities.

     With certain exceptions, the trustee of the Collective Trust has exclusive authority to manage and control the assets of the Collective Trust. Administrators of the employee benefit plans participating through their company's master trust in the Collective Trust, however, have the authority to direct distributions and transfers of plan benefits under such participating plans. The trust investment committee of the Collective Trust has the authority to direct the trustee to establish investment funds, transfer assets between investment funds and appoint investment managers and custodians. Except as otherwise provided by law, the trustee is not responsible for the investment of any assets of the Collective Trust that are subject to the management of an investment manager.

     Generally, the trustee cannot (i) invest more that 25% of the Collective Trust assets in securities of a single entity (although divestiture is not required if this limit is exceeded due to subsequent changes in the fair value of investments) or (ii) acquire an equity interest in a company unless the trustee determines in good faith that no entity that Harold C. Simmons controls (a "Related Entity") has a material equity interest in such company. Such good faith is conclusively presumed if no Related Entity holds voting securities of such company or if the Collective Trust and all Related Entities do not own in the aggregate five percent of the outstanding voting securities of such company and do not request or accept representation on such company's board of directors.

     The Company may withdraw all or part of the Plan's investment in the Collective Trust at the end of any calender month without penalty.

     In addition, during years prior to the Acquisition, DeSoto sold four of its real properties to its pension plan for approximately $10.6 million. Those properties are still owned by the Plan and are leased to DeSoto. These real properties amounted to approximately 3% of the Plan's assets at September 30, 1997. See Note 16.

     The Company's funding policy is to contribute amounts equal to, or exceeding, minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Company was granted funding waivers from the Internal Revenue Service ("IRS") to defer the annual pension plan contributions for the 1980, 1984 and 1985 plan years, which, in the aggregate, amounted to $31.7 million. The deferred amounts, with interest, were payable by the Company over fifteen years. At September 30, 1997, the remaining balance of such deferred contributions was approximately $4.5 million. These deferred contributions are collateralized by a lien on all of the Company's assets. Due to the merger of the pension plans, the Company will no longer be required to make these deferred contributions provided the Plan maintains a specified funded status.

     The components of net periodic pension cost are presented in the table below.

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                       1994        1995        1996
                                                      -------    --------    --------
                                                              (IN THOUSANDS)
Service cost........................................  $ 2,601    $  1,811    $  2,214
Interest cost on projected benefit obligation.......   13,691      14,460      15,258
Actual (return)/loss on plan assets.................    1,272     (22,633)    (37,968)
Net amortization and deferral.......................   (8,621)     15,022      24,170
                                                      -------    --------    --------
  Net periodic pension cost.........................  $ 8,943    $  8,660    $  3,674
                                                      =======    ========    ========

     The Company evaluates the discount rate used in determining the actuarial present values of its pension obligations in response to changes in interest rate trends and, if appropriate, adjusts the rate annually. The discount rate used at December 31, 1996 was 7.5% (1995 -- 7.5%, 1994 -- 8.5%). The 1% decrease in 1995 resulted in, among other things, an increase in noncurrent pension liability of $14.7 million and a $9.0 million charge to stockholders' deficit.

     Future variances from actuarially assumed rates, including the rate of return on pension plan assets, may result in increases or decreases to prepaid pension costs, deferred taxes, pension expense or credit, and funding requirements.

     The assumed rate of increase in future compensation levels and long-term rate of return on assets were 3% and 10%, respectively. The vested benefit obligation includes the actuarial present value of the vested benefits to which an active employee is entitled if employment was terminated immediately.

     The following table sets forth the actuarially estimated obligations and funded status of the Company's various defined benefit pension plans and the Company's accrued pension cost.

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefit obligation.................................  $182,612    $272,855
                                                              ========    ========
  Accumulated benefit obligation............................  $183,143    $273,792
                                                              ========    ========
  Projected benefit obligation..............................  $192,192    $281,915
Plan assets at fair value...................................   136,752     328,783
                                                              --------    --------
Plan assets in excess of (less than) projected benefit
  obligation................................................   (55,440)     46,868
Unrecognized net loss from experience different from
  actuarial assumptions.....................................    54,589      51,291
Unrecognized net obligation being amortized over 15-19
  years.....................................................     8,373       6,567
Adjustment required to recognize minimum liability..........   (53,914)         --
                                                              --------    --------
          Total prepaid (accrued) pension cost..............   (46,392)    104,726
Less current portion........................................    (7,170)         --
                                                              --------    --------
  Noncurrent prepaid (accrued) pension cost.................  $(39,222)   $104,726
                                                              ========    ========

     The Company maintains several defined contribution plans covering most of its employees. The Company contributes the lesser of an amount equal to the participants' contributions or a formula established by the Board of Directors. Expense related to these plans was $2.4 million in 1994, $2.3 million in 1995 and $2.2 million in 1996.

NOTE 8 -- OTHER ACCRUED LIABILITIES

                                                         DECEMBER 31,
                                                       -----------------   SEPTEMBER 30,
                                                        1995      1996         1997
                                                       -------   -------   -------------
                                                                            (UNAUDITED)
                                                                (IN THOUSANDS)
Current:
  Salary, wages, vacations and other employee
     expenses........................................  $ 9,342   $11,085      $10,479
  Environmental......................................    4,111     5,354        7,660
  Accrued excise tax and related interest............    1,033        --           --
  Disposition of former facilities...................      301     3,518        2,463
  Self insurance.....................................    1,247     1,585        6,710
  Interest...........................................      317       452        1,589
  Legal and professional.............................      310     1,542        1,290
  Other..............................................    2,636     5,095        7,511
                                                       -------   -------      -------
                                                       $19,297   $28,631      $37,702
                                                       =======   =======      =======
Noncurrent:
  Environmental......................................  $ 6,677   $12,787      $ 9,693
  Deferred gain......................................       --     2,383        2,086
  Other..............................................    1,787     1,296        4,087
                                                       -------   -------      -------
                                                       $ 8,464   $16,466      $15,866
                                                       =======   =======      =======

     The deferred gain relates to the sale of certain DeSoto properties to DeSoto's pension plan. See Note 16.

NOTE 9 -- POST RETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company currently provides, in addition to pension benefits, medical and life insurance benefits for certain retired employees of currently owned businesses as well as for certain retirees of businesses which have been sold or discontinued. Certain retirees are required to contribute to the cost of their benefits. Under plans currently in effect, most active employees would be entitled to receive OPEB upon retirement. OPEB expense for the years ended December 31, 1994, 1995 and 1996 was composed of the following:

                                                                   DECEMBER 31,
                                                             ------------------------
                                                              1994     1995     1996
                                                             ------   ------   ------
                                                                  (IN THOUSANDS)
Service cost...............................................  $1,396   $  985   $1,189
Interest cost on projected benefit obligation..............   7,421    7,123    6,967
Amortization of prior service cost.........................    (343)    (343)    (343)
Amortization of (gains) losses.............................      --     (331)       9
                                                             ------   ------   ------
          Total OPEB expense...............................  $8,474   $7,434   $7,822
                                                             ======   ======   ======

     The following table sets forth the actuarial present value of the estimated accumulated OPEB obligations, none of which have been funded.

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1995        1996
                                                              --------    --------
                                                                 (IN THOUSANDS)
Actuarial present value of accumulated OPEB obligations:
  Current retirees..........................................  $ 69,701    $ 72,886
  Fully eligible active plan participants...................     1,636       1,026
  Other active plan participants............................    25,263      25,621
                                                              --------    --------
                                                                96,600      99,533
Unrecognized net gain from experience different from
  actuarial assumptions.....................................     4,150       5,102
Unrecognized prior service credit...........................     4,894       4,551
                                                              --------    --------
Total accrued OPEB cost.....................................   105,644     109,186
Less current portion........................................     7,776       8,368
                                                              --------    --------
  Noncurrent accrued OPEB cost..............................  $ 97,868    $100,818
                                                              ========    ========

     The rates used in determining the actuarial present value of the accumulated OPEB obligations were (i) discount rate -- 7.5% in 1996 and 1995 and
(ii) rate of increase in future health care costs -- 7% in 1997, gradually declining to 5% in 2006 and thereafter. If the health care cost trend rate was increased by one percentage point, OPEB expense would have increased $1.0 million in 1996 and the actuarial present value of accumulated OPEB obligations at December 31, 1996 would have increased $9.4 million.

     The Company evaluates the discount rate used in valuing its OPEB liabilities in response to changes in interest rate trends and, if appropriate, adjusts the rate annually. A one percent change in the discount rate results in an approximate $8 million change in accumulated OPEB obligation.

NOTE 10 -- REDEEMABLE PREFERRED STOCK

     In connection with the Acquisition, Keystone issued 435,456 shares of Keystone Series A Senior Preferred Stock for all of the outstanding preferred stock of DeSoto. The preferred stock may be redeemed by Keystone, in whole or, from time to time, in part, at a cash redemption price equal to $8.0375 per share (an aggregate of $3.5 million) plus all accrued but unpaid dividends thereon, whether or not earned or declared (the "Liquidation Preference"), at any time after July 21, 1997 or at certain other times. Keystone must redeem the preferred stock at a cash redemption price equal to the Liquidation Preference, to the maximum extent legally permissible (i) on July 1, 2000; (ii) 30 days after a change of control of Keystone; or (iii) if, within ten days after the exercise of any warrants to purchase Keystone Common Stock by any of the warrantholders and preferred stockholders, such exercising warrantholders and preferred stockholders holding at least fifty percent (50%) of the outstanding shares of Keystone preferred stock request redemption at fair market value in writing, provided, however, that Keystone will be required to redeem Keystone preferred stock only to the extent that redemption payments are equal to the aggregate cash proceeds to Keystone upon the exercise of such warrants. Dividends are payable to holders of the preferred stock quarterly, at the rate of 8% of the Liquidation Preference. If such dividends are in arrears for four quarterly periods, dividends for any subsequent quarterly periods are payable to holders of the preferred stock at the rate of 10% of the Liquidation Preference. At September 30, 1997, there were no dividend arrearages with respect to the preferred stock.

     Holders of the preferred stock are entitled to one vote for each share of such stock, voting together as one class with holders of Keystone's common stock. If the accrued dividends for two or more quarterly dividend periods shall not have been paid to holders of any shares of the Company's preferred stock, holders of a majority of such stock shall have the exclusive right, voting as a separate class, to elect two directors of Keystone.

NOTE 11 -- RELATED PARTY TRANSACTIONS

     The Company may be deemed to be controlled by Harold C. Simmons (see Note
1). Corporations that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in various transactions with related parties, including the Company. Such transactions may include, among other things, management and expense sharing arrangements, advances of funds on open account, and sales, leases and exchanges of assets. It is the policy of the Company to engage in transactions with related parties on terms, in the opinion of the Company, no less favorable to the Company than could be obtained from unrelated parties. Depending upon the business, tax and other objectives then relevant, the Company may be a party to one or more such transactions in the future. See also Note 16.

     J. Walter Tucker, Jr., Vice Chairman of the Company, is a principal stockholder of Tucker & Branham, Inc., Orlando, Florida. Although the Company does not pay Mr. Tucker a salary, the Company has contracted with Tucker & Branham, Inc. for management consulting services by Mr. Tucker. Fees paid to Tucker & Branham, Inc. were $66,000 in 1994, $50,000 in 1995, $79,000 in 1996, and $53,000 and $46,000 in the interim periods ended September 30, 1996 and 1997, respectively.

     Under the terms of an Intercorporate Services Agreement with Contran, Contran and related companies perform certain management, financial and administrative services for the Company on a fee basis. Aggregate fees incurred by the Company pursuant to this agreement were $640,000 in 1994, $500,000 in 1995, $465,000 in 1996, and $349,000 and $405,000 in the interim periods ended
September 30, 1996 and 1997, respectively. In addition, the Company purchased certain aircraft services from Valhi in the amount of $128,000 in 1994, $150,000 in 1995, $172,000 in 1996, and $120,000 and $131,000 in the interim periods ended September 30, 1996 and 1997, respectively.

     Certain of Keystone's property, liability and casualty insurance risks are insured or partially reinsured by a captive insurance subsidiary of Valhi. The premiums paid in connection therewith were approximately $98,000 in 1994, $39,000 in 1995 and $689,000 in 1996.

NOTE 12 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                           ---------   --------   -------------   ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended December 31, 1996:
  Net sales.............................    $79,463    $ 90,655      $82,703        $78,354
  Gross profit..........................      5,076       7,367        8,172         13,411
  Net income (loss).....................    $(1,137)   $    810      $   792        $ 2,119
                                            =======    ========      =======        =======
  Net income (loss) available for common
     shares.............................    $(1,137)   $    810      $   792        $ 2,049
                                            =======    ========      =======        =======
  Net income (loss) available for common
     shares per common and common
     equivalent share...................    $  (.20)   $    .14      $   .14        $   .22
                                            =======    ========      =======        =======
Year ended December 31, 1995:
  Net sales.............................    $90,768    $ 95,482      $82,921        $76,486
  Gross profit..........................      7,491      11,255        6,539          7,463
  Net income (loss) available for common
     shares.............................    $   255    $  2,876      $   759        $   997
                                            =======    ========      =======        =======
  Net income (loss) available for common
     shares per common and common
     equivalent share...................    $   .05    $    .50      $   .14        $   .17
                                            =======    ========      =======        =======
Nine months ended September 30, 1997:
  Net sales.............................    $89,149    $103,232      $85,046
  Gross profit..........................      8,358      13,431        8,157
  Net income............................    $ 1,624    $  4,347      $ 3,699
                                            =======    ========      =======
  Net income available for common
     shares.............................    $ 1,554    $  4,277      $ 3,629
                                            =======    ========      =======
  Primary net income available for
     common shares per common and common
     equivalent share...................    $   .17    $    .46      $   .38
                                            =======    ========      =======

     Due to the timing of the issuance of common stock in connection with the Acquisition, the sum of 1996 net income (loss) available for common shares per common and common equivalent share is different than net income (loss) available for common shares per common and common equivalent share for the full year.

NOTE 13 -- JOINT VENTURE

     In November 1994, the Company entered into a Joint Venture Agreement with an unrelated party and formed Engineered Wire Products, Inc. ("EWP"), a manufacturer and distributor of wire mesh, which previously operated as a division of the unrelated party. The Company obtained a 20% interest in EWP, in exchange for contributions of $1 million in cash and equipment in 1994 and $1 million in cash and inventory in 1995. In connection with the Joint Venture Agreement, the Company also entered into a Shareholders' Agreement which gave the Company the exclusive option to acquire the remaining 80% interest in EWP at fair market value for a period of five years. In December 1997, Keystone purchased the 80% of EWP not already owned by the Company. Prior to December 23, 1997, the Company accounted for its interest in EWP under the equity method. At December 31, 1995 and 1996, the Company's investment in EWP amounted to $2.1 million and $2.4 million, respectively, and is included in other assets. Earnings from the Company's investment in EWP amounted to $21,000, $125,000 and $225,000 in 1994, 1995 and 1996, respectively, and are recorded in other income. The Company's underlying equity in net assets of EWP amounted to $1.5 million and $1.7 million at December 31, 1995 and 1996, respectively. Sales by the Company to EWP during 1994, 1995 and 1996 amounted to $2.3 million, $13.5 million and $9.9 million, respectively. The Company did not have any receivables from EWP at December 31, 1995 and receivables from EWP amounted to $508,000 at December 31, 1996. Inventory purchased from the Company and held by EWP at December 31, 1995 and 1996 was insignificant. See also Note 18.

NOTE 14 -- OPERATIONS

     The Company's operations are comprised of two segments; the manufacture and sale of carbon steel rod, wire and wire products for agricultural, industrial, construction, commercial, original equipment manufacturers and retail consumer markets and the manufacture and sale of household cleaning products. The Company's steel and wire products are distributed primarily in the Midwestern and Southwestern United States. The Company's household cleaning products are sold primarily to a single customer, Sears.

        BUSINESS SEGMENT                PRINCIPAL ENTITIES               LOCATION
        ----------------                ------------------               --------
Steel and wire products              Keystone Steel & Wire        Peoria, Illinois
                                     Sherman Wire                 Sherman, Texas
                                     Sherman Wire of Caldwell,
                                       Inc.                       Caldwell, Texas
                                     Keystone Fasteners           Springdale, Arkansas
                                     Fox Valley Steel & Wire      Hortonville, Wisconsin
                                     Engineered Wire Products*    Upper Sandusky, Ohio
Household cleaning products          DeSoto                       Joliet, Illinois

---------------

* Unconsolidated 20% equity affiliate prior to December 23, 1997. On that date, Keystone acquired the 80% of EWP not already owned by the Company, resulting in EWP becoming a wholly-owned subsidiary of Keystone. See also Note 18.

                                                                       NINE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,     SEPTEMBER 30,
                                            ------------------------   -----------------
                                             1994     1995     1996     1996      1997
                                            ------   ------   ------   -------   -------
                                                                          (UNAUDITED)
                                                           (IN MILLIONS)
Net sales:
  Steel and wire products.................  $364.4   $345.7   $328.7    $252.8    $265.9
  Household cleaning products.............      --       --      2.5        --      11.5
                                            ------   ------   ------    ------    ------
                                            $364.4   $345.7   $331.2    $252.8    $277.4
                                            ======   ======   ======    ======    ======
Operating income:
  Steel and wire products.................  $ 12.9   $ 11.3   $ 10.9    $  5.5    $ 20.1
  Household cleaning products.............      --       --      (.2)       --        .5
                                            ------   ------   ------    ------    ------
                                              12.9     11.3     10.7       5.5      20.6
General expenses and other, net
  (credit)................................     1.7      (.2)     2.8       2.0        .3
Interest expense (credit).................    (1.2)     3.4      3.7       2.7       5.1
                                            ------   ------   ------    ------    ------
     Income before income taxes...........  $ 12.4   $  8.1   $  4.2    $   .8    $ 15.2
                                            ======   ======   ======    ======    ======

     Significantly all of the Company's capital expenditures and depreciation expense during the years ended December 31, 1994, 1995 and 1996 and the interim periods ended September 30, 1996 and 1997 related to the Company's steel and wire products segment.

                                                         DECEMBER 31,
                                                       ----------------    SEPTEMBER 30,
                                                        1995      1996         1997
                                                       ------    ------    -------------
                                                                            (UNAUDITED)
                                                                 (IN MILLIONS)
Identifiable assets:
  Business segments:
     Steel and wire products.........................  $157.3    $166.4       $179.5
     Household cleaning products.....................      --       2.6          3.3
                                                       ------    ------       ------
                                                        157.3     169.0        182.8
  Corporate..........................................    41.5     133.4        183.6
                                                       ------    ------       ------
                                                       $198.8    $302.4       $366.4
                                                       ======    ======       ======

     Corporate assets consist principally of cash and cash equivalents pension related assets, restricted investments, deferred tax assets and corporate property, plant and equipment.

     Export sales were $2.8 million in 1994, $.9 million in 1995 and $1.5 million in 1996. These export sales were primarily to Canada and Mexico in 1994 and Canada in 1995 and 1996.

NOTE 15 -- ENVIRONMENTAL MATTERS

     At September 30, 1997, the Company's financial statements reflected total accrued liabilities of $17.4 million to cover estimated remedial costs arising from environmental issues, including those discussed below. Although the Company has established an accrual for estimated future required environmental remediation costs, there is no assurance regarding the ultimate cost of remedial measures that might eventually be required by environmental authorities or that additional environmental hazards, requiring further remedial expenditures, might not be, asserted by such authorities or private parties. Accordingly, the costs of remedial measures may exceed the amounts accrued.

     The Company has adopted Statement of Position 96-1, "Environmental Remediation Liabilities," ("SOP 96-1"). The impact on the Company's financial statements of adoption of SOP 96-1 in 1996 was not material.

  Peoria facility

     The Company is currently involved in the closure of inactive waste disposal units at its Peoria facility pursuant to a closure plan approved by the Illinois Environmental Protection Agency ("IEPA") in September 1992. The original closure plan provides for the in-place treatment of seven hazardous waste surface impoundments and two waste piles to be disposed of as special wastes. The Company recorded an estimated liability for remediation of the impoundments and waste piles based on a six phase remediation plan. The Company adjusts the recorded liability for each Phase as actual remediation costs become known. During the remediation of Phase I, which was completed in 1994, the Company discovered additional contaminated soils and recorded a charge of $3.1 million for the treatment and disposal costs related to the additional soils. During 1995, the Company began remediation of Phases II and III and completed these Phases, as well as Phase IV during 1996. In addition, the Company began remediation of Phase V during 1996. During 1995, additional contaminated soils were discovered and the Company recorded a charge of $2.4 million for the remediation costs for Phases II and III. During 1996, the Company's actual remediation costs for Phase IV was greater than the recorded accrual and as such, the Company recorded an additional charge of $2.8 million. In addition, based on new cost estimates developed in 1996, the Company recorded an additional charge of $3.6 million (approximately $2.0 million in the fourth quarter) representing the estimated costs remaining to be incurred relating to the uncompleted phases. At September 30, 1997, the Company has a $9.4 million accrual representing the estimated costs remaining to be incurred relating to the remediation efforts, exclusive of capital improvements which are not expected to be material. The remediation is currently expected to be complete in 1998. Pursuant to agreements with the IEPA and Illinois Attorney General's office, the Company is depositing $3 million into a trust fund over a six-year period ending July 1999. The Company cannot withdraw funds from the trust fund until the fund balance exceeds the sum of the estimated remaining remediation costs plus $2 million. At December 31, 1995 and 1996 and September 30, 1997, the trust fund had balances of $2.4 million, $2.8 million and $3.0 million, respectively, which amounts are included in other noncurrent assets because the Company does not expect to have access to any of these funds until after 1998.

  "Superfund" sites -- Keystone

     The Company is subject to federal and state "Superfund" legislation that imposes cleanup and remediation responsibility upon present and former owners and operators of, and persons that generated hazardous substances deposited upon, sites determined by state or federal regulators to contain hazardous substances. The Company has been notified by the United States Environmental Protection Agency ("U.S. EPA") that the Company is a potentially responsible party ("PRP") under the federal "Superfund" legislation for the alleged release or threat of release of hazardous substances into the environment at three sites. These situations involve cleanup of landfills and disposal facilities which allegedly received hazardous substances generated by discontinued operations of the Company. At December 31, 1995 and 1996, the Company had accrued a total liability related to these three sites of $1,121,000. At September 30, 1997, the Company had accrued $431,000 related to these sites. The Company believes its comprehensive general liability insurance policies provide indemnification for certain costs the Company incurs at the three "Superfund" sites discussed below and has recorded receivables for the estimated insurance recoveries.

     In July 1991, the United States filed an action against a former division of the Company and four other PRP's in the United States District Court for the Northern District of Illinois (Civil Action No. 91C4482) seeking to recover investigation and remediation costs incurred by U.S. EPA at the Byron Salvage Yard, located in Byron, Illinois. In April 1992, Keystone filed a third-party complaint in this civil action against 15 additional parties seeking contribution in the event the Company is held liable for any response costs at the Byron site. Neither the Company nor the other designated PRPs are performing any investigation of the nature and extent of the contamination. U.S. EPA has possession of the site, is conducting the remedial investigation. In July 1993, the U.S. EPA made available for inspection records documenting approximately $10 million in investigation and remediation costs incurred at the site and produced copies of the laboratory results on groundwater samples taken as a part of the ongoing remedial investigation. During 1994, U.S. EPA released its remedial investigation study showing ground water contamination, however U.S. EPA has not completed a feasibility study or risk assessment for the site. Until U.S. EPA releases its Final Record of Decision, the Company will not know whether U.S. EPA will require any further groundwater remediation measures. In December 1996, Keystone, U.S. EPA and the Department of Justice entered into the Fifth Partial Consent Decree to settle Keystone's liability for EPA response costs incurred at the site through April 1994 for a payment of $690,000. Under the agreement Keystone is precluded from recovering any portion of the $690,000 settlement payment from other parties to the lawsuit. In January 1997, Keystone paid the $690,000 settlement. Keystone will remain potentially liable for EPA response costs incurred after April 30, 1994, and natural resource damage claims, if any, that may be asserted in the future. Keystone recovered a portion of the $690,000 payment from its insurer.

     In September 1991, the Company along with 53 other PRP's, executed a consent decree to undertake the immediate removal of hazardous wastes and initiate a Remedial Investigation/Feasibility Study ("RI/FS") of the Interstate Pollution Control site located in Rockford, Illinois. The Company's percentage allocation within the group of PRP's agreeing to fund this project is currently 2.14%. However, the Company's ultimate allocation, and the ultimate costs of the RI/FS and any remedial action, are subject to change depending, for example, upon: the number and financial condition of the other participating PRPs, field conditions and sampling results, results of the risk assessment and feasibility study, additional regulatory requirements, and the success of a contribution action seeking to compel additional parties to contribute to the costs of the RI/FS and any remedial action. The project manager for the engineering firm conducting the RI/FS at the site has concluded the least expensive remedial option would be to cap the site and install and operate a soil vapor extraction system, at an estimated cost of approximately $2.6 million. The remedial investigation and feasibility study is expected to be completed during 1997. The Company's current allocated share of the estimated least expensive remedial option is $56,000.

     In August 1987, the Company was notified by U.S. EPA that it is a PRP responsible for the alleged hazardous substance contamination of a site previously owned by the Company in Cortland, New York. There are four other PRPs participating in the RI/FS and a contribution action is pending against eleven additional viable companies which contributed wastes to the site. An estimate made by the principal engineering firm responsible for the management of the RI/FS indicated the cost of the least expensive remedial option is approximately $3 million. This option would involve the construction of a site cap and ground water monitoring. The likelihood that U.S. EPA will select this option will depend on, among other things, the results of the EPA's evaluation of the feasibility study. The Company's estimated share of the least expensive remedial option is $375,000.

  DeSoto

     DeSoto is also subject to federal and state "Superfund" legislation and has been notified by U.S. EPA that it is a PRP under the federal "Superfund" legislation for the alleged release or threat of release of hazardous substances into the environment at several sites. DeSoto is also involved in remediation efforts at other non "Superfund" sites. All of these situations involve cleanup of landfills and other facilities which allegedly received hazardous substances generated by discontinued operations of DeSoto. DeSoto has a total of $6.8 million accrued at September 30, 1997 relative to these sites. Such accruals were recorded by DeSoto prior to the Acquisition. Although some insurance coverage is available to DeSoto relative to these sites, DeSoto has not recorded receivables for expected insurance proceeds at September 30, 1997.

     U.S. EPA has notified DeSoto it is a PRP responsible for the alleged hazardous substance contamination of the American Chemical Site ("ACS"), a chemical recycling facility located in Griffith, Indiana. The U.S. EPA alleges that DeSoto's discontinued operations sent its wastes directly to ACS during the 1950's through the 1980's and has assigned an allocation level of approximately 5.7% to DeSoto. Cleanup costs have previously been estimated to range from $40 million to $85 million. In prior years DeSoto has paid approximately $207,000 towards the cleanup of this site. During December 1997, DeSoto entered into an agreement to settle its liability with respect to this site for a payment of approximately $1.6 million. Such amount was within the previously accrued balance.

     Prior to the Acquisition, DeSoto was notified by U.S. EPA that it is one of 50 PRPs at the Chemical Recyclers, Inc. site in Wylie, Texas. Under a consent order from U.S. EPA, the PRP group has performed a removal action and an investigation of soil and groundwater contamination. Such investigation revealed certain environmental contamination. Certain PRPs that allegedly did not produce chlorinated solvents may argue they should not be responsible for groundwater cleanup or that responsibility should not be based on pure volume, but toxicity should be taken into account in allocating responsibility. It is not presently known whether DeSoto sent any chlorinated solvents to the site. It is anticipated U.S. EPA will order further remedial action, the exact extent of which is not currently known. DeSoto has been allocated on a non-binding interim basis, approximately 10% of the costs for this Site.

     In 1984, U.S. EPA filed suit against DeSoto by amending a complaint against Midwest Solvent Recovery, Inc. et al ("Midco"). DeSoto was a defendant based upon alleged shipments to an industrial waste recycling storage and disposal operation site located in Gary, Indiana. The amended complaint sought relief under CERCLA to force the defendants to clean up the site, pay non compliance penalties and reimburse the government for past clean up costs. In June 1992, DeSoto settled its portion of the case by entering into a partial consent decree, and all but one of the eight remaining primary defendants and 93 third party defendants entered into a main consent decree. Under the terms of the partial consent decree, DeSoto agreed to pay its pro rata share (13.47%) of all costs under the main consent decree. At December 31, 1996 current estimates of total remaining remediation costs related to this site are approximately $20 million. In addition to certain amounts (totaling approximately $1.1 million at September 30, 1997) included in the trust fund discussed below, DeSoto also has certain credits (totaling $1.0 million at September 30, 1997) due to it under the partial consent decree. These credits can be used by DeSoto (with certain limitations) to fund its future liabilities under the partial consent decree.

     In 1995, DeSoto was notified by the Texas Natural Resource Conservation Commission ("TNRCC") that there were certain deficiencies in prior DeSoto reports to TNRCC relative to one of DeSoto's non-operating facilities located in Gainesville, Texas. In response to the TNRCC letter, DeSoto engaged an environmental consulting firm to report on additional potential remediation costs. Additional remediation costs are presently estimated to be between $1 million to $5 million.

     In December 1994, DeSoto was named in a complaint filed in the United States District Court for the Northern District of Indiana. The complaint alleges DeSoto and numerous other parties are jointly and severally responsible under the Comprehensive Environmental Response, Compensation and Liability Act for the cleanup and future cleanup, plus costs and legal fees at the Ninth Avenue Site in Gary, Indiana. The complaint also alleges DeSoto is responsible for its allocable share of such expenses and costs. In March 1997, DeSoto entered into a settlement agreement and resolved its liability at this site for a payment of $490,000.

     In December 1991, DeSoto and approximately 600 other PRPs were named in a complaint alleging DeSoto and the PRPs generated wastes that were disposed of at a Pennsauken, New Jersey municipal landfill. The plaintiffs in the complaint were ordered by the court to show in what manner the defendants were connected to the site. The plaintiffs provided an alleged nexus indicating garbage and construction materials from DeSoto's former Pennsauken facility were disposed of at the site and such waste contained hazardous material. In December 1992, the plaintiffs responded claiming enough information had been provided, to which DeSoto objected. The claim was dismissed without prejudice in August 1993. In 1996, DeSoto received an amended complaint containing the same allegations. This matter is in discovery stage at September 30, 1997. DeSoto has denied any liability with regard to this matter and expects to vigorously defend the action.

     In addition to the sites discussed above, DeSoto is allegedly involved at 26 other sites at which DeSoto does not expect significant liability.

     Under the terms of a 1990 asset purchase agreement of one of DeSoto's former businesses with Sherwin-Williams, $6.0 million of the sale's proceeds were used to establish a trust fund to fund potential clean-up liabilities. The trust agreement expires on October 26, 2000, or when the trust is depleted, whichever occurs first. A portion of the trust has been set aside with respect to a specific site; the agreement governing that portion of the trust expires on October 26, 2008. DeSoto has access to the trust fund, subject to Sherwin-Williams' approval, for any expenses or liabilities incurred by DeSoto regarding environmental claims relating to the sites identified in the trust agreement. Sherwin-Williams has access to the trust fund, subject to DeSoto's approval, for any expenses or liabilities incurred as a result of DeSoto's failure to meet its obligations relating to the sites identified in the agreement. DeSoto was reimbursed approximately $131,000 and $490,000 during the period from the date of the Acquisition through December 31, 1996 and during the interim period ended September 30, 1997, respectively, from the trust to cover waste site payments. The balance in the trust fund, primarily invested in United States Treasury securities and classified as a restricted investment on the balance sheet, as of September 30, 1997 was approximately $4.2 million.

NOTE 16 -- LEASE COMMITMENTS

     During years prior to the Acquisition, DeSoto completed the sale of its real properties in Joliet, Illinois, Columbus, Georgia, South Holland, Illinois and Union City, California, to a real property trust created by DeSoto's pension plan. This trust paid a total of approximately $10.6 million in cash for the properties and entered into ten-year leases of the properties to DeSoto. DeSoto's initial annual rental obligations under these leases totaled approximately $1.1 million plus insurance, taxes and maintenance. The gain on the sale of these properties is being amortized over the period of the related leases and is included in other accrued liabilities. See Note 8. The amount paid to DeSoto by the trust and DeSoto's annual rental obligation were based upon independent appraisals and approved by DeSoto's Board of Directors. Subsequent to these sale and lease-back transactions, and prior to the Acquisition, DeSoto ceased operations at its Columbus, Georgia and South Holland, Illinois locations. In addition, DeSoto sold its business in Union City, California. DeSoto has subleased the Columbus, Georgia and Union City, California locations and continues to make monthly rental payments to the pension plan for the amount by which its rental obligation exceeds the subtenants' rental obligations.

     Payments, net of subtenant rent payments, under these leases during the period from the date of the Acquisition through December 31, 1996, amounted to approximately $209,000.

     As of December 31, 1996, future commitments under these leases, net of subleases, are summarized below.

                                                         (IN THOUSANDS)
                                                    LEASE       SUB
                                                  COMMITMENT   RENTS     NET
                                                  ----------   ------   ------
1997............................................    $1,367     $  482   $  885
1998............................................     1,261        260    1,001
1999............................................     1,261        263      998
2000............................................     1,261        263      998
2001............................................     1,220        247      973
2002 and thereafter.............................     1,703        150    1,553
                                                    ------     ------   ------
                                                    $8,073     $1,665   $6,408
                                                    ======     ======   ======

NOTE 17 -- OTHER COMMITMENTS AND CONTINGENCIES

  Current litigation

     In 1992, a claim was filed against DeSoto in the Eastern Division of the Danish High Court by an insurance carrier to a third party, for property damage allegedly incurred when a fertilizer product manufactured by the third party, containing a chemical sold to that party by one of DeSoto's discontinued operations, allegedly caused or promoted, a fungus infection resulting in failure of certain tomato crops in the United Kingdom. The damages alleged are approximately $1.4 million. DeSoto's defense, with a reservation of rights, has been undertaken by one of its insurance carriers. The matter continues to proceed in Denmark, where jurisdiction has been conceded. During 1996, DeSoto received a report from its Danish counsel that an independent expert had largely confirmed DeSoto's position that its product was not the cause of the alleged damage.

     During 1996, DeSoto and more than 60 others were named as defendants in four litigations in which the estates of four individuals who died of leukemia allege their deaths were a result of exposure to benzene during the individual's maritime careers. All four cases were tendered to DeSoto's insurance carrier who have hired and provided defense counsel. Subsequently, one of the four cases was dismissed, but such dismissal is being appealed by the plaintiff.

     In 1991 action was filed in the District Court of Tarrant County, Texas, by various emergency healthcare providers against DeSoto, among others, claiming damages for alleged personal injuries purportedly related to an industrial accident involving a DeSoto employee at its former facility in Fort Worth, Texas. The case is set for trial in 1997. DeSoto's liability insurance covering this matter is subject to a $500,000 self insurance retention. At December 31, 1996, DeSoto had paid approximately $200,000 for the defense and partial settlement of this litigation and has accrued $300,000 relative to this case at December 31, 1996. Such accrual was recorded prior to the Acquisition.

     In August 1995, DeSoto commenced an action in the United States District Court for the District of New Jersey, seeking contract and declaratory relief with respect to environmental insurance coverage that DeSoto purchased from Liberty Mutual Insurance Company. The suit is currently pending in the United States District Court.

     The Company is also engaged in various legal proceedings incidental to its normal business activities. In the opinion of the Company, none of such proceedings is material in relation to the Company's consolidated financial position, results of operations or liquidity.

  Settled litigation

     During 1993, the Company accrued an aggregate of $7.1 million for the estimated cost of excise taxes ($3.2 million) and related interest ($3.9 million) as a result of an unfavorable U.S. Supreme Court decision related to the Company's 1983 and 1984 contributions of certain real property to its pension plans. In addition, to avoid a second tier $9.6 million excise tax, the Company made a "correction" payment of $2.3 million to its pension plans. In 1994, pursuant to the terms of a Closing Agreement with the IRS, the Company made an additional "correction" payment of approximately $3.3 million to its pension plans and agreed to pay a total of $3.1 million in excise taxes and interest, in three equal installments, over a two-year period beginning in June 1994. As a result, in 1994 the Company recorded a $4 million reduction in previously accrued expenses related to this matter. At December 31, 1995 the remaining accrued liability related to this matter amounted to approximately $1 million which was subsequently paid in 1996.

  Product supply agreement

     In 1996, the Company entered into a long-term product supply agreement (the "Supply Agreement") with a vendor. The Supply Agreement provides, among other things, that the vendor will construct a plant at the Company's Peoria, Illinois facility and, after completion of the plant, provide the Company with all, subject to certain limitations, of its gaseous oxygen and nitrogen needs for a 15 year period. In addition to specifying rates to be paid by the Company, including a minimum facility fee of approximately $1.2 million per year, the Supply Agreement also specifies provisions for adjustments to the rates and term of the Supply Agreement. The vendor's plant was completed during the third quarter of 1997. No material purchases were made pursuant to the Supply Agreement during the first nine months of 1997.

  Concentration of credit risk

     Steel and Wire Products. The Company sells its products to agricultural, industrial, construction, commercial, original equipment manufacturers and retail distributors primarily in the Midwestern and Southwestern regions of the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company's ten largest customers accounted for approximately 29% of steel and wire product sales in 1994, 30% in 1995 and 33% in 1996, and approximately 33% and 27% of steel and wire products notes and accounts receivable at December 31, 1995 and 1996, respectively.

     Household cleaning products. The Company sells its household cleaning products to primarily one customer, Sears, Roebuck & Co. ("Sears"). The Company extends industry standard terms to its household cleaning products customers and, generally requires no collateral. During the period from the Acquisition through December 31, 1996, sales to Sears accounted for approximately 81% of total sales related to household cleaning products. Receivables from Sears at December 31, 1996 amounted to approximately $2 million or 88% of receivables related to sales of household cleaning products.

     General. As discussed in Note 7, prior to the Acquisition, the assets of the Company's pension plan were primarily invested in the Collective Trust, and at September 30, 1997 approximately 94% of the pension plan assets were invested in the Collective Trust. Securities of a single issuer composed approximately 20%, 18% and 13%, respectively, of the Collective Trusts' net assets at December 31, 1995 and 1996 and September 30, 1997, respectively. The common stock of this issuer is publicly traded on a national exchange. During 1995, the stock's high and low sales prices were $67.63 and $27.25 per share, respectively, and was $35.25 at the end of the year. During 1996, the stock's high and low sales prices were $50.63 and $35.63 per share, respectively, and was $47.63 at the end of the year. During the interim period ended September 30, 1997, the stock's high and low sales prices were $62.06 and $42.00 per share, respectively, and was $54.00 at September 30, 1997.

NOTE 18 -- SUBSEQUENT EVENT

     On December 23, 1997, Keystone acquired the 80% of EWP not already owned by the Company. Previously, EWP operated as a joint venture between Price Brothers Company ("PBC") of Dayton, Ohio and

Keystone with Keystone owning 20% of the joint venture. EWP manufactures fabricated wire products which are used primarily in the concrete pipe and road construction business.

     Keystone paid $11.2 million in cash to acquire PBC's 80% interest in the joint venture using available funds on hand. The Company allocated $700,000 of the purchase price to a two year non-compete agreement with PBC. For financial reporting purposes, Keystone will account for the step acquisition of the 80% of EWP not previously owned by Keystone by the purchase method.

     The following pro forma balance sheet information has been prepared assuming the EWP acquisition was completed on September 30, 1997.

                                                              (IN THOUSANDS)
                                                              --------------
                                                               (UNAUDITED)
Cash and cash equivalents...................................     $ 35,243
Other current assets........................................      108,559
Property, plant and equipment...............................      107,318
Other assets................................................      125,348
                                                                 --------
                                                                 $376,468
                                                                 ========
Current liabilities.........................................     $ 83,389
Long-term debt..............................................      103,248
Other long-term liabilities.................................      144,775
Redeemable preferred stock..................................        3,500
Stockholders' equity........................................       41,556
                                                                 --------
                                                                 $376,468
                                                                 ========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of DeSoto, Inc.

     We have audited the accompanying consolidated balance sheets of DeSoto, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DeSoto, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     The accompanying financial statements for 1995 have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has suffered recurring losses from operations and negative operating and financing cash flows, and has contingent liabilities related to environmental matters, income taxes and the 1992 acquisition of J.L. Prescott Company, that collectively raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

ARTHUR ANDERSEN LLP

Chicago, Illinois,
March 25, 1996

                         DESOTO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1993           1994          1995
                                                              -----------    ----------    ----------
                                                              (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
NET REVENUES................................................     $101,175       $87,182       $52,339
COSTS AND EXPENSES:
  Cost of sales.............................................       96,309        84,800        54,069
  Selling, administrative and general.......................       18,794        11,889        10,164
  Retirement security program...............................       (4,753)       (6,495)       (6,846)
  Nonrecurring expense......................................        5,925            --         6,159
                                                                 --------       -------       -------
          TOTAL OPERATING COSTS AND EXPENSES................      116,275        90,194        63,546
                                                                 --------       -------       -------
LOSS FROM OPERATIONS........................................      (15,100)       (3,012)      (11,207)
                                                                 --------       -------       -------
OTHER CHARGES AND CREDITS:
  Interest expense..........................................          642           575           546
  Nonoperating expense......................................        1,601            --            --
  Nonoperating income.......................................       (4,021)       (1,303)       (6,360)
                                                                 --------       -------       -------
Loss before Income Taxes....................................      (13,322)       (2,284)       (5,393)
Benefit for Income Taxes....................................       (5,232)         (649)         (758)
                                                                 --------       -------       -------
NET LOSS....................................................       (8,090)       (1,635)       (4,635)
Dividends on Preferred Stock................................         (302)         (319)         (507)
                                                                 --------       -------       -------
Net Loss Available for Common Shares........................     $ (8,392)      $(1,954)      $(5,142)
                                                                 ========       =======       =======
NET LOSS PER COMMON SHARE...................................     $  (1.83)      $ (0.42)      $ (1.10)
                                                                 ========       =======       =======
Average Common Shares Outstanding...........................        4,598         4,657         4,677
                                                                 ========       =======       =======

                 See Notes to Consolidated Financial Statements

                         DESOTO, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         COMMON
                                                         STOCK                  RETAINED    TREASURY
                                                      $1 PAR VALUE   WARRANTS   EARNINGS     STOCK
                                                      ------------   --------   ---------   --------
                                                                (IN THOUSANDS OF DOLLARS)
BALANCE, January 1, 1993............................     $5,619       $1,000     $61,722    $(36,868)
  Net loss..........................................         --           --      (8,090)         --
  Accrued dividends --  redeemable preferred
     stock..........................................         --           --        (302)         --
  Accretion of redeemable preferred stock to
     liquidation preference.........................         --           --        (185)         --
  Shares issued under employee stock options........         --           --      (1,017)      1,262
                                                         ------       ------     -------    --------
BALANCE, December 31, 1993..........................      5,619        1,000      52,128     (35,606)
  Net loss..........................................         --           --      (1,635)         --
  Accrued dividends --  redeemable preferred
     stock..........................................         --           --        (319)         --
  Accretion of redeemable preferred stock to
     liquidation preference.........................         --           --        (198)         --
  Shares issued under employee stock options and
     other grants...................................         --           --      (1,182)      1,442
                                                         ------       ------     -------    --------
BALANCE, December 31, 1994..........................      5,619        1,000      48,794     (34,164)
  Net loss..........................................         --           --      (4,635)         --
  Accrued dividends --  redeemable preferred
     stock..........................................         --           --        (507)         --
  Accretion of redeemable preferred stock to
     liquidation preference.........................         --           --        (212)         --
  Shares issued under employee stock options and
     other grants...................................         --           --        (232)        271
                                                         ------       ------     -------    --------
BALANCE, December 31, 1995..........................     $5,619       $1,000     $43,208    $(33,893)
                                                         ======       ======     =======    ========

                 See Notes to Consolidated Financial Statements

                         DESOTO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                1994             1995
                                                              ---------        ---------
                                                              (IN THOUSANDS OF DOLLARS)
CURRENT ASSETS:
Cash........................................................    $ 1,702          $    51
Restricted cash.............................................         58               29
Restricted short-term investments, at cost (approximates
  market)...................................................        710            1,180
Trade accounts and notes receivable, less allowance for
  doubtful accounts and notes of $1,819 in 1994 and $367 in
  1995......................................................     11,848            4,764
Inventories, net:
  Finished goods............................................      4,331              405
  Raw materials and work-in-process.........................      4,182              380
                                                                -------          -------
                                                                  8,513              785
Deferred income taxes.......................................      3,295            2,049
Prepaid expenses and other assets...........................        215              231
                                                                -------          -------
          Total Current Assets..............................     26,341            9,089
RESTRICTED INVESTMENTS, at cost (approximates market).......      4,666            3,770
PROPERTY, PLANT AND EQUIPMENT, AT COST:
Land and improvements.......................................         --               --
Buildings and improvements..................................         90               --
Machinery and equipment.....................................     22,783           14,440
                                                                -------          -------
                                                                 22,873           14,440
Less accumulated depreciation...............................     14,905           11,830
                                                                -------          -------
                                                                  7,968            2,610
PREPAID PENSION COSTS.......................................     39,319           46,913
OTHER NON-CURRENT ASSETS....................................      4,818            2,586
                                                                -------          -------
          TOTAL ASSETS......................................    $83,112          $64,968
                                                                =======          =======

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................    $14,961          $14,263
Revolving credit agreement..................................      8,381               --
Waste site cleanup..........................................      2,522            2,025
Reserves and liabilities related to restructuring
  programs..................................................      1,884            3,226
Other liabilities...........................................      5,725            4,500
                                                                -------          -------
          Total Current Liabilities.........................     33,473           24,014
WASTE SITE CLEANUP -- LONG-TERM.............................      6,744            5,269
DEFERRED INCOME TAXES.......................................     13,392           11,461
CONTINGENCIES AND LITIGATION (Note J).......................         --               --
POST RETIREMENT AND POST-EMPLOYMENT BENEFITS................      1,510            1,223
LONG-TERM DEFERRED GAIN.....................................      3,175            2,779
REDEEMABLE PREFERRED STOCK; series B senior preferred,
  583,333 shares authorized, issued and outstanding, $6 per
  share liquidation preference..............................      3,569            4,288
STOCKHOLDERS' EQUITY:
Common stock, $1 par value, 20,000,000 shares authorized;
  issued -- 5,619,274.......................................      5,619            5,619
Warrants....................................................      1,000            1,000
Retained earnings...........................................     48,794           43,208
                                                                -------          -------
                                                                 55,413           49,827
Less treasury stock, at cost (947,567 shares in 1994 and
  940,067 shares in 1995)...................................     34,164           33,893
                                                                -------          -------
                                                                 21,249           15,934
                                                                -------          -------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........    $83,112          $64,968
                                                                =======          =======

                 See Notes to Consolidated Financial Statements

                         DESOTO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1993       1994       1995
                                                              -------    -------    -------
                                                                (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(8,090)   $(1,635)   $(4,635)
Non-cash items:
  Net (gain) loss on disposal of assets -- net of deferred
     credit.................................................   (1,434)      (457)     4,177
  Depreciation and amortization.............................    4,148      2,920      1,397
  Pension income............................................   (5,094)    (7,101)    (7,594)
  Deferred income taxes.....................................      407      1,390       (685)
  Other non-cash items......................................       --        174         38
                                                              -------    -------    -------
     Net non-cash items.....................................   (1,973)    (3,074)    (2,667)
Changes in assets and liabilities resulting from operating
  activities:
  Net (increase) decrease in trade accounts and notes
     receivable.............................................    5,666       (406)     5,719
  Net (increase) decrease in inventories....................   (3,195)     1,933      4,585
  Net decrease in other non-current assets..................    1,237      1,102      1,344
  Net increase (decrease) in other liabilities..............    2,930     (2,284)    (2,142)
  Net increase (decrease) in accounts payable...............    2,422     (4,040)      (698)
  Net (increase) decrease in other current assets...........    1,183       (185)      (458)
  Net (increase) decrease in refundable income taxes........   (4,185)     6,697         --
  Other.....................................................       (1)        16         --
                                                              -------    -------    -------
Net cash flows from (used in) operating activities..........   (4,006)    (1,876)     1,048
                                                              -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of liquid laundry detergent and fabric
     softener sheet businesses..............................       --         --      5,305
  Proceeds from sale of assets..............................    4,285      3,803        622
  Additions to property, plant and equipment................   (1,021)    (1,021)      (245)
  Net cash from waste site escrow...........................      917         --         --
                                                              -------    -------    -------
Net cash flows from investing activities....................    4,181      2,782      5,682
                                                              -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions (payments) under revolving credit agreement.....    1,500        681     (8,381)
  Proceeds from shares issued from treasury stock...........      245         70         --
  Payment of mortgage loan..................................   (2,122)        --         --
                                                              -------    -------    -------
Net cash flows from (used in) financing activities..........     (377)       751     (8,381)
                                                              -------    -------    -------
Net increase (decrease) in cash and cash equivalents........     (202)     1,657     (1,651)
Cash and cash equivalents at beginning of the year..........      247         45      1,702
                                                              -------    -------    -------
Cash and cash equivalents at the end of the year............  $    45    $ 1,702    $    51
                                                              =======    =======    =======

                 See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF ACCOUNTING POLICIES

     Principles of Consolidation. The consolidated financial statements include the accounts of the company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Short-Term Investments. For purposes of the statements of cash flows, the Company considers all investments purchased with a maturity of three months or less to be cash equivalents.

     Inventories. Inventories are valued at the lower of cost or market. Cost is computed on the last-in, first-out (LIFO) method for all inventories. The cost of products includes raw materials, direct labor and operating overhead. If the first-in, first-out (FIFO) method of inventory accounting had been used for all of the Company's inventories, inventories would have been $1,889,000 and $1,493,000 higher than reported at December 31, 1994 and 1995, respectively.

     Property and Depreciation. Property is recorded at cost. Repairs and maintenance are charged to expense. Depreciation of property, plant and equipment is provided by charges to earnings based on the estimated useful lives of the assets, computed primarily on accelerated methods. Useful lives were 10-40 years for buildings and improvements and are 10 years for machinery and equipment.

     Goodwill and Amortization. Goodwill represented the excess of cost over the fair value of net assets acquired, and was being amortized by the straight-line method over 40 years until the related businesses were sold in 1995. This goodwill was written off in 1995 as a result of the disposition of the liquid detergent and fabric softener sheet businesses in 1995.

     Reclassifications. Certain reclassifications have been made to the 1993 and 1994 financial statements and footnotes to conform with current year presentation.

     Revenue. Revenue is recognized at the time goods are shipped.

     Research and Development. Research and development costs are charged to expense. These charges were $665,000 in 1993, $345,000 in 1994, and $218,000 in
1995.

     Income Taxes. Income taxes are provided based on the liability method of accounting pursuant to Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

B. LIQUIDITY AND CAPITAL RESOURCES

     The Company's financial statements for the year ended December 31, 1995 have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has incurred operating losses of $15.1 million, $3.0 million, and $11.2 million in 1993, 1994 and 1995, respectively; and cash flows from operations have been $(4.0) million, $(1.9) million and $1.0 million in 1993, 1994 and 1995, respectively. Cash flows from operations in 1995, however, included the cash proceeds from insurance settlements of $6.1 million, and $10.0 million from the reduction of working capital.

     In addition to operating and financing cash flow losses, the Company continues to be party to environmental exposures as discussed in Note I, has received a notice of tax deficiencies from the IRS as discussed in Note F, and has a contingent liability related to the 1992 Prescott acquisition as discussed in Note L. Although management has used the best information available to record the estimated liabilities for these matters, actual outcomes could differ from recorded amounts. Additionally, the timing of cash required to satisfy these obligations could significantly impact the Company's cash flows in 1996.

     As part of the Company's continuing effort to manage its accounts payable and cash flow requirements, the Company has been negotiating a Trade Composition Agreement and a related Security Agreement with its trade creditors as represented by a committee of six major creditors of the Company. The proposed agreements include a standstill agreement related to accounts payable existing as of September 22, 1995. Also, as part of the proposed Trade Composition Agreement, the Company initiated the termination of its overfunded pension plan to be effective contingent upon the receipt of appropriate governmental approvals. For further information regarding the plan termination, refer to Note C to the Consolidated Financial Statements. Under the standstill agreement, if certain conditions are met, the creditors who sign the agreement agree not to initiate litigation or other efforts to collect amounts owed to them. The Company has agreed to pay each Qualified Trade Creditor (as defined) the balance owed to that creditor within 10 days of receipt of the reverted excess pension plan assets. If payment is not made by July 1, 1996, interest would accrue from that date at 8% per annum on the outstanding balance. The proposed Security Agreement would grant a security interest and lien on all of the Company's assets to secure the obligations of the Company to the Qualified Trade Creditors. The proposed Trade Composition Agreement further stipulates that the Company may suspend efforts to terminate its pension plan if the Company enters into a binding agreement for a merger, asset sale or similar transaction, involving substantially all of the Company's assets, which provides that all Qualified Trade Creditors will be paid in full. The Company and its creditors have been operating within the understanding outlined above. The actual Standstill Agreement document was circulated for signatures on March 11, 1996 and final execution of the documents has not yet been completed. The Company is continuing to pursue, with the assistance of its investment bankers, a possible business combination; however, there can be no assurance as to the outcome of such efforts. For further information regarding a possible business combination, refer to Note P to the Consolidated Financial Statements.

C. PENSION AND EMPLOYEE INVESTMENT PLANS

     The Company's retirement security program includes a noncontributory defined benefit pension plan and an employee investment plan covering substantially all employees except certain hourly-rated employees; the Company also contributes to union sponsored plans. The Company's pension plan benefits are principally based on the employee's compensation and years of service. The Company's funding policy is to contribute annually at a rate that is intended to remain at a level percentage of compensation for the covered employees. The Company was not required to make contributions to the Company sponsored pension plan in 1993, 1994 and 1995 due to the plan's overfunded status.

     In January 1996, the Company announced that it had notified the Pension Benefit Guaranty Corporation of its intention to terminate the pension plan to be effective contingent upon the receipt of appropriate governmental approvals. The Company further intends to use 25% of the excess assets in the pension plan to fund a replacement plan and purchase an annuity contract to cover accrued plan benefits. The remaining excess plan assets will be subject to a 20% federal excise tax and federal and state income taxes. If more than 75% of the excess assets were reverted to the Company from the plan, such reversion would be subject to a 50% federal excise tax and federal and state income taxes. The Company intends to utilize the reversionary funds to satisfy, among other things, various creditor obligations and stabilize ongoing operations. As an alternative to termination of the pension plan, the Company is also continuing to pursue a possible business combination, in its ongoing efforts to preserve and maximize shareholder values; however, there can be no assurance as to the outcome of such efforts. For further information regarding the possible business combination, refer to Note P to the Consolidated Financial Statements.

     The Company makes contributions to the employee investment plan in cash or Company stock in an amount equal to 30% of employee deposits up to 5% of such employee's gross pay.

     The costs of the pension and employee investment plans are summarized as follows:

                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                      ----------------------------------
                                                        1993        1994         1995
                                                      --------    ---------    ---------
                                                          (IN THOUSANDS OF DOLLARS)
Noncontributory Retirement plans:
  Service cost -- benefits earned during the
     period.........................................   $   492     $    671     $    527
  Interest cost on projected benefit obligation.....     5,012        4,978        5,089
  Actual return on assets -- (favorable)
     unfavorable....................................    (8,652)       3,962      (30,841)
  Net amortization and deferral.....................    (2,053)     (16,824)      17,803
                                                       -------     --------     --------
                                                        (5,201)      (7,213)      (7,422)
  Employee Investment Plan..........................        47           84           35
  Contributions to Union Sponsored Plans............       288          313          242
                                                       -------     --------     --------
          Total income from pension and employee
            investment plans........................   $(4,866)    $ (6,816)    $ (7,145)
                                                       =======     ========     ========

     The change in the net amortization and deferral from 1993 to 1994 and from 1994 to 1995 was primarily due to the difference between the actual return on Plan assets, which was favorable in 1995 and unfavorable in 1994, versus the expected return on Plan assets. Under Statement of Financial Accounting Standards No. 87, the difference between the actual and expected return on assets is deferred and amortized over subsequent periods.

     The pension plan's assets at December 31, 1995 are invested in United States Treasury Notes, corporate bonds and notes, investment partnerships, United States Treasury Securities, time deposits, commercial paper, interest rate futures, forward exchange contracts, foreign currency, certain real estate operated by the Company, various mutual funds invested in bonds, equity and real estate, mortgages and other short-term investments. The pension plan's funded status and amounts recognized in the Company's balance sheets at December 31 are presented below:

                                                                 1994            1995
                                                              ----------      ----------
                                                              (IN THOUSANDS OF DOLLARS)
Actuarial present value of vested benefit obligation........    $ 57,540        $ 65,719
                                                                ========        ========
Accumulated benefit obligation..............................    $ 57,702        $ 65,877
                                                                ========        ========
Plan assets at fair value...................................    $135,764        $162,017
Actuarial present value of projected benefit obligation.....      59,471          66,832
                                                                --------        --------
Plan assets in excess of projected benefit obligation.......      76,293          95,185
Unrecognized net gain.......................................     (27,707)        (40,595)
Prior service costs.........................................       2,259           2,064
Unrecognized net asset......................................     (11,526)         (9,741)
                                                                --------        --------
Prepaid pension cost recognized on the balance sheet........    $ 39,319        $ 46,913
                                                                ========        ========

     The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 8.9% in 1994 and 7.5% in 1995. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 5.0% in 1994 and 1995. The expected long-term rate of return on assets used in determining pension income was 7.0% in 1994 and 8.0% in 1995.

     In October 1992, the Company completed the sale of its real properties in Joliet, Illinois, Columbus, Georgia, and Union City, California, to a real property trust created by DeSoto's pension plan. This trust paid approximately $6.5 million in cash for the properties and entered into a ten-year lease of the properties to the Company. The Company's initial annualized rental obligation was $707,000. The amount paid to the

Company by the trust and the Company's annual rental obligation were based upon an independent appraisal and approved by the Company's Board of Directors.

     Effective January 1, 1994, the DeSoto Salaried Plan, Hourly Plan and J. L. Prescott Plan were merged into the DeSoto Employee Retirement Plan. This action resulted in a combination of the assets of each of these plans into one trust fund. The method of calculating benefits under each of these plans remained unchanged.

     In March 1994, the Company ceased operations at the Columbus, Georgia facility. Effective October 1, 1994, the Company entered into an agreement to sublease the facility for a term of three years. The subtenant makes monthly rental payments directly to the pension trust; the Company continues to make monthly rental payments to the pension trust for the amount by which the Company's initial rental obligation exceeds the subtenant's rental obligation.

     In December 1994, the Company sold its real property located in South Holland, Illinois, to the real property trust of the Company's pension plan. The trust paid $4,117,000 in cash for the properties and has entered into a ten-year lease of the properties to the Company. The Company's annualized rental obligation (net of receipts from subtenants) is approximately $898,000 including the South Holland facility. The amount paid to the Company by the trust and the Company's annual rental obligation were based upon an independent appraisal and approved by the Company's Board of Directors.

D. POST RETIREMENT AND OTHER POST EMPLOYMENT BENEFITS

     The Company provides certain health care and life insurance benefits for retired employees on a contributory basis. Substantially all of the Company's employees, except certain hourly-rated employees, may become eligible for such benefits if they reach qualifying retirement age while working for the Company. Such benefits and similar benefits for active employees are administered by two outside companies whose administrative fees are based upon number of participants and claims processed. The health care program is self funded by the Company with purchased stop loss coverage for claims over certain levels. Life insurance benefits are funded by policies for which the Company pays premiums. In certain cases the participants also contribute to the premium payment. The following table presents the costs of accruing the postretirement insurance benefits in 1993, 1994, and 1995:

                                                               1993      1994      1995
                                                              ------    ------    ------
                                                              (IN THOUSANDS OF DOLLARS)
Service cost -- benefits attributed to service during the
  period....................................................    $  4      $ 14      $ 31
Interest cost on accumulated postretirement benefit
  obligation................................................     109       130       289
Amortization of unrecognized net loss.......................      --         7       115
                                                                ----      ----      ----
Net periodic postretirement benefit cost....................    $113      $151      $435
                                                                ====      ====      ====

     The following table presents the components of the Company's postretirement benefit obligation and the amount recognized in the Company's balance sheets at December 31.

                                                               1994      1995
                                                              ------    ------
                                                               (IN THOUSANDS
                                                                OF DOLLARS)
Accumulated post-retirement benefit obligation:
  Current retirees..........................................  $2,819    $2,831
  Active plan participants..................................     393       373
                                                              ------    ------
          Total.............................................   3,212     3,204
Unrecognized net loss.......................................   1,687     1,621
                                                              ------    ------
Accrued post-retirement liability recognized on the balance
  sheet.....................................................  $1,525    $1,583
                                                              ======    ======

     The assumed health care cost trend rate used to measure the expected cost of benefits covered by the plan was 8% and 7% as of December 31, 1994 and 1995, respectively. The weighted average discount rate used to measure the accumulated post-retirement insurance obligation was 9.0% for 1994 and 7.5% for 1995. A one percentage point increase in the assumed health care cost trend rate for each future year would have resulted in additional obligation of $288,000 at December 31, 1995 and would have increased the aggregate service and interest cost by $29,000 in 1995.

     The Company adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" effective January 1, 1994. The impact of adoption was not material to the Company's financial position or results of operations.

E. REVOLVING CREDIT AGREEMENT AND OTHER DEBT

     On November 12, 1992, in conjunction with the acquisition of J. L. Prescott Company ("Prescott"), the Company entered into an amended credit agreement with Harris Trust and Savings Bank and two additional banks. The agreement had originally provided for a two-year revolving credit facility of up to $20,000,000. Effective October 1, 1993, the credit facility was reduced to $15,000,000 per conditions set in the November 12, 1992 amendment. The termination date of this amended agreement was originally October 31, 1994. In March 1994, the facility was further amended setting a termination date of January 1, 1995. Effective with the March 1994 amendment, the Company paid $2,700,000 of the outstanding debt upon the receipt of its income tax refund for fiscal year 1993. Up to the March 1994 amendment, the revolver carried an interest rate equal to either the prime rate of Harris Trust and Savings Bank plus 1 1/4% or the IBOR rate plus 3 1/2% (as amended in the third quarter of 1993). Effective in March 1994, the interest rate became the prime rate of Harris Trust and Savings plus 2%.

     On December 7, 1994, the Company entered into a revolving credit facility with CIT. The agreement provided for up to $14,000,000 under a revolving credit facility. The funds available for borrowing were based on a formula which included specified percents of accounts receivable and inventory. The interest rate on the facility was prime plus 1 1/4%. Commitment fees under the revolving credit facility were calculated at 1/4 of one percent per annum of the average unused and available portion of the facility. The facility was collateralized by substantially all of the Company's assets. A portion of the line of credit was available in the form of letters of credit. As of September 30, 1995, the revolving credit agreement was terminated and the Company had no outstanding borrowing as of that date.

     Cash payments for interest were $535,000 in 1993, $575,000 in 1994 and $546,000 in 1995.

F. INCOME TAXES

                                                               1993      1994     1995
                                                             --------   ------   ------
                                                             (IN THOUSANDS OF DOLLARS)
The benefit for income taxes is comprised of:
  Federal Income Taxes:
  Currently Refundable.....................................   $(4,808)   $  --    $  --
  Deferred.................................................       249     (493)    (608)
                                                              -------    -----    -----
  Federal Income Taxes.....................................    (4,559)    (493)    (608)
  State and Local Income Taxes.............................      (673)    (156)    (150)
                                                              -------    -----    -----
          Total Income Tax Benefit.........................   $(5,232)   $(649)   $(758)
                                                              =======    =====    =====

     Net cash refunds of income taxes were $1,446,000 in 1993, $8,742,000 in 1994 and $0 in 1995.

     A reconciliation of the statutory federal income tax rate to the effective tax rate is presented below:

                                                            1993      1994      1995
                                                            -----     -----     -----
Statutory Federal Income Tax Rate.........................  (34.0)%   (35.0)%   (35.0)%
Effect of:
  Write off of Goodwill...................................     --        --      22.0
  Effect of Tax Rate Changes on Deferred Taxes............     --       7.6      (0.9)
  State Income Taxes, Net.................................   (3.4)     (3.6)     (0.9)
  E.P.A. Fine.............................................    0.3       0.3        --
  Other...................................................   (2.2)      2.3       0.7
                                                            -----     -----     -----
Effective Rate............................................  (39.3)%   (28.4)%   (14.1)%
                                                            =====     =====     =====

     The components of the net deferred income tax asset and liability were as follows:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1994            1995
                                                              ----------      ----------
                                                              (IN THOUSANDS OF DOLLARS)
Current Deferred Tax Asset:
  Restructuring and Cost Containment........................     $   917         $ 1,899
  Inventory.................................................       1,989             531
  Retirement Security Program...............................         315             272
  Insurance.................................................         441             210
  Valuation Reserves........................................         844             144
  Vacation Pay..............................................         225             137
  Other.....................................................      (1,436)         (1,144)
                                                                 -------         -------
          Total Current Deferred Tax Asset..................     $ 3,295         $ 2,049
                                                                 =======         =======
Long Term Deferred Tax Liability:
  Prepaid Pension...........................................     $15,570         $18,390
  Other Reserves............................................       3,092           3,919
  Restricted Investments....................................       2,129           1,773
  Depreciation..............................................       2,413           1,287
  Net Operating Loss Carryforward...........................      (3,889)         (7,681)
  Waste Site Cleanup........................................      (3,669)         (2,859)
  Deferred Gain -- Sale of Assets...........................      (1,255)         (1,091)
  Post Retirement Insurance.................................        (624)           (658)
  State and Local Income Taxes..............................        (480)           (459)
  Valuation Reserves........................................        (404)           (377)
  Other.....................................................         509            (783)
                                                                 -------         -------
          Total Long-Term Deferred Tax Liability............     $13,392         $11,461
                                                                 =======         =======

     At December 31, 1995, the company had net operating loss carryforwards of approximately $22.0 million. These carryforwards expire between 2007 and 2010.

     The Company has received a Report of Tax Examination Changes from the Internal Revenue Service that proposes adjustments resulting in additional taxes due of $6.5 million and penalties of $1.4 million, as well as an unspecified amount of interest for the years 1990 through 1993. The Company has filed a formal appeal of the proposed adjustments. The Company believes that the resolution of this matter will not have a material adverse effect on the Company's financial position or results of operations, although the timing of cash required to settle any amounts ultimately due could have a significant impact on the Company's cash flows.

G. LEASE COMMITMENTS

     The Company leases certain facilities and equipment under lease agreements which are classified as operating leases. These leases are for remaining periods ranging from one to ten years and in some instances include renewal provisions at the option of the Company. Rental expense was $2,107,000 in 1993, $1,652,000 in 1994 and $1,592,000 in 1995.

                               RENTAL COMMITMENTS
                           (IN THOUSANDS OF DOLLARS)

                                                                       TOTAL
                                                                       ------
1996.................................................................  $1,267
1997.................................................................   1,263
1998.................................................................   1,101
1999.................................................................   1,098
2000.................................................................   1,098
2001-2004............................................................   2,978
                                                                       ------
                                                                       $8,805
                                                                       ======

H. SEGMENT REPORTING

     The Company operates in one industry segment, the manufacture of detergent. The Company also performs contract manufacturing and packaging of detergents. The Company's products are sold in retail stores, including mass merchants and service centers, throughout the United States. The Company's revenues are derived from several customers. There are five customers which each have accounted for more than 10% of the Company's revenues as indicated below. The Company no longer does business with Kmart or Benckiser as a result of the transactions disclosed in Note O to the Consolidated Financial Statements.

                                                                % OF CONSOLIDATED
                                                                   NET REVENUES
                                                              ----------------------
                                                              1993     1994     1995
                                                              ----     ----     ----
Sears, Roebuck & Co.........................................   14%      16%      20%
Kmart.......................................................   10%      15%      10%
Procter & Gamble............................................     *      10%      13%
Benckiser...................................................     *        *      12%
Lever Brothers..............................................   11%        *        *

---------------

* Less than 10% of consolidated net sales.

     From time to time, the Company enters into manufacturing and packaging agreements with its contract packaging customers. These contracts include product specifications, production procedures and other general terms. The contracts do not obligate the customer to make any purchases.

I. ENVIRONMENTAL MATTERS

     The Company has been identified by government authorities as one of the parties potentially responsible for the cleanup costs of waste disposal sites, many of which are on the U.S. EPA's Superfund priority list, and for certain alleged contamination. In addition, damages are being claimed against the Company in private actions for alleged personal injury or property damage in the case of certain other waste disposal sites. The waste disposal sites relate to the Company's discontinued operations. The Company's potential responsibility in connection with these sites generally depends upon, among other things, whether it, directly or through third parties, engaged in the business of waste disposal or storage, shipped waste to the sites and, in those cases in which the Company did so ship waste, the relative amount and/or composition of waste material attributable to the Company as compared to the waste material attributable to other solvent parties. Typically, the Company is one of numerous parties involved in actions or proceedings relating to these waste disposal sites and its obligations in connection with its share of cleanup and other costs extend over a number of years rather than being payable at one time.

     The Company believes that it has made adequate provisions for the costs it may incur with respect to the sites. The Company provides a reserve for the lower end of an estimated range of total loss from $7.3 to $21.6 million (after considering information provided by independent legal counsel). These estimates are subject to numerous variables, the effects of which are difficult to measure, including the stage of the investigations, the nature of potential remedies, the joint and several liability with other potentially responsible parties and other issues. Accordingly, the reserves represent the Company's best estimates of its potential exposure at this time. The reserve balance was $9.3 million as of December 31, 1994 and $7.3 million as of December 31, 1995. In 1995, the Company paid out approximately $2.3 million on waste site related liabilities, excluding legal and administrative costs; of this amount $1.1 million was disbursed from the trust discussed below and $29,000 was disbursed from the restricted cash account discussed below.

     Actual costs to be incurred in future periods may vary from the estimates. The Company's potential liability may be materially impacted in the future as a result of final determinations of the extent of environmental damage, the share of the cost of cleanup technology which is ultimately chosen, the extent of the cleanup required, the solvency of other potentially responsible parties, changes in law and unanticipated awards of damages for personal injury or property damages. In addition, the Company has not reduced its estimates of liability to reflect the possible proceeds of insurance coverage which may be applicable to these costs. The Company from time to time engages in discussions with insurance carriers regarding Company claims in this regard and the Company may pursue litigation if no satisfactory resolution of the claims is reached. The Company reached settlements with two insurance carriers in 1995 regarding the cost of cleanup at certain waste disposal sites. As a result of these settlements, the Company received proceeds in 1995 totaling approximately $6.1 million.

     In connection with the Company's acquisition of Prescott in November 1992, the Company assumed the cleanup obligations of Prescott under New Jersey's Environmental Cleanup and Responsibility Act ("ECRA"). Pursuant to an agreement with certain former owners of Prescott, the Company in 1993 received funds to offset the cost of the cleanup previously held in escrow for the benefit of Prescott. (The Company has placed these funds in a restricted cash account to secure its cleanup obligations.) The Company currently expects that these funds will fully cover the costs of cleanup required by New Jersey. The remaining liability related to this site is included in the ranges above. The remaining funds are shown on the balance sheet under the caption, restricted cash.

     Under the terms of the 1990 consumer paint asset purchase agreement with Sherwin-Williams, $6.0 million of the sale's proceeds were used to establish a trust fund to fund potential clean-up liabilities. The trust agreement expires on October 26, 2000, or when the trust is depleted, whichever occurs first. A portion of the trust has been set aside with respect to a specific site; the agreement governing that portion of the trust expires on October 26, 2008. The Company has access to the trust fund, subject to the other party's approval, for any expenses or liabilities incurred by the Company regarding environmental claims relating to the sites identified in the trust agreement. Sherwin-Williams has access to the trust fund, subject to the other party's approval, for any expenses or liabilities incurred as a result of DeSoto's failure to meet its obligations relating to the sites identified in the agreement. The Company was reimbursed $145,000 in 1994 and $1,095,000 in 1995 from the trust to cover waste site payments. The balance in the trust fund, primarily invested in United States Treasury securities and classified as a restricted investment on the balance sheet, as of December 31, 1995 was $4,524,000. Of the estimated range of total loss noted above, $2.3 to $5.0 million relate to sites which are covered by the escrow account. The accrued waste site cleanup liability that was covered by the trust at December 31, 1995 was $2,346,000 of which $755,000 was classified as current.

     Under the terms of the 1990 industrial coatings business purchase agreement, the Company had delivered to the Valspar Corporation an irrevocable standby letter of credit in the amount of $2.0 million. The letter of credit was delivered to secure the Company's obligation to indemnify Valspar for certain environmental matters. The Company reached a settlement with Valspar in 1994 under which the letter of credit was terminated.

     In December 1993, the Company transferred approximately $9.0 million of liabilities for certain of its clean-up costs and related expenses at certain waste disposal sites to DeSoto Environmental Management, Inc. (DEMI), a subsidiary of the Company. The Company remains liable for the potential environmental clean-up costs if DEMI is unable to satisfy the obligations. The purpose of DEMI is to provide focused, strategic management of the environmental liabilities and the related clean-up costs. The Company and certain members of the Company's management and consultants are stockholders in DEMI. Refer to Note K of the Notes to Consolidated Financial Statements for further information.

     It is the opinion of management, after evaluating the variables discussed above as well as the anticipated time frame for remediation, that the resolution of the waste site liability will not have a material adverse effect on the Company's financial position, cash flows or results of operations.

J. CONTINGENCIES & LITIGATION

     As previously reported, there are several shareholder actions still pending in the Delaware courts relating to various proposals of Sutton Holding Corp. to acquire the Company in the period 1989 to 1991. These actions, all of which consolidated, have not been actively pursued and it appears the case was removed from the courts calendar; however, the plaintiffs recently served a discovery request upon the Company. The Company believes that these actions are not material.

     See Note L to the Consolidated Financial Statements for information regarding the Contingent Value Rights ("CVR's") which were issued by the Company to the sellers in connection with the Company's acquisition of J. L. Prescott Company in November 1992.

     The Company is also a party to other litigation arising out of the ordinary conduct of its business or results of current and discontinued operations.

     The Company believes that the disposition of all such actions, individually and in the aggregate, will not have a material adverse effect on the Company's financial position, cash flows, or results of operations.

K. RELATED PARTY TRANSACTIONS

     In December 1993, the Company completed a number of transactions involving certain of its subsidiaries and officers and directors. J. L. Prescott Company, a wholly-owned subsidiary of the Company, paid off a portion of intercompany obligations to the Company by means of the issuance of a ten-year, $9 million principal amount, promissory note. The Company used this note to purchase 100 shares of a non-voting class of common stock of another of its subsidiaries, DeSoto Environmental Management, Inc. ("DEMI"). (This class of common stock is entitled to 15% of the dividends or other distributions made to all classes of common stock.) As part of the sale of stock to the Company, DEMI assumed up to a maximum of $9 million of certain of the Company's possible clean-up costs and related expenses at waste disposal sites. The Company remains liable for these possible environmental clean-up costs if DEMI is unable to satisfy these obligations. The Company subsequently sold at a price of $1 per share the shares of nonvoting common stock of DEMI to Anders Schroeder (Vice Chairman) (33 shares), William Spier (Chairman and Chief Executive Officer) (33 shares), Anne Eisele (President and Chief Financial Officer) (20 shares), and Irving Kagan (Special Counsel) (14 shares). Messrs. Schroeder and Spier subsequently sold 8 shares and 9 shares, respectively, of their common stock to John Phillips upon his becoming President and Chief Executive Officer in 1994. Mr. Phillips sold his shares back to Messrs. Spier and Schroeder upon his resignation in 1995. Each of these persons agreed that upon complete satisfaction of the Company's existing environmental clean-up liabilities or when that person ceases to be an officer, director or consultant of the Company, the DEMI shares held by that person would be repurchased by the Company at the greater of $1 per share or the per share book value of DEMI. As a general matter, the value of this DEMI stock will be dependent upon the ability of DEMI, which has no other significant business or assets, to satisfy the Company's existing environmental liabilities for less than $9 million, which was the approximate minimum amount included in the 1994 estimated range of environmental liability. Consequently, the holders of this DEMI stock have a direct incentive to minimize the costs of satisfying environmental liabilities. In any event, the Company will retain 85% of the savings below the 1994 estimated minimum costs and savings which do not reduce the liabilities below such estimated minimum will accrue entirely to the Company. This transaction was approved by a unanimous vote of all disinterested directors.

     In November 1992, the Company announced the completion of the sale of certain real properties to a trust created by the Company's Pension Plans. In 1993, certain of these assets were repurchased from the Pension Plans by the Company and then sold to an unrelated third party. In 1994, the Company's facility in South Holland, Illinois, was sold to the real property trust of the Company's Pension Plans. Refer to Note C of the Notes to Consolidated Financial Statements for further information.

     In July 1992, the Company entered into an agreement with parties related to Sutton Holding Corp. ("Sutton"), which as of December 31, 1995 and in conjunction with parties related to Sutton, owns 14% of the Company's outstanding common stock and approximately 23% of all of the Company's outstanding voting stock, providing for a cash purchase of newly issued DeSoto securities. The investment resulted in Sutton's acquiring 583,333 shares of a new series of DeSoto senior preferred stock and warrants to acquire 1.2 million shares of common stock. Refer to Note L of the Notes to Consolidated Financial Statements, for further information regarding this transaction.

L. REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

     As of December 31, 1995, there were 5,619,274 shares of common stock issued of which 940,067 shares were held as treasury stock. The Company's common stock has a $1 par value per share, and there are 20,000,000 shares authorized.

     In July 1992, the Company entered into an agreement with parties related to Sutton Holding Corp. ("Sutton"), providing for a $3.5 million cash purchase of newly issued DeSoto securities. The investment resulted in Sutton's acquisition of 583,333 shares of a new series of DeSoto senior preferred stock and warrants to acquire 1.2 million shares of common stock per approval of the Company's stockholders at the 1993 Annual Meeting.

     The DeSoto senior preferred pays 8% quarterly cumulative dividends (which increase to 10% if dividends earned remain unpaid for more than one year), has one vote per share (voting with common stock as a single class), has a liquidation preference of $6.00 per share, must be redeemed by the Company at liquidation preference after eight years and may be redeemed at the Company's option after five years. The carrying amount of the preferred shares on the balance sheet represents the proceeds received upon issuance (net of related expenses) plus accretion to the redemption value of the shares in five years. The carrying value has also been increased by cumulative dividends not currently declared. The warrants have a term of six years and are exercisable at $7.00 per share of common stock.

     Dividends have not been paid on the preferred stock since the date of issuance. In addition, dividends may not be declared on the common stock while dividends on the preferred stock are in arrears. At December 31, 1995 unpaid dividends on the preferred totaled approximately $1,197,000.

     The purchase price of $3.5 million for the new securities was allocated by the Company, upon the advice of an independent financial advisor, as $2.5 million for the preferred stock and $1.0 million for the warrants. The valuation took into account the terms of the purchase agreement and applied customary financial analyses used in such transactions to those terms.

     The agreement with Sutton resulted from negotiations between Sutton and a Special Committee of the Company's Board of Directors comprised of persons unaffiliated with Sutton. The Special Committee was represented by independent legal counsel and received an opinion from an independent financial advisor, selected by the Committee, that the arrangements with Sutton are fair, from a financial point of view, to the stockholders of the Company (other than those related to Sutton).

     Sutton includes entities affiliated with William Spier, Chairman and Chief Executive Officer of the Company, and Anders Schroeder, Vice Chairman of the Company, and entities represented by David Tobey, a director of the Company.

     In 1992, the Company also amended the terms of its stockholder rights plan to permit the parties related to Sutton to increase their ownership of common shares and other voting securities to approximately 38.2% of the Company's outstanding voting power (whether by exercise of warrants or acquisitions of common shares in the market or otherwise). In addition, the plan was amended to permit any stockholder to acquire up to 25% of the Company's outstanding voting power (as compared to the previous 20% limit).

     As a result of the $3.5 million purchase of senior preferred stock, parties related to Sutton now hold securities representing approximately 23% of the Company's currently outstanding voting securities. If securities issuable upon exercise of warrants are included, parties related to Sutton would own approximately 38% of the outstanding voting power of the Company.

     In connection with the 1992 Prescott acquisition, the Company also issued 522,775 shares of DeSoto common stock, which were held in treasury, and agreed to make a per share payment at the end of three years equal to the difference, if any, between $12 and the highest 60-day average trading price, if lower than $12 per share, of DeSoto common stock during the second and third years following the acquisition, with a maximum obligation of $6 per share (the "Contingent Value Rights" or "CVR's"). The payment shall be subject to reduction as provided by the Agreement which governs the payment (the "Agreement"). Per the Agreement, the payment, if any, shall be made in cash to the extent not prohibited (as defined in the Agreement). Any payment not made in cash is to be made by issuance of DeSoto securities and/or DeSoto common stock in that order. As of the measurement date of the Agreement (November 12, 1995), the amount calculated as payable under the terms of the Agreement, before the deduction of amounts the Company believes are appropriate and permitted under the terms of the Agreement, is $1,934,000; after applying such deductions the Company believes it is not required to make any payment, although the CVR holders contend otherwise, and accordingly, no obligation has been recorded related to the Agreement. The Company intends to vigorously defend its position in this matter, which may include additional claims by the Company.

M. STOCK OPTIONS AND STOCK GRANTS

     Shares of stock and stock options have been granted to certain employees, consultants, and nonemployee directors under the stock plan adopted in 1992. The options granted to employees and consultants are qualified stock options (ISO) and the options granted to non employee directors are nonqualified options. The ISO options vest equally over the three years subsequent to the first anniversary of the grant date and are exercisable for a period of 10 years from the grant date. The nonqualified options are exercisable immediately upon grant and are exercisable for a period of 10 years from the grant date. All options have been granted at the prices equal to the fair market value of the stock on the dates the options were granted. At December 31, 1995, 50,500 of the 400,000 shares of stock available for options or grants under the Company's stock option plan remained available for grants. Options which are terminated, lapsed or expired shall again become available for issuance under the stock option plan.

     Stock options have been granted and exercised as set forth below:

                                                  OUTSTANDING    OPTION PRICE     EXERCISABLE
                                                    OPTIONS     PER SHARE-RANGE     OPTIONS
                                                  -----------   ---------------   -----------
December 31, 1993...............................    181,500      5.875-10.125        83,833
  Options granted...............................    122,000         5.50-7.00        27,000
  Options that became exercisable...............         --         7.00-9.00        60,333
  Options exercised.............................    (10,000)             7.00       (10,000)
  Options lapsed and canceled...................    (29,000)       5.875-9.00       (19,000)
December 31, 1994...............................    264,500       5.50-10.125       142,166
  Options granted...............................     27,000       4.375-4.750        27,000
  Options that became exercisable...............         --        6.625-9.00       122,334
  Options lapsed and cancelled..................    (35,000)       6.625-9.00       (35,000)
                                                    -------                         -------
December 31, 1995...............................    256,500      4.375-10.125       256,500
                                                    =======                         =======

     During 1994, 30,000 shares of common stock were granted to an officer of the Company at no cost. All granted shares vested in 1994. The average market price of the common stock at the close of business on the vesting dates in 1994 was $5.81. An additional 20,000 shares of common stock were granted to officers of the Company in 1994. Of those shares, 7,500 shares vested in 1995 and 5,000 shares were canceled in 1995; the remaining shares vest over the period from 1996 to 1998. The average market price of the common stock at the close of business on the vesting date in 1995 was $5.13.

N. OTHER INCOME AND EXPENSE

     The following are components of the respective captions in the statements of operations:

                                                         1993       1994       1995
                                                        -------    -------    -------
                                                          (IN THOUSANDS OF DOLLARS)
Nonrecurring expense:
  Provision for restructuring due to disposition of
     liquid laundry and fabric softener sheet
     businesses.......................................  $    --    $    --    $ 3,100
  Loss on disposition of liquid laundry detergent and
     fabric softener sheet businesses.................       --         --      3,059
  Provision for shutdown of Columbus, Georgia Plant...    2,000         --         --
  Loss on disposition of Jean Sorelle.................    1,331         --         --
  Write-down of machinery and equipment held for
     resale...........................................    1,194         --         --
  Provision for manufacturing and product
     rationalization..................................      900         --         --
  Settlement of lawsuit (including plaintiff's legal
     fees)............................................      369         --         --
  Other...............................................      131         --         --
                                                        -------    -------    -------
          Total.......................................  $ 5,925    $    --    $ 6,159
                                                        =======    =======    =======
Nonoperating expense:
  Provision for waste site cleanup....................  $ 1,467    $    --    $    --
  Other...............................................      134         --         --
                                                        -------    -------    -------
          Total.......................................  $ 1,601    $    --    $    --
                                                        =======    =======    =======
Nonoperating income:
  Insurance settlements...............................  $  (232)   $    --    $(6,067)
  Royalties...........................................      (53)      (222)      (244)
  Arbitration settlement -- discontinued operations...       --       (837)        --
  Reimbursement of legal fees.........................       --       (244)        --
  Sale of land and building...........................   (3,235)        --         --
  Pension settlement -- discontinued operations.......     (454)        --         --
  Other...............................................      (47)        --        (49)
                                                        -------    -------    -------
          Total.......................................  $(4,021)   $(1,303)   $(6,360)
                                                        =======    =======    =======

O. DISPOSITIONS

     On July 21, 1995, the Company announced the transfer and assignment of various operations and assets involved in its liquid detergent and fabric softener dryer sheet businesses to two separate buyers. The Company assigned the rights to certain customers with respect to these businesses. The Company also sold other assets which included certain accounts receivable, inventory and machinery and equipment. The proceeds of these transactions were utilized to reduce the Company's senior debt owed to CIT. Both transactions also provide for the Company to receive royalties and other earn-out opportunities over a three-year period in one case and over a four-year period in the other case.

     The Company recorded a net loss on the sale of the liquid detergent and fabric softener sheet businesses (including the write-off of related goodwill). The Company also recorded a charge of $3.1 million in the third quarter relative to costs associated with the closure of operating facilities relative to these transactions. Significant components of the charge included severance, rent, real estate taxes and amounts to reduce assets to their net realizable value. The non-recurring expense of $6,159,000 reflects the net impact of these transactions.

     The following information is provided on a pro forma basis to illustrate the effect of certain adjustments to the historical consolidated financial statements that would have resulted from the above dispositions if such transactions had occurred on January 1, 1994. The results are not necessarily indicative of actual results had the foregoing transactions occurred as described above, nor do they purport to represent results of future operations of the Company.

                                                              TWELVE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1994       1995
                                                              --------   --------
                                                                 (IN THOUSANDS
                                                               EXCEPT PER SHARE
                                                              AMOUNTS -- UNAUDITED)
Net revenues................................................   $35,424    $25,082
                                                               =======    =======
Net earnings................................................   $ 1,037    $ 2,682
                                                               =======    =======
Net earnings per common share...............................   $  0.21    $  0.47
                                                               =======    =======

     The following table summarizes the non-cash aspects of the sale of the liquid detergent and fabric softener sheet businesses:

Net selling prices of businesses sold.......................    $6,782
Minimum royalty to be paid over a four-year period..........     1,477
                                                                ------
Cash received as part of the transactions...................    $5,305
                                                                ======

P. SUBSEQUENT EVENT

     On March 13, 1996, the Company announced that it was discussing a proposed merger with Keystone Consolidated Industries, Inc. which, as presently contemplated, would involve an exchange of all of the Company's shares of outstanding stock for 3.5 million shares of Keystone common stock, in a tax-free transaction.

     Merger discussions are ongoing, and are subject to mutual due diligence by the parties, the negotiation and signing of a definitive agreement, the approval of DeSoto's and Keystone's boards of directors and shareholders and Keystone's primary lender, as well as the requisite governmental review. Additionally, the prospective transaction would require a satisfactory resolution of the payout plan with the Company's trade creditors.

     The merger with Keystone would provide an alternative to the prospective termination of the Company's overfunded pension plan. The termination will not occur if the proposed merger is completed. Additionally, Keystone has an underfunded pension plan with certain funding waivers relating to prior years and has preliminarily discussed the possible merger with the Pension Benefit Guaranty Corporation.

     There can be no assurance as to the outcome of the merger discussions; or, in this connection, the resolution of DeSoto's trade creditor plan.

     Keystone, headquartered in Dallas, Texas, is engaged in the manufacture and distribution of fencing and wire products, carbon steel rods, industrial wire, nails and construction products.

QUARTERLY REVENUES AND EARNINGS DATA (1994 VERSUS 1995)

                                                                  1994
                                           ---------------------------------------------------
                                            FIRST     SECOND      THIRD     FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                           -------    -------    -------    -------    -------
                                                 (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Revenues.............................  $23,640    $22,286    $21,394    $19,862    $87,182
                                           =======    =======    =======    =======    =======
Gross Profit.............................  $   977    $   639    $   543    $   223    $ 2,382
                                           =======    =======    =======    =======    =======
Net Earnings (Loss)......................  $    51    $  (744)   $  (782)   $  (160)   $(1,635)
                                           =======    =======    =======    =======    =======
Net Earnings (Loss) Per Common Share.....  $ (0.01)   $ (0.18)   $ (0.19)   $ (0.05)   $ (0.42)
                                           =======    =======    =======    =======    =======

                                                                   1995
                                            ---------------------------------------------------
                                             FIRST     SECOND      THIRD     FOURTH
                                            QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                            -------    -------    -------    -------    -------
                                                  (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Revenues..............................  $18,927    $16,314    $11,132    $5,966     $52,339
                                            =======    =======    =======    ======     =======
Gross Profit..............................  $  (516)   $   (58)   $(1,093)   $  (63)    $(1,730)
                                            =======    =======    =======    ======     =======
Net Earnings (Loss).......................  $(1,022)   $ 2,897    $(6,146)   $ (364)    $(4,635)
                                            =======    =======    =======    ======     =======
Net Earnings (Loss) Per Common Share......  $ (0.24)   $  0.60    $ (1.33)   $(0.13)    $ (1.10)
                                            =======    =======    =======    ======     =======

---------------

NOTES: The results for the fourth quarter of 1994 include $2.9 million of income from the Company's retirement plans. The results for the first quarter of 1994 include $1.1 million of non-operating income.

       In the third quarter of 1995, the Company completed the transfer and assignment of various operations and assets involved in its liquid detergent and fabric softener dryer sheet businesses to two separate buyers.

       The results for the second quarter of 1995 include $6.1 million of non-operating income.

       The quarterly information presented above is unaudited.

                         DESOTO, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                    NINE MONTHS ENDED
                                                              ------------------------------
                                                              SEPTEMBER 30,    SEPTEMBER 27,
                                                                  1995             1996
                                                              -------------    -------------
                                                                  (IN THOUSANDS, EXCEPT
                                                                    PER SHARE AMOUNTS)
NET REVENUES................................................    $ 46,373          $13,657
                                                                --------          -------
COSTS AND EXPENSES..........................................
  Cost of sales.............................................      48,040           12,005
  Selling, administrative and general.......................       8,550            5,374
  Retirement security program...............................      (5,114)          (5,184)
  Nonrecurring expense......................................       5,689            1,562
                                                                --------          -------
TOTAL OPERATING COSTS AND EXPENSES..........................      57,165           13,757
                                                                --------          -------
LOSS FROM OPERATIONS........................................     (10,792)            (100)
OTHER CHARGES AND CREDITS:
  Interest expense..........................................         546              312
  Nonoperating expense (income).............................      (6,360)           1,183
                                                                --------          -------
Loss before Income Taxes....................................      (4,978)          (1,595)
Benefit for Income Taxes....................................        (707)            (601)
                                                                --------          -------
NET LOSS....................................................      (4,271)            (994)
Dividends on Preferred Stock................................        (256)            (403)
                                                                --------          -------
Net Loss Available for Common Shares........................    $ (4,527)         $(1,397)
                                                                ========          =======
NET LOSS PER COMMON SHARE...................................    $   (.97)         $  (.30)
                                                                ========          =======
Average Common Shares Outstanding...........................       4,676            4,684
                                                                ========          =======
Dividends Declared per Common Share.........................    $     --          $    --
                                                                ========          =======

          See accompanying notes to consolidated financial statements

                         DESOTO, INC. AND SUBSIDIARIES

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                    NINE MONTHS ENDED
                                                              ------------------------------
                                                              SEPTEMBER 30,    SEPTEMBER 27,
                                                                  1995             1996
                                                              -------------    -------------
                                                                (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................     $(4,271)         $  (994)
Non-cash items:
  Loss on disposal of liquid laundry detergent and fabric
     softener sheet business................................       2,605               --
  Net gain on disposal of property, plan and equipment......         (48)             636
  Depreciation and amortization.............................       1,242              237
  Pension income............................................      (5,670)          (5,696)
  Deferred income taxes.....................................        (706)            (586)
  Amortization of deferred gain.............................        (297)            (297)
  Other non-cash items......................................         (48)              45
                                                                 -------          -------
  Net non-cash items........................................      (2,836)          (6,655)
Changes in assets and liabilities resulting from operating
  activities:
  Net decrease in trade accounts and notes receivable.......       3,125            2,201
  Net decrease in inventories...............................       3,418              505
  Net decrease in other current assets......................         177              101
  Net decrease in other non-current assets..................         203            1,774
  Net increase (decrease) in accounts payable...............         453           (2,371)
  Net increase in other liabilities.........................       1,284            3,198
                                                                 -------          -------
Net cash flows from (used by) operating activities..........       1,553           (1,247)
                                                                 -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of liquid laundry detergent and fabric
     softener sheet business................................       5,305               --
  Proceeds from sale of property, plant and equipment.......         500            1,210
  Additions to property, plant and equipment................        (245)              --
                                                                 -------          -------
Net cash flows from investing activities....................       5,560            1,210
                                                                 -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment under Revolving Credit Agreement....................      (8,381)              --
                                                                 -------          -------
Net decrease in cash and cash equivalents...................      (1,268)             (37)
Cash and cash equivalents at beginning of period............       1,702               51
                                                                 -------          -------
Cash and cash equivalents at end of period..................     $   434          $    14
                                                                 =======          =======

     See accompanying notes to consolidated condensed financial statements.

                         DESOTO, INC. AND SUBSIDIARIES

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     In the opinion of management, the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of operations for the periods indicated.

     On September 27, 1996, DeSoto merged with Keystone Consolidated Industries, Inc. The accompanying unaudited consolidated financial statements as of and for the nine month period ended September 27, 1996, represent the financial position and results of operations of DeSoto immediately prior to the merger with Keystone.

     The results of operations for the nine months ended September 27, 1996 and the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year.

A. ACCOUNTING POLICIES

     The reader is directed to Note A of the Notes to DeSoto's Consolidated Financial Statements for the year ended December 31, 1995 included elsewhere herein.

B. INCOME TAXES

     The provision (benefit) for income taxes is computed at the current estimated effective income tax rate for the year.

C. INVENTORY VALUATION

     Inventory at September 27, 1996 is valued at the last-in, first out (LIFO) method of inventory accounting. If the first-in, first out (FIFO) method of inventory accounting had been used for all of DeSoto's inventories, inventories would have been $1,493,000 and $520,000 higher than reported at December 31, 1995 and September 27, 1996, respectively.

D. DISPOSITIONS

     On July 21, 1995, DeSoto announced the transfer and assignment of various operations and assets involved in its liquid detergent and fabric softener dryer sheet businesses to two separate buyers. DeSoto assigned the rights to certain customers with respect to these businesses. DeSoto also sold other assets which included certain accounts receivable, inventory and machinery and equipment. The proceeds of these transactions were utilized to reduce DeSoto's senior debt owed to CIT. Both transactions also provide for DeSoto to receive royalties and other earn-out opportunities over a three-year period in one case and over a four-year period in the other case. DeSoto recorded a net loss on the sale of the liquid detergent and fabric softener sheet businesses (including the write-off of related goodwill), and also recorded a charge of $3.1 million in the third quarter of 1995 relative to costs associated with the closure of operating facilities relative to these transactions. The non-recurring expense for the nine months ended September 30, 1995 of $5.7 million reflects the net impact of these transactions. The statement of operations for the nine months ended September 30, 1995 includes the results of operations of these businesses.

     On April 11, 1996, DeSoto announced that it had sold the domestic business and assets of its laundry detergent manufacturing and distribution operations, at its Union City, California, plant, to Star Pacific, Inc. The buyer will continue production under a sublease of the plant from DeSoto. DeSoto will retain its international detergent business at the Union City facility, under a production arrangement with Star Pacific. A charge of $1.6 million was recorded in the 1996 first quarter related to the costs associated with the Union City disposition. This provision included the write-down of fixed assets to net realizable value, future rental commitments on a leased warehouse, and severance pay. The provision is reflected on the statement of operations as nonrecurring expense and the accrual is included with restructuring reserves on the balance sheet. The statement of operations for the nine months ended September 27, 1996 includes the results of operations of this business.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Engineered Wire Products, Inc.:

     We have audited the accompanying balance sheets of Engineered Wire Products, Inc. as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Engineered Wire Products, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                            Deloitte & Touche LLP

February 28, 1997, (December 23, 1997 as to Note A)
Dayton, Ohio

                         ENGINEERED WIRE PRODUCTS, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                                                              1995       1996          1997
                                                             -------    -------    -------------
                                                                                    (UNAUDITED)
Current Assets:
  Cash.....................................................  $   290    $    24       $   282
  Receivables -- trade, less allowance for doubtful
     accounts of $23, $21 and $39 (unaudited)..............    2,245      2,903         3,962
  Inventories (Note G):
     Finished products.....................................    2,720      3,728         3,149
     Raw materials.........................................    1,223      1,298         3,348
  Deferred income taxes (Note H)...........................       84         96           105
  Prepaid expenses.........................................       --          5             4
                                                             -------    -------       -------
          Total current assets.............................    6,562      8,054        10,850
Property, Plant and Equipment -- Net (Note C)..............    8,995      8,680         8,232
Other Assets...............................................       50         91            92
                                                             -------    -------       -------
          Total............................................  $15,607    $16,825       $19,174
                                                             =======    =======       =======

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Notes payable (Note D)...................................  $ 1,453    $ 2,095       $ 2,507
  Accounts payable, including bank overdraft of $114 in
     1996 (Note G).........................................      818        436         1,853
  Due to majority shareholder (Note H).....................      220        532           477
  Accrued salaries, wages and amounts withheld.............      314        361           439
  Other accrued expenses (Note F)..........................      375        445           446
  Current portion of long-term debt (Note D)...............      524      1,180           973
                                                             -------    -------       -------
          Total current liabilities........................    3,704      5,049         6,695
                                                             -------    -------       -------
Long-Term Debt (Note D)....................................    4,131      2,954         2,105
                                                             -------    -------       -------
Deferred Income Taxes (Note H).............................      466        418           348
                                                             -------    -------       -------
Stockholders' Equity:
  Common stock -- no par value, 100 shares authorized,
     issued and outstanding................................    5,302      5,302         5,302
  Additional paid in capital (Note A)......................    1,301      1,301         1,301
  Pension liability adjustment.............................      (30)       (51)          (51)
  Retained earnings........................................      733      1,852         3,474
                                                             -------    -------       -------
          Total stockholders' equity.......................    7,306      8,404        10,026
                                                             -------    -------       -------
          Total............................................  $15,607    $16,825       $19,174
                                                             =======    =======       =======

                       See notes to financial statements.

                         ENGINEERED WIRE PRODUCTS, INC.

                              STATEMENTS OF INCOME
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    YEARS ENDED             NINE MONTHS ENDED
                                                   DECEMBER 31,               SEPTEMBER 30,
                                              -----------------------    -----------------------
                                                1995          1996         1996          1997
                                              ---------    ----------    ---------    ----------
                                                                               (UNAUDITED)
Revenues:
  Net sales.................................  $  20,089    $   24,539    $  17,998    $   24,706
  Other (Note D)............................         36           143          117           167
                                              ---------    ----------    ---------    ----------
                                                 20,125        24,682       18,115        24,873
                                              ---------    ----------    ---------    ----------

Costs and Expenses:
  Cost of sales.............................     16,914        19,632       14,238        19,763
  Selling and administrative................      1,356         1,700        1,354         1,381
  Depreciation..............................        486           724          549           658
  Interest..................................        383           713          540           516
                                              ---------    ----------    ---------    ----------
                                                 19,139        22,769       16,681        22,318
                                              ---------    ----------    ---------    ----------
Income before taxes.........................        986         1,913        1,434         2,555
Income taxes (Note H).......................        359           794          518           933
                                              ---------    ----------    ---------    ----------
Net income..................................  $     627    $    1,119    $     916    $    1,622
                                              =========    ==========    =========    ==========
Income Per Common Share.....................  $6,269.97    $11,185.56    $9,160.00    $16,220.00
                                              =========    ==========    =========    ==========
Weighted average common shares
  outstanding...............................        100           100          100           100
                                              =========    ==========    =========    ==========

                       See notes to financial statements.

                         ENGINEERED WIRE PRODUCTS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                  COMMON STOCK     ADDITIONAL    PENSION
                                                 ---------------    PAID-IN     LIABILITY    RETAINED
                                                 SHARES   AMOUNT    CAPITAL     ADJUSTMENT   EARNINGS
                                                 ------   ------   ----------   ----------   ---------
Balance -- December 31, 1994...................   100     $5,302     $  400        $ --       $  106
  Net income...................................    --         --         --          --          627
  Pension liability adjustment (Note F)........    --         --         --         (30)          --
  Additional capital contribution (Note A).....    --         --        901          --           --
                                                  ---     ------     ------        ----       ------
Balance -- December 31, 1995...................   100      5,302      1,301         (30)         733
  Net income...................................    --         --         --          --        1,119
  Pension liability adjustment (Note F)........    --         --         --         (21)          --
                                                  ---     ------     ------        ----       ------
Balance -- December 31, 1996...................   100      5,302      1,301         (51)       1,852
  Net income (unaudited).......................    --         --         --          --        1,622
                                                  ---     ------     ------        ----       ------
Balance -- September 30, 1997 (unaudited)......   100     $5,302     $1,301        $(51)      $3,474
                                                  ===     ======     ======        ====       ======

                       See notes to financial statements.

                         ENGINEERED WIRE PRODUCTS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            YEARS ENDED      NINE MONTHS ENDED
                                                           DECEMBER 31,        SEPTEMBER 30,
                                                         -----------------   -----------------
                                                          1995      1996      1996      1997
                                                         -------   -------   -------   -------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................  $   627   $ 1,119   $   916   $ 1,622
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
  Depreciation.........................................      486       724       549       658
  Deferred taxes.......................................     (136)      (48)     (104)      (79)
  Foreign exchange (gain) loss.........................       27      (147)     (117)     (167)
  Loss on sale of fixed assets.........................       --         4         4        22
  Changes in assets and liabilities:
     Receivables.......................................      107      (657)   (2,555)   (1,060)
     Inventories.......................................   (2,012)   (1,083)     (561)   (1,472)
     Prepaid expenses..................................       --        (5)       (5)        2
     Accounts payable..................................      523      (382)      219     1,416
     Accrued expenses..................................      362        42       166        78
     Due to majority shareholder.......................      202       311       158       (54)
                                                         -------   -------   -------   -------
          Net cash (used in) provided by operating
            activities.................................      186      (122)   (1,330)      966
                                                         -------   -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions...................................   (4,592)     (418)     (323)     (232)
  Proceeds from sale of fixed assets...................       --         5         6        --
                                                         -------   -------   -------   -------
          Net cash used in investing activities........   (4,592)     (413)     (317)     (232)
                                                         -------   -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net change in notes payable..........................    1,453       642     1,887       412
  Proceeds from long-term debt.........................    2,332        --        --        --
  Payments on borrowings...............................       --      (373)     (231)     (888)
  Capital contribution.................................      901        --        --        --
                                                         -------   -------   -------   -------
          Net cash provided by financing activities....    4,686       269     1,656      (476)
                                                         -------   -------   -------   -------
INCREASE (DECREASE) IN CASH............................      280      (266)        9       258
CASH:
  Beginning of period..................................       10       290       290        24
                                                         -------   -------   -------   -------
  End of period........................................  $   290   $    24   $   299   $   282
                                                         =======   =======   =======   =======
NONCASH TRANSACTIONS:
  Equipment acquisition................................  $ 2,295   $    --   $    --   $    --
                                                         =======   =======   =======   =======
  Minimum pension liability adjustment.................  $    76   $    74   $    --   $    --
                                                         =======   =======   =======   =======

                       See notes to financial statements.

                         ENGINEERED WIRE PRODUCTS, INC.

                         NOTES TO FINANCIAL STATEMENTS
A. ORGANIZATION AND BASIS OF PRESENTATION

     Prior to December 23, 1997, Engineered Wire Products, Inc. ("EWP") operated as a joint venture between Price Brothers Company (Price Brothers) and Keystone Steel & Wire, a division of Keystone Consolidated Industries, Inc. (Keystone). Under the terms of the joint venture agreement Price Brothers and Keystone had an 80% and 20% ownership interest in EWP, respectively. Keystone's 20% ownership interest resulted from the contribution of net assets in 1994 and a contribution of an additional $900,900 in cash in 1995.

     On December 23, 1997, Keystone acquired Price Brothers' interest in EWP. As a result, EWP became a wholly-owned subsidiary of Keystone on that date.

     EWP fabricates and markets steel reinforcing mesh in both roll and sheet form. Markets for EWP's products extend from the Midwest to the East Coast. Products are marketed by a direct sales force that is supplemented by manufacturer's representatives. The mesh is used as concrete reinforcement in sewer and culvert pipe, structural building components and precast products.

     The balance sheet at September 30, 1997 and the statements of income and cash flows for the interim periods ended September 30, 1996 and 1997, and the statement of stockholders' equity and related notes to financial statements for the interim period ended September 30, 1997, have each been prepared by EWP, without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows in accordance with generally accepted accounting principles have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

     Property, Plant and Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Income per common share is based on the weighted average number of common shares outstanding during each period.

                         ENGINEERED WIRE PRODUCTS, INC.

C. PROPERTY, PLANT AND EQUIPMENT

     The major classes of property, plant and equipment as cost are:

                                                         DECEMBER 31,
                                                       -----------------   SEPTEMBER 30,
                                                        1995      1996         1997
                                                       -------   -------   -------------
                                                                            (UNAUDITED)
                                                                (IN THOUSANDS)
Land and land improvements...........................  $   404   $   454      $   450
Buildings............................................    1,685     1,732        1,667
Machinery and equipment..............................   11,094    11,402       11,352
                                                       -------   -------      -------
                                                        13,183    13,588       13,469
Less accumulated depreciation........................    4,188     4,908        5,237
                                                       -------   -------      -------
Property, plant and equipment, net...................  $ 8,995   $ 8,680      $ 8,232
                                                       =======   =======      =======

D. NOTES PAYABLE AND LONG TERM DEBT

                                                          DECEMBER 31,
                                                         ---------------   SEPTEMBER 30,
                                                          1995     1996        1997
                                                         ------   ------   -------------
                                                                            (UNAUDITED)
                                                                 (IN THOUSANDS)
Equipment acquisition debt due March 8, 2001 with semi-
  annual payments of 2,338,970 Austrian Shillings
  ($214,309 at December 31, 1996 and $188,191 at
  September 30, 1997), plus interest at 8%.............  $2,323   $1,948      $1,329
Term Loan due June 30, 2000 with quarterly payments of
  $145,750 plus interest at a floating rate (9.25% at
  December 31, 1996 and 9.5% at September 30, 1997)....   2,332    2,186       1,749
                                                         ------   ------      ------
                                                          4,655    4,134       3,078
Less: Current maturities...............................     524    1,180         973
                                                         ------   ------      ------
                                                         $4,131   $2,954      $2,105
                                                         ======   ======      ======

     The carrying amount of the fixed rate debt approximates fair market value.

     EWP has purchased forward exchange contracts for three of the Austrian shilling payments required on the equipment acquisition debt to minimize the risk associated with foreign currency fluctuations. As such, EWP has included the losses on these contracts and the gains on the related acquisition debt in other income. The market rates used for the forward contracts and to value the foreign debt balances were based upon market rates at December 31, 1995 and 1996, and September 30, 1997. At December 31, 1996, future payments due on long term debt, incorporating forward contracts for the next five years as of December 31, 1996 were $1,179,552 in 1997; $1,010,678 in each of 1998 and 1999;
$719,178 in 2000 and $213,838 thereafter.

     EWP has available $6,000,000 under a revolving credit agreement (credit agreement) that expires March 31, 1998. Interest is payable at either the prime rate or federal funds rate as defined in the agreement. At December 31, 1995 and 1996 and September 30, 1997, EWP had borrowed $1,453,000, $2,095,000 and
$2,507,000 under this agreement, respectively. EWP's inventories and accounts receivable are collateralized under the credit agreement and term loan. Additionally, the Company's property, plant and equipment are collateralized under the equipment acquisition debt, credit agreement and term loan as well as under Price Brothers' credit agreement.

                         ENGINEERED WIRE PRODUCTS, INC.

     Certain of the above debt agreements contain covenants with respect to working capital, additional borrowings, payment of dividends and certain other matters.

     Cash payments for interest during the years ended December 31, 1995 and 1996 were approximately $265,000 and $661,000, respectively. Cash payments for interest during the nine months ended September 30, 1996 and 1997 were approximately $491,000 and $550,000, respectively.

E. LEASES

     Future minimum lease payments under operating leases with initial or remaining lease terms in excess of one year as of December 31, 1996 are as follows:

                                                         (IN THOUSANDS)
                                                         --------------
1997...................................................       $114
1998...................................................         83
1999...................................................         65
2000...................................................         45
2001...................................................          5
                                                              ----
Total..................................................       $312
                                                              ====

     Certain lease agreements include provisions for purchasing the assets. Rental expense was approximately $56,000 and $112,000 for the years ended December 31, 1995 and 1996, respectively and $88,000 and $95,000 for the nine month periods ended September 30, 1996 and 1997, respectively.

F. RETIREMENT PLANS

     EWP has a non-contributory defined benefit pension plan covering its hourly employees. EWP's funding policy is to contribute amounts to the plan sufficient to meet or exceed the minimum requirements of the Employee Retirement Income Security Act.

     Net pension expense consists of the following components:

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1995      1996
                                                              ----      ----
                                                              (IN THOUSANDS)
Service cost................................................  $  8      $ 17
Interest cost on projected benefit obligation...............    15        33
Return on plan assets.......................................   (28)       (9)
Net amortization and deferral...............................    20       (14)
                                                              ----      ----
Net pension expense.........................................  $ 15      $ 27
                                                              ====      ====

                         ENGINEERED WIRE PRODUCTS, INC.

     The following is a reconciliation of the funded status of the plan:

                                                                DECEMBER 31,
                                                              ----------------
                                                              1995       1996
                                                              -----      -----
                                                               (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Estimated present value of vested benefits................  $(273)     $(478)
  Estimated present value of non-vested benefits............    (10)       (71)
                                                              -----      -----
Accumulated and projected benefit obligation................   (283)      (549)
Market value of plan assets (consisting primarily of stocks
  and bonds)................................................    191        453
                                                              -----      -----
Projected benefit obligation in excess of plan assets.......    (92)       (96)
Unrecognized net loss.......................................     49         82
Unrecognized net liability to be amortized..................     14         13
Prior service cost not yet recognized in pension cost.......     35         78
Minimum pension liability adjustment........................    (98)      (173)
                                                              -----      -----
Pension liability (included in other accrued expenses)......  $ (92)     $ (96)
                                                              =====      =====

     EWP recorded minimum pension liabilities for the amounts by which the accumulated benefit obligations exceeded plan assets. In addition, an intangible asset of $50,013 at December 31, 1995 and $91,672 at December 31, 1996, which equaled the unrecognized prior service cost and unrecognized liabilities, and an adjustment to shareholders equity of $30,304 at December 31, 1995 and $20,345 at December 31, 1996 were also recorded. These adjustments may be reversed in future periods if the minimum liability adjustment is reduced as the result of investment performance or changes in the assumptions used to value the plan.

     EWP also participates in a non-contributory defined benefit plan which is overfunded, that covers all of the salaried employees and is maintained by Price Brothers. In 1996, $58,511 was expensed as the service cost for this plan.

     The following represents rates used in determining the pension liability for both plans:

                                                              1995    1996
                                                              ----    ----
Assumed discount rate.......................................  6.5%    6.5%
Expected long-term rate of return on plan assets............  7.5%    7.5%
Assumed rate of future pay increase (salary plan only)......  4.5%    3.0%

     EWP also participates in a non-contributory Employee Stock Ownership Plan
(ESOP) for exempt and non-exempt salaried employees which is maintained by Price Brothers. Contributions to the ESOP are determined on a yearly basis by Price Brothers. ESOP expense was $29,798 and $11,334 for the years ended December 31, 1995 and 1996, respectively.

     EWP also participates in a contributory 401(k) Savings Incentive Plan (SIP) for exempt and non-exempt employees which is maintained by Price Brothers. EWP matches a portion of the employees' contribution to the plan. SIP expense was $12,171 and $21,409 for the years ended December 31, 1995 and 1996, respectively.

G. RELATED PARTY TRANSACTIONS

     EWP purchases inventory from Keystone. Total purchases from Keystone were approximately $14.2 million and $10.6 million for the years ended December 31, 1995 and 1996, respectively, and $6.9 million and $11.2 million for the nine month periods ended September 30, 1996 and 1997, respectively. Included in accounts payable were payables of approximately $187,000 and $169,000 due to Keystone at December 31, 1995 and 1996, respectively, and $145,000 at September 30, 1997.

                         ENGINEERED WIRE PRODUCTS, INC.

H. INCOME TAXES

     Income taxes consisted of the following:

                                                                          NINE MONTHS
                                                          YEARS ENDED        ENDED
                                                          DECEMBER 31,   SEPTEMBER 30,
                                                          ------------   --------------
                                                          1995    1996   1996     1997
                                                          -----   ----   -----   ------
                                                                          (UNAUDITED)
                                                                 (IN THOUSANDS)
Currently payable:
  Federal...............................................  $ 447   $631   $ 565   $  909
  State.................................................     45    206      57      103
                                                          -----   ----   -----   ------
          Total currently payable.......................    492    837     622    1,012
                                                          -----   ----   -----   ------
Deferred:
  Federal...............................................   (119)   (37)    (90)     (69)
  State.................................................    (14)    (6)    (14)     (10)
                                                          -----   ----   -----   ------
          Total deferred................................   (133)   (43)   (104)     (79)
                                                          -----   ----   -----   ------
          Total income tax..............................  $ 359   $794   $ 518   $  933
                                                          =====   ====   =====   ======

     Income taxes have been determined as if the Company were a separate taxpaying entity. EWP is included in the consolidated federal and state tax returns of Price Brothers through December 23, 1997. Therefore, the unpaid portion of EWP's currently payable taxes have been included as amounts due to the majority shareholder.

     Total deferred income tax assets were $103,000, $130,000 and $139,000 at December 31, 1995, 1996 and September 30, 1997, respectively, and consisted primarily of certain accruals for financial statement purposes that were not currently deductible for income tax purposes. Total deferred income tax liabilities were $485,000, $452,000 and $382,000 at December 31, 1995, 1996 and
September 30, 1997, and consisted primarily of temporary differences related to property, plant and equipment of $479,000, $399,000 and $333,000, respectively, and temporary differences related to foreign currency transactions of $45,000 at both December 31, 1996 and September 30, 1997 resulting in net deferred tax liabilities of $382,000, $322,000 and $243,000 at December 31, 1995 and 1996 and
September 30, 1997, respectively.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The accompanying unaudited pro forma financial statements set forth Keystone's pro forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 and the nine month period ended September 30, 1997. These pro forma financial statements are presented to illustrate the effect of certain adjustments to the historical consolidated financial statements as explained in the accompanying notes.

     The accompanying pro forma Condensed Consolidated Financial Statements should be read in conjunction with the Company's, DeSoto's and EWP's historical consolidated financial statements and notes thereto. The pro forma condensed consolidated financial statements are presented for informational purposes only and are not necessarily indicative of actual results had the transactions reflected therein occurred at the dates indicated, nor do they purport to represent results of future operations of the Company.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                HISTORICAL            PRO FORMA
                                            ------------------   --------------------    PRO FORMA
                                            KEYSTONE     EWP     NOTE 2   ADJUSTMENTS   CONSOLIDATED
                                            --------   -------   ------   -----------   ------------
Current assets
  Cash and cash equivalents...............  $ 46,261   $   282    (a)      $(11,200)
                                                                  (b)          (100)      $ 35,243
  Notes and accounts receivable...........    38,081     3,962    (d)          (145)        41,898
  Inventories.............................    39,418     6,497                   --         45,915
  Deferred income taxes...................    19,722       105                   --         19,827
  Prepaid expenses........................       915         4                   --            919
                                            --------   -------             --------       --------
          Total current assets............   144,397    10,850              (11,445)       143,802
  Property, plant and equipment, net......    96,103     8,232    (c)         2,983        107,318
  Prepaid pension cost....................   109,468        --                   --        109,468
  Restricted investments..................     7,507        --                   --          7,507
  Deferred financing costs................     3,762        --                   --          3,762
  Goodwill................................        --        --    (c)         1,326          1,326
  Other...................................     2,493        92    (a)           700          3,285
  Investment in EWP.......................     2,664        --    (a)        10,500
                                                                  (b)           100
                                                                  (c)       (13,264)            --
                                            --------   -------             --------       --------
                                            $366,394   $19,174             $ (9,100)      $376,468
                                            ========   =======             ========       ========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable and current long-term
     debt.................................  $    334   $ 3,480             $     --       $  3,814
  Accounts payable........................    30,513     1,853    (d)          (145)        32,221
  Accrued OPEB cost.......................     8,409        --                   --          8,409
  Other accrued liabilities...............    37,702     1,362    (c)          (119)        38,945
                                            --------   -------             --------       --------
          Total current liabilities.......    76,958     6,695                 (264)        83,389
                                            --------   -------             --------       --------
Noncurrent liabilities:
  Long-term debt..........................   101,143     2,105                   --        103,248
  Accrued OPEB cost.......................   101,611        --                   --        101,611
  Negative goodwill.......................    25,760        --                   --         25,760
  Other...................................    15,866       348    (c)         1,190         17,404
                                            --------   -------             --------       --------
          Total noncurrent liabilities....   244,380     2,453                1,190        248,023
                                            --------   -------             --------       --------
Redeemable preferred stock, no par value,
  500,000 shares authorized, 435,456
  shares issued...........................     3,500        --                   --          3,500
                                            --------   -------             --------       --------
Common stockholders' equity:
  Keystone common stock, $1 par value,
     12,000,000 shares authorized,
     9,296,533 shares issued at stated
     value................................    10,027        --                   --         10,027
  EWP common stock........................        --     5,302    (c)        (5,302)            --
  Additional paid-in capital..............    47,166     1,301    (c)        (1,301)        47,166
  Pension liability adjustment............        --       (51)   (c)            51             --
  Retained earnings (accumulated
     deficit).............................   (15,625)    3,474    (c)        (3,474)       (15,625)
  Treasury stock -- 1,134 shares..........       (12)       --                   --            (12)
                                            --------   -------             --------       --------
          Total stockholders' equity......    41,556    10,026              (10,026)        41,556
                                            --------   -------             --------       --------
                                            $366,394   $19,174             $ (9,100)      $376,468
                                            ========   =======             ========       ========

            See accompanying notes to Unaudited Pro Forma Condensed
                          Consolidated Balance Sheet.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1997

NOTE 1 -- BASIS OF PRESENTATION:

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1997 reflects the adjustments necessary to record Keystone's acquisition of the 80% of EWP not previously owned by Keystone as though such transaction had occurred on September 30, 1997. The step acquisition is accounted for by the purchase method.

NOTE 2 -- PRO FORMA ADJUSTMENTS:

     (a) Keystone pays $10.5 million for the 80% of EWP not previously owned by Keystone, and $700,000 for a non-compete agreement with the former EWP majority shareholder.

     (b)  Keystone incurs $100,000 in acquisition related costs.

     (c)  Allocate purchase price as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Purchase price to be allocated
  Cash paid for 80% interest in EWP.........................     $10,500
  Keystone investment in 20% of EWP recorded under equity
     method.................................................       2,664
  Transaction costs.........................................         100
                                                                 -------
                                                                  13,264
Historical EWP common equity................................      10,026
                                                                 -------
                                                                 $ 3,238
                                                                 =======
Purchase price allocation:
  Adjust EWP pension liability to excess of pension plan
     assets over related projected benefit obligation.......     $   119
  Adjust EWP property, plant and equipment to estimated fair
     value based on appraisals..............................       2,983
  Deferred income tax consequences of the above adjustments,
     at effective federal and state rate of 39%.............      (1,190)
  Goodwill..................................................       1,326
                                                                 -------
                                                                 $ 3,238
                                                                 =======

     (d)  Eliminate intercompany receivables and payables.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             PRO FORMA ADJUSTMENTS
                                             ------------------------------------------------------
                                                   DESOTO AND PENSION             BOND OFFERING
                                HISTORICAL   -------------------------------   --------------------
                                 KEYSTONE    NOTE 2   ADJUSTMENTS   SUBTOTAL   NOTE 2   ADJUSTMENTS
                                ----------   ------   -----------   --------   ------   -----------
Revenues and other income.....   $331,764     (a)       $11,610     $343,374              $    --
                                 --------               -------     --------              -------
                                  331,764                11,610      343,374     --            --
                                 --------               -------     --------              -------
Costs and expenses:
  Cost of goods sold..........    297,149     (a)        10,372
                                              (c)          (119)
                                              (d)           740
                                              (g)        (2,495)     305,647                   --
  Selling, general and
    administrative............     26,634     (a)         4,086
                                              (b)        (1,286)
                                              (c)           (64)
                                              (d)            82
                                              (g)          (276)      29,176                   --
  Non recurring expense,
    net.......................         --     (a)           444          444                   --
  Retirement security
    program...................         --     (a)        (5,184)
                                              (d)         2,413
                                              (g)         2,771           --                   --
  Interest....................      3,741     (a)           436
                                              (e)           303        4,480    (h)         5,972
                                 --------               -------     --------              -------
                                  327,524                12,223      339,747                5,972
                                 --------               -------     --------              -------
  Income (loss) before income
    taxes.....................      4,240                  (613)       3,627               (5,972)
Provision (benefit) for income
  taxes.......................      1,656     (a)           575
                                              (g)        (1,309)         922    (i)        (2,329)
                                 --------               -------     --------              -------
Net income (loss).............      2,584                   121        2,705               (3,643)
Dividends on preferred
  stock.......................         70     (a)           399          469                   --
                                 --------               -------     --------              -------
Net income (loss) available
  for
  common shares...............   $  2,514               $  (278)    $  2,236              $(3,643)
                                 ========               =======     ========              =======
Net income (loss) per common
  and common equivalent
  share.......................   $    .38
                                 ========
Weighted average common and
  common equivalent shares
  outstanding.................      6,560
                                 ========

                                     PRO FORMA ADJUSTMENTS
                                -------------------------------
                                                   EWP
                                           --------------------    PRO FORMA
                                SUBTOTAL   NOTE 2   ADJUSTMENTS   CONSOLIDATED
                                --------   ------   -----------   ------------
Revenues and other income.....  $343,374    (j)      $ 24,682
                                            (k)       (10,621)
                                            (l)          (225)      $357,210
                                --------             --------       --------
                                 343,374               13,836        357,210
                                --------             --------       --------
Costs and expenses:
  Cost of goods sold..........

                                 305,647    (j)        20,338
                                            (k)       (10,621)
                                            (m)           289        315,653
  Selling, general and
    administrative............

                                  29,176    (j)         1,718
                                            (m)             9
                                            (n)           133
                                            (o)           350         31,386
  Non recurring expense,
    net.......................       444                   --            444
  Retirement security
    program...................

                                      --                   --             --
  Interest....................
                                  10,452    (j)           713         11,165
                                --------             --------       --------
                                 345,719               12,929        358,648
                                --------             --------       --------
  Income (loss) before income
    taxes.....................    (2,345)                 907         (1,438)
Provision (benefit) for income
  taxes.......................
                                  (1,407)   (j)           794
                                            (p)           (48)
                                            (q)          (341)        (1,002)
                                --------             --------       --------
Net income (loss).............      (938)                 502           (436)
Dividends on preferred
  stock.......................       469                   --            469
                                --------             --------       --------
Net income (loss) available
  for
  common shares...............  $ (1,407)            $    502       $   (905)
                                ========             ========       ========
Net income (loss) per common
  and common equivalent
  share.......................                                      $   (.10)
                                                                    ========
Weighted average common and
  common equivalent shares
  outstanding.................                                         9,223
                                                                    ========

            See accompanying notes to Unaudited Pro Forma Condensed
                     Consolidated Statement of Operations.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

NOTE 1 -- BASIS OF PRESENTATION:

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1996 has been prepared assuming (i) the September 1996 acquisition of DeSoto by Keystone and the simultaneous merger of the two companies' defined benefit pension plans occurred on January 1, 1996, (ii) the April 1996 sale of DeSoto's Union City, California business occurred on December 31, 1995, (iii) the Offering and application of the net proceeds therefrom occurred on January 1, 1996, and (iv) the December 23, 1997 acquisition of the 80% of EWP not previously owned by Keystone, occurred on January 1, 1996.

NOTE 2 -- PRO FORMA ADJUSTMENTS:

     Adjustments relating to the Merger of Keystone and DeSoto and the simultaneous merger of the pension plans.

     (a) Results of operations of DeSoto from January 1, 1996 through the date of the acquisition as adjusted to reflect the sale of DeSoto's Union City, California business as though such sale occurred on December 31, 1995.

     (b) Amortization of negative goodwill related to the Acquisition by the straight-line method over 20 years.

     (c) Reduction in depreciation expense resulting from amortization of purchase accounting basis difference over average remaining life of two years.

     (d) Increase in pension expense due to conforming Keystone and DeSoto mortality assumptions and purchase accounting adjustments relating to DeSoto's defined benefit pension plan.

     (e) Amortization of deferred financing costs related to the Acquisition by the straight-line method over 3 years, and impact on interest expense based on changes in average outstanding debt levels using weighted average interest rate of 9.3% as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Increase (decrease) in average outstanding debt levels
  related to:
  Payment to DeSoto trade creditors.........................     $ 7,412
  Payment of DeSoto preferred stock dividends...............       1,810
  Reduced defined benefit pension contributions.............      (9,664)
  Payment of financing and transaction costs................       1,258
  Other.....................................................         590
                                                                 -------
                                                                 $ 1,406
                                                                 =======

     (f) Income tax expense of pro forma adjustments (c) through (e) at assumed effective federal and state rate of 39%.

     (g) Reclassification to allocate approximately 90% of adjusted pension credit to cost of goods sold and approximately 10% to selling, general and administrative expenses based on estimated employee/ retiree counts.

     Adjustments relating to the Offering.

     (h) Impact on interest expense based on changes in average outstanding debt levels, amortization of deferred financing costs related to the Notes by the straight-line method over 10 years, and 1% prepayment penalty on Term Note as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Increase (decrease) in interest expense related to:
  Revolving Line of Credit..................................     $(2,867)
  Term Note.................................................      (1,286)
  Notes, at 9 5/8%..........................................       9,625
  Amortization of deferred financing costs..................         369
  Prepayment penalty on Term Note...........................         131
                                                                 -------
                                                                 $ 5,972
                                                                 =======

     (i) Income tax expense of pro forma adjustments (h) at assumed federal and state rate of 39%.

     Adjustments relating to the acquisition of the 80% of EWP not previously owned by Keystone.

     (j) Results of operations of EWP for 1996.

     (k) Eliminate intercompany sales and purchases between Keystone and EWP.

     (l) Eliminate Keystone's recorded equity in EWP's 1996 earnings.

     (m) Increase in depreciation expense resulting from amortization of purchase accounting basis difference over average remaining life of 10 years.

     (n) Amortization of goodwill related to the acquisition of EWP by the straight-line method over 10 years.

     (o) Amortization of non-compete agreement with the former majority shareholder of EWP over the two year period of the agreement by the straight-line method.

     (p) Adjust EWP income taxes to assumed federal and state rate of 39%.

     (q) Income tax expense of pro forma adjustments (k), (l), (m) and (o) at assumed federal and state rate of 39%.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                         UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           PRO FORMA ADJUSTMENTS
                                                           ------------------------------------------------------
                                                                    BOND OFFERING                    EWP
                                              HISTORICAL   -------------------------------   --------------------    PRO FORMA
                                               KEYSTONE    NOTE 2   ADJUSTMENTS   SUBTOTAL   NOTE 2   ADJUSTMENTS   CONSOLIDATED
                                              ----------   ------   -----------   --------   ------   -----------   ------------
Revenues and other income...................   $279,662               $    --     $279,662    (c)      $ 24,873
                                                                                              (d)       (11,216)
                                                                                              (e)          (307)      $293,012
                                               --------               -------     --------             --------       --------
                                                279,662                    --      279,662               13,350        293,012
                                               --------               -------     --------             --------       --------
Costs and expenses:
  Cost of goods sold........................    247,481                    --      247,481    (c)        20,396
                                                                                              (d)       (11,216)
                                                                                              (f)           215        256,876
  Selling, general and administrative.......     16,652                    --       16,652    (c)         1,406
                                                                                              (f)             9
                                                                                              (g)            99
                                                                                              (h)           263         18,429
  Overfunded defined benefit pension
     credit.................................     (4,741)                   --       (4,741)                  --         (4,741)
  Interest..................................      5,119     (a)         2,538        7,657    (c)           516          8,173
                                               --------               -------     --------             --------       --------
                                                264,511                 2,538      267,049               11,688        278,737
                                               --------               -------     --------             --------       --------
  Income before income taxes................     15,151                (2,538)      12,613                1,662         14,275
Provision for income taxes..................      5,481     (b)          (990)       4,491    (c)           933
                                                                                              (i)            63
                                                                                              (j)          (309)         5,178
                                               --------               -------     --------             --------       --------
Net income..................................      9,670                (1,548)       8,122                  975          9,097
Dividends on preferred stock................        210                    --          210                   --            210
                                               --------               -------     --------             --------       --------
Net income available for common shares......   $  9,460               $(1,548)    $  7,912             $    975       $  8,887
                                               ========               =======     ========             ========       ========
Net income per common and common equivalent
  share.....................................   $   1.01                                                               $    .95
                                               ========                                                               ========
Weighted average common and common
  equivalent shares outstanding.............      9,386                                                                  9,386
                                               ========                                                               ========

            See accompanying notes to Unaudited Pro Forma Condensed
                     Consolidated Statement of Operations.

            KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

NOTE 1 -- BASIS OF PRESENTATION:

     The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended September 30, 1997 has been prepared assuming both the Offering and application of the net proceeds therefrom, and the December 23, 1997 acquisition of the 80% of EWP not previously owned by Keystone occurred on January 1, 1996.

NOTE 2 -- PRO FORMA ADJUSTMENTS:

     (a) Impact on interest expense based on changes in average outstanding debt levels and amortization of deferred financing costs related to the Notes by the straight-line method over 10 years:

                                                              (IN THOUSANDS)
                                                              --------------
Increase (decrease) in interest expense related to:
  Revolving Line of Credit..................................     $(2,291)
  Term Note.................................................      (1,209)
  Notes, at 9 5/8%..........................................       5,821
  Amortization of deferred financing costs..................         217
                                                                 -------
                                                                 $ 2,538
                                                                 =======

     (b) Income tax expense of pro forma adjustments (a) at assumed federal and state rate of 39%.

     Adjustments relating to the acquisition of the 80% of EWP not previously owned by Keystone.

     (c) Results of operations of EWP for the nine months ended September 30, 1997.

     (d) Eliminate intercompany sales and purchases between Keystone and EWP.

     (e) Eliminate Keystone's recorded equity in EWP's earnings for the nine months ended September 30, 1997.

     (f) Increase in depreciation expense resulting from amortization of purchase accounting basis difference over average remaining life of 10 years.

     (g) Amortization of goodwill related to the acquisition of EWP by the straight-line method over 10 years.

     (h) Amortization of non-compete agreement with the former majority shareholder of EWP over the two year period of the agreement by the straight-line method.

     (i) Adjust EWP income taxes to assumed federal and state rate of 39%.

     (j) Income tax expense of pro forma adjustments (d), (e), (f) and (h) at assumed federal and state rate of 39%.

                     KEYSTONE CONSOLIDATED INDUSTRIES, INC.
                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS

                              THE BANK OF NEW YORK

       By Registered or            Facsimile Transmissions:               By Hand or
        Certified Mail:          (Eligible Institutions Only)         Overnight Delivery:
     THE BANK OF NEW YORK               (212) 815-6339               THE BANK OF NEW YORK
    101 BARCLAY STREET, 7E           CONFIRM BY TELEPHONE:            101 BARCLAY STREET
   NEW YORK, NEW YORK 10286             (212) 815-3428          CORPORATE TRUST SERVICES WINDOW
      ATTN: MARCIA BROWN             FOR INFORMATION CALL:               GROUND LEVEL
                                        (212) 815-3428             NEW YORK, NEW YORK 10286
                                                                      ATTN: MARCIA BROWN
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     Until May 11, 1998 (90 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus.
This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.